   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 17, 1999

                                                  REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              POET HOLDINGS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                 7372                                94-3221778
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)               IDENTIFICATION NUMBER)

                            999 BAKER WAY, SUITE 100
                          SAN MATEO, CALIFORNIA 94404
                                 (650) 286-4640

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  DIRK BARTELS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              POET HOLDINGS, INC.
                            999 BAKER WAY, SUITE 100
                          SAN MATEO, CALIFORNIA 94404
                                 (650) 286-4640
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

       BRUCE M. MCNAMARA, ESQ.                   TOBIAS MULLER-DEKU                   WALTER A. LOONEY, ESQ.
       WILSON SONSINI GOODRICH                DR. CHRISTOPH L. GLESKE               SIMPSON THACHER & BARTLETT
               & ROSATI                          BRUCKHAUS WESTRICK                         21ST FLOOR
       PROFESSIONAL CORPORATION                     HELLER LOBER                          99 BISHOPSGATE
          650 PAGE MILL ROAD                      TAUNUSANLAGE 11                        LONDON EC2M 3YH
        PALO ALTO, CALIFORNIA                 60329 FRANKFURT AM MAIN                        ENGLAND
              94304-1050                              GERMANY                           (44) 207 422 4000
            (650) 493-9300                        (49) 69 27 30 80

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                        AGGREGATE OFFERING            AMOUNT OF
                SECURITIES TO BE REGISTERED                            PRICE              REGISTRATION FEE(1)
----------------------------------------------------------------------------------------------------------------
Common Stock ($0.001 par value per share)...................        $65,550,000                 $18,223
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose determining the registration fee pursuant to Rule 457(o) promulgated under the Securities Act.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION. DATED SEPTEMBER 17, 1999.

                                           SHARES OF
                                  COMMON STOCK

                              POET HOLDINGS, INC.

     POET Holdings, Inc. and certain of its selling stockholders are offering an
aggregate of           shares of its Common Stock. These shares will be offered
in the Federal Republic of Germany and to institutional investors located in jurisdictions other than the United States. In addition, these shares will be offered in the United States and elsewhere to a limited number of directors, officers, employees or persons or entities who have business relationships with us, and to persons or entities related to them. POET Holdings, Inc. is offering shares, and the selling stockholders identified in this prospectus are
offering           shares. We will not receive any of the proceeds for the sale of shares by the selling stockholders. We have applied to list our Common Stock on the Neuer Markt of the Frankfurt Stock Exchange. Prior to this offering, there has been no public market for our Common Stock. It is currently estimated
that the initial public offering price will be between        and        per
share.

     See "Risk Factors" beginning on page 10 to read about certain factors you should consider before buying shares of our Common Stock.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER SHARE     TOTAL
                                                              ---------    --------
Initial public offering price...............................
Underwriting discount.......................................
Proceeds, before expenses, to us............................
Proceeds, before expenses, to the selling stockholders......

     The underwriters may, under certain circumstances, purchase up to an
additional           shares of Common Stock from us at the initial public
offering price less the underwriting discount.

     The underwriters expect to deliver the shares against payment in Frankfurt
am Main, Germany on             , 1999.

DG BANK                                               PARIBAS-ZWEIGNIEDERLASSUNG
DEUTSCHE GENOSSENSCHAFTSBANK AG                               FRANKFURT AM MAIN-

                      Prospectus dated             , 1999.

                              [ARTWORK -- TO COME]

     POET, the POET Holdings logo and POET FastObject are our registered trademarks. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder. References to POET Holdings, Inc., "we" or "us" include our subsidiaries.

     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                           -------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
General Information...................    2
Presentation of Financial
  Information.........................    4
Prospectus Summary....................    5
Risk Factors..........................   10
Note Regarding Forward-Looking
  Statements..........................   20
How We Intend to Use the Proceeds From
  This Offering.......................   21
Dividend Policy.......................   21
Exchange Rate Information.............   22
Capitalization........................   23
Dilution..............................   24
Selected Consolidated Financial
  Data................................   26
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   28

                                        PAGE
                                        ----
Business..............................   41
Management............................   53
Certain Transactions..................   61
Principal and Selling Stockholders....   64
Description of Capital Stock..........   67
Shares Eligible for Future Sale.......   70
The German Equity Market..............   72
German Tax Matters....................   73
Statutory Information.................   75
Legal Matters.........................   76
Experts...............................   76
Underwriting..........................   77
Index to Consolidated Financial
  Statements..........................  F-1

     THROUGH AND INCLUDING             , 1999 (THE 25(TH) DAY AFTER THE DATE OF
THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES IN THE UNITED STATES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO A DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO AN UNSOLD ALLOTMENT OR SUBSCRIPTION.

                              GENERAL INFORMATION

SUBJECT OF THIS PROSPECTUS

     This prospectus will be filed with the Securities and Exchange Commission but will not be used as a sales or listing prospectus in the United States, except for limited numbers of sales to directors, officers, employees or persons or entities who have business relationships with us, and persons or entities related to them. In the Federal Republic of Germany, this prospectus will be filed with the Frankfurt Stock Exchange and will serve (i) as a preliminary
sales prospectus (Verkaufsprospekt) in relation to the sale of the        shares
of Common Stock being offered by us, each share having a par value of $0.001,
$       in the aggregate,        shares of Common Stock under the terms of an
over-allotment option we have granted to the underwriters, each share having a
par value of $0.001, $       in the aggregate, and the        shares of Common
Stock being offered by the selling stockholders, each share having a par value
of $0.001, $       in the aggregate, and (ii) as a company report
(Unternehmensbericht) that will be used to list on the Frankfurt Stock Exchange's Neuer Markt our entire issued and outstanding share capital of
       shares of Common Stock and        shares of Common Stock reserved for
issuance upon the exercise of options and warrants, each share having a par
value of $0.001, $       in the aggregate. The shares of Common Stock offered by
us will be new shares, each with a par value of $0.001, issued pursuant to a
resolution of our board of directors passed on August   , 1999, subject to
approval by our Pricing Committee, which is expected to take place immediately prior to the offering. As a result of this offering, the number of our issued and outstanding shares of Common Stock will be increased from 6,862,614 to through the issuance of new shares. Our current stockholders will have no preemptive or other subscription rights to the newly issued shares of Common Stock. All of the shares offered by the selling stockholders will come into existence as a result of a conversion of our Series B Common Stock and Preferred Stock into shares of Common Stock, which will be redesignated as undesignated Common Stock. The conversion and redesignation will occur immediately prior to the consummation of this offering. See "Description of Capital Stock."

     In this prospectus, "POET Holdings," "we," "us" and "our" refer to POET Holdings, Inc.

AVAILABILITY OF DOCUMENTS FOR INSPECTION

     Publicly available documents pertaining to this offering and to which we refer in this prospectus, as well as future annual and interim reports we prepare, may be inspected during customary business hours at the offices of POET Software GmbH, Kattjahren 4-8, 22359 Hamburg, Germany and at the offices of DG BANK Deutsche Genossenschaftsbank AG, Am Platz der Republik, 60265 Frankfurt am Main, Germany.

     We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act for the shares of Common Stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to our company and our Common Stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedule that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

     Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance with the requirements of the Securities Exchange Act of 1934, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS

     Pursuant to Section 13 of the German Securities Selling Prospectus Act (Verkaufsprospektgesetz), and in connection with Section 45, 77 of the German Stock Exchange Act (Borsengesetz), we, together with the underwriters, DG BANK Deutsche Genossenschaftsbank AG, Frankfurt am Main and Paribas-Zweigniederlassung Frankfurt am Main-, take responsibility for the contents of this preliminary prospectus and company report and hereby state that, to the best of our knowledge, the information contained in this preliminary prospectus and company report is correct, and no material information has been omitted. In making an investment decision, you must rely on your own examination of our company and the terms of the offering, including the merits and risks involved. See "Business" and "Risk Factors."

     Pursuant to Section 10 of the German Securities Selling Prospectus Act, this prospectus is published on a preliminary basis and will be supplemented in the future. Any supplements and terms of the offering that have been omitted in this preliminary prospectus will be published in Germany in conformity with the provisions of the German Selling Securities Prospectus Act. The company report will also be published in supplemented form after admission of the shares to exchange trading in the Federal Republic of Germany.

                     PRESENTATION OF FINANCIAL INFORMATION

     Unless otherwise indicated, any reference in this prospectus to the "Consolidated Financial Statements" refers to our consolidated financial statements, including the notes thereto included in this prospectus. Our consolidated financial statements, for the years ended December 31, 1996, 1997 and 1998, and with respect to each of the years in the three-year period ended December 31, 1998, audited by Deloitte & Touche LLP, 60 South Market Street, San Jose, CA 95113. The Consolidated Financial Statements contained in this prospectus have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP, with the United States dollar as the functional currency. Unless otherwise indicated, all information included in this prospectus refers to POET Holdings, Inc. and its subsidiaries on a consolidated basis and has been presented in accordance with U.S. GAAP.

     Our fiscal year ends on December 31, and references in this prospectus to any specific fiscal year are to the twelve-month period ended December 31 of that year.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding our Common Stock being sold in this offering and our Consolidated Financial Statements and the notes to those statements contained elsewhere in this prospectus. Unless otherwise indicated, this prospectus assumes the conversion of all of our outstanding preferred stock and Series B Common Stock into shares of our Common Stock, which will be redesignated as undersigned Common Stock upon the closing of the offering, but does not assume that the underwriters will exercise their over-allotment option.

                                  OUR BUSINESS

     We are a provider of innovative data management software and solutions that allow organizations to share, manage and manipulate complex information and to facilitate effective business-to-business processes and information exchange over the Internet. Our database management system utilizes and supports complex, multidimensional data models and standard Internet programming languages. Our Internet solutions provide our customers with the ability to author, manipulate and electronically distribute complex business documents based on advanced exchange protocols using the Internet as a new means to increase customer relationships, accelerate business processes and reduce costs, thereby facilitating effective business-to-business information exchange.

     The POET product offerings currently consist of the POET Object Server Suite, our database management system, and two Internet applications that incorporate the POET Object Server Suite: the POET Content Management System and the POET eCatalog Suite.

     Our objective is to make complex software applications simple and affordable for a large group of organizations by providing sophisticated, easy to use and powerful products that leverage the Internet. We intend to use our substantial experience and know-how in advanced database management systems and advanced Internet programming languages and exchange protocols to further enhance our software and applications. We plan to continue to pursue an open systems approach that allows our customers to rapidly develop applications using our database products and customize our Internet solutions.

     We have developed a strategic relationship with Ariba, Inc. to further develop, enhance and market our POET eCatalog Suite. We have also established strategic relationships with a variety of software developers, original equipment manufacturers and marketing partners, and we intend to capitalize upon these relationships, as well as develop additional relationships with vendors of complementary products.

     Our principal executive offices and the principal executive offices of our wholly owned subsidiary POET Software Corporation are located at 999 Baker Way, Suite 100, San Mateo, California 94404, U.S.A., and our telephone number is
(650) 286-4640. The offices of our wholly owned subsidiary, POET Software GmbH, are located at Kattjahren 4-8, 22359 Hamburg, Germany, and its telephone number is (40) 60 99 00. Our website is located at http://www.poet.com. Information contained on our website does not constitute part of this prospectus.

                                  THE OFFERING

SHARES OFFERED

     Shares of our company offered pursuant to this prospectus include:

     -           shares of our Common Stock,           shares of which will be
       newly issued by us for the purposes of this offering and           shares
       of which will be sold by certain selling stockholders; and

     - up to an additional           shares of our Common Stock, which will be
       newly issued by us, pursuant to an over-allotment option granted to the underwriters to the extent that option is exercised. For further details, see "Underwriting."

PREFERENTIAL ALLOTMENT

     At our request, the underwriters have reserved up to 7% of the shares of Common Stock offered, excluding the shares included in the over-allotment option, for sale at the initial public offering price to directors, officers, employees, persons or entities who have business relationships with us, and persons or entities related to them. The number of shares available for sale to other investors will be reduced to the extent these persons or entities purchase the reserved shares. For further details, see "Underwriting."

UNDERWRITERS

     The shares to be offered pursuant to this prospectus will initially be purchased by DG BANK Deutsche Genossenschaftsbank AG and
Paribas-Zweigniederlassung Frankfurt am Main-. See "Underwriting."

PRICE RANGE, INITIAL PUBLIC OFFERING PRICE AND NUMBER OF SHARES ALLOTTED

     The initial public offering price payable by investors for the shares offered will be determined in a book-building procedure conducted by the underwriters according to customary practice in the Federal Republic of Germany. We expect the price range within which investors may offer to purchase shares
will be fixed on             , 1999, and published in the Borsen-Zeitung on
            , 1999. We anticipate that the period of time within which investors
may offer to purchase shares will be from             , 1999 to             ,
1999. We expect to determine, along with the underwriters, the final purchase
price per share on                1999, and to publish that purchase price in
the Borsen-Zeitung on             , 1999. We anticipate that beginning on
            , 1999, investors who placed orders with an underwriter may inquire from such underwriter the number of shares allotted to them.

DELIVERY OF SHARES, PAYMENTS, CLEARING AND TRANSFERABILITY OF SHARES

     It is currently expected that the purchase price for shares offered will be
payable by investors on             , 1999, against delivery of such allotted
shares in book entry form. The share certificates representing the offered shares will be deposited by us and the selling stockholders, respectively, with The Depository Trust Company of New York. The Depository Trust Company's nominee, Cede & Co., will be the registered owner of such shares. At the closing of the offering, The Depository Trust Company will electronically deposit the shares in the account of Deutsche Borse Clearing AG with The Depository Trust Company in book entry form for the benefit of DG BANK Deutsche Genossenschaftsbank AG acting for the account of both underwriters, and DG BANK Deutsche Genossenschaftsbank AG will thereby acquire beneficial ownership of the shares. Thereafter, DG BANK Deutsche Genossenschaftsbank AG will electronically transfer, in book entry form, beneficial ownership of the shares to the purchasers of the shares through their brokers and other financial institutions that are Deutsche Borse Clearing AG participants. Deutsche Borse Clearing AG will not hold any certificates for Common Stock. Certificates representing shares of Common Stock held through Deutsche Borse Clearing AG will not be issued unless such shares are withdrawn from Deutsche Borse Clearing AG, in which case the shares will not be eligible to trade on a German exchange unless such shares are re-deposited with The Depository Trust Company for credit to Deutsche Borse Clearing AG's account with The Depository Trust Company.

     Shares transferred from the Depository Trust Company to Deutsche Borse Clearing AG may be freely transferred among market participants through the Deutsche Borse Clearing AG clearing system. The shares to be offered and listed for trading on the Frankfurt Stock Exchange's Neuer Markt are registered shares. Accordingly, stockholders holding share certificates who desire to transfer their shares outside The Depository Trust Company/Deutsche Borse Clearing AG clearing system may effect the transfer by submitting to our transfer agent their share certificates, and the transfer agent will issue a new certificate in the name of the transferee. If stockholders holding share certificates wish to transfer their shares to The Depository Trust Company/Deutsche Borse Clearing AG clearing system, the stockholders must submit their share certificates to our transfer agent, and the transfer agent will register the shares in the name of Cede & Co. These shares will be credited to the account of Deutsche Borse Clearing AG at The Depository Trust Company. Upon registration of the shares with The Depository Trust Company for the benefit of Deutsche Borse Clearing AG and fulfillment of any other requirements of The Depository Trust Company or Deutsche Borse Clearing AG, beneficial ownership of the shares may be transferred through the Deutsche Borse Clearing AG system.

TRANSFER AGENT, REGISTRAR AND PAYING AGENT

     Our shares of Common Stock will be registered and transferred via a transfer agent in the United States who with register shares in the name of Cede & Co. The name of this transfer agent and registrar for the Common Stock is BankBoston, N.A. DG BANK Deutsche Genossenschaftsbank AG, Frankfurt am Main-, will act as the paying agent in Germany.

NOTICES

     We will publish any notices to stockholders in the German Federal Gazette (Bundesanzeiger) and in at least one supra-regional newspaper approved by the Frankfurt Stock Exchange.

VOTING RIGHTS

     Each share of our Common Stock entitles its holder to one vote at our general stockholders' meeting.

DIVIDEND RIGHTS

     Each of the holders of the shares offered hereby will be eligible to receive dividends if and when declared by our Board of Directors. To date, we have not paid cash dividends on our shares of Common Stock. We intend to retain future earnings to fund the growth of our business and do not anticipate paying any cash dividends on shares of Common Stock in the foreseeable future. See "Dividend Policy."

FISCAL YEAR

     Our fiscal year is the calendar year.

STOCK EXCHANGE LISTING

     In connection with this offering, we will apply for the admission of the entirety of our issued and outstanding shares of Common Stock to the Regulated Market with trading on the Neuer Markt of the Frankfurt Stock Exchange. We
currently expect that the admission will take place on                , 1999.
The first day on which the offered shares will be quoted on Neuer Markt is
currently anticipated to be             , 1999.

SECURITIES IDENTIFICATION CODES

     The German securities code number (WKN) for the shares of Common Stock is
               , the international securities identification number (ISIN) for the shares of Common Stock is US7304471094, and the common code is
               .

TRADING SYMBOL FOR NEUER MARKT

     The trading symbol for our shares on the Neuer Markt is expected to be
     .

DESIGNATED SPONSORS FOR NEUER MARKT

     We have retained DG BANK Deutsche Genossenschaftsbank AG and
Paribas-Zweigniederlassung Frankfurt am Main- to act as designated sponsors for the shares on Neuer Markt. See "The German Securities Market."

USE OF PROCEEDS

     We intend to use the proceeds from this offering for general corporate purposes, principally working capital and capital expenditures, as well as for the repayment of approximately $1.7 million of outstanding loans. In addition, we may use a portion of the net proceeds to acquire complementary products, technologies or businesses at some time in the future.
                           -------------------------

     Neither we nor the selling stockholders or the underwriters have taken, or will take any action in any jurisdiction other than the Federal Republic of Germany and the United

States of America that would permit a public offering of the shares or possession or distribution of a prospectus in any jurisdiction where action for that purpose is required. No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized.

     This prospectus has not been approved as an investment advertisement pursuant to Section 57 of the Financial Services Act 1986 and may not be issued or passed on in the United Kingdom except to a person who is of the kind described in Article 11(3) of the Financial Services Act (Investment Advertisements) (Exemptions) Order 1996 (as amended), or is a person to whom the prospectus may otherwise lawfully be issued or passed on.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The following summary consolidated financial information should be read in conjunction with the Consolidated Financial Statements and the related Notes thereto. Loss per share is presented on an actual basis for all periods shown below and on a pro forma basis for 1998 and the six months ended June 30, 1999. Pro forma loss per share reflects the conversion of $3.9 million of a long-term note to 275,106 shares of Common Stock. This conversion will result in $809,000 of interest expense in the quarter ended September 30, 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                            INCEPTION                                           SIX MONTHS ENDED
                             THROUGH           YEAR ENDED DECEMBER 31,              JUNE 30,
                             DEC 31,     ------------------------------------   -----------------
                              1995          1996         1997         1998       1998      1999
                           -----------   ----------   ----------   ----------   -------   -------
                                         (IN THOUSANDS, EXCEPT SHARE AND PER
                                                     SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
  Total revenues.........    $ 3,194      $ 8,285      $ 7,717      $ 8,917     $ 3,800   $ 4,916
  Operating loss.........     (1,633)      (1,871)      (5,864)      (3,638)     (2,579)   (2,361)
  Net loss...............     (1,668)      (2,149)      (5,883)      (3,990)     (2,662)   (2,374)
  Loss per share, basic
     and diluted.........                   (1.57)       (4.17)       (2.65)      (1.80)    (1.52)
                                          =======      =======      =======     =======   =======
  Shares used in
     calculating basic
     and diluted loss per
     share...............                   1,371        1,460        1,507       1,484     1,566
                                          =======      =======      =======     =======   =======
  Pro forma loss per
     share, basic and
     diluted.............                                           $ (0.68)              $ (0.35)
                                                                    =======               =======
  Shares used in
     calculating pro
     forma basic and
     diluted net loss per
     share...............                                             5,850                 6,776
                                                                    =======               =======

     We have presented below summary consolidated balance sheet data at June 30, 1999:

     - on an actual basis;

     - on a pro forma basis to reflect (i) the conversion of all outstanding shares of our preferred stock and our Series B Common Stock into shares of Common Stock and (ii) the conversion of $3.9 million of a long-term note to 275,106 shares of Common Stock; and

     - on a pro forma as adjusted basis to give effect to the sale of shares of Common Stock being offered by us at the assumed initial public offering
       price of E     per share ($_____ per share at an exchange rate of
       E     /$1.00, the exchange rate in effect at             , 1999), after
       deducting underwriting discounts and commissions and our estimated offering expenses.

                                                               AS OF JUNE 30, 1999
                                                       ------------------------------------
                                                                                PRO FORMA,
                                                        ACTUAL     PRO FORMA    AS ADJUSTED
                                                       --------    ---------    -----------
                                                                  (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents, and short-term investments...  $  5,976    $  5,976
Working capital......................................     4,986       4,986
Total assets.........................................     8,929       8,929
Long-term obligations................................     6,042       2,382
Redeemable convertible preferred stock...............    16,472          --
Stockholders' equity (deficit).......................   (16,800)      3,332

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, that are not within our control or that we currently deem immaterial may also impair our business operations. If any of the following risks actually materialize, our business, financial condition and results of operations could be seriously harmed. In that case, the trading price of our Common Stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

OUR FAILURE TO INCREASE OUR REVENUES WOULD SERIOUSLY HARM OUR BUSINESS.

     We have incurred significant net losses since we commenced operations in 1995. We have not achieved profitability, and we expect to incur net losses for the foreseeable future. To date, we have funded our operations from the sale of equity securities and have not generated cash from operations. We expect to continue to incur significant product development, sales and marketing, and administrative expenses. As a result, we will need to generate significant revenues to achieve and maintain profitability. Although our revenues have generally grown or remained stable in recent quarters, we cannot be certain that we can sustain comparable growth rates or that we will achieve sufficient revenues for profitability. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future, which would seriously harm our business, financial condition and results of operations. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more information.

IF WE FAIL TO EXPAND OUR SALES OPERATIONS, WE MAY NOT BE ABLE TO INCREASE REVENUES FROM OUR PRODUCTS.

     We need to expand our direct and indirect sales operations to increase market awareness of our products and services in order to increase revenues. The complexity of our products and their installation require highly trained sales personnel. The demand for sales personnel is very competitive in our industry due to the limited number of individuals with the requisite technical skills, understanding of the Internet and database management systems. We cannot be certain that we will be successful in our efforts to hire qualified sales personnel. If we are unable to expand our sales operations, we may not be able to increase sales of our products, which would in turn, seriously harm our business.

IF WE FAIL TO ESTABLISH AND MAINTAIN RELATIONSHIPS WITH INDIRECT SALES PARTNERS, OUR DISTRIBUTION CAPABILITIES WILL BE SERIOUSLY HARMED.

     We rely heavily upon our indirect sales channels, which consist of other businesses that implement our software into their products. These partners currently consist of original equipment manufacturers, system integrators, independent software vendors and other third-party resellers. In order to successfully market our products, we need to maintain relationships with our indirect sales partners as well as establish new relationships with similar parties. We cannot be certain that we will be able to maintain existing relationships or establish a sufficient number of new relationships with sufficiently qualified indirect sales partners, which could limit our distribution capabilities and seriously harm our business.

OUR FINANCIAL CONDITION WILL BE HARMED IF WE ARE UNABLE TO REPLACE THE REVENUES GENERATED FROM OUR CUSTOMER NOVELL, INC.

     We have derived a significant portion of our revenues over the past three years from one key customer, Novell, Inc. For each of the years ended 1998, 1997 and 1996, we derived 24% or more of our revenues from Novell. For the six months ended June 30, 1999, we derived 18% of our revenues from Novell. We do not expect further revenue from Novell after November 1999. If we are unable to generate revenues at an equivalent level from other customers in the future, our results of operations will reflect a substantial decrease in revenue and our business may be seriously harmed.

THE SUCCESS OF OUR POET ECATALOG SUITE DEPENDS ON OUR ABILITY TO MAINTAIN AND DEVELOP STRATEGIC RELATIONSHIPS WITH VENDORS OF INTERNET-BASED PROCUREMENT SYSTEMS.

     Our ability to maintain and develop strategic relationships with vendors of Internet-based procurement systems, such as Ariba, Inc., is fundamental to the success of our POET eCatalog Suite. Ariba is a leading provider of electronic procurement systems for Internet-based purchases of goods. To date, our strategic business relationship with Ariba is our most significant agreement of this kind, and the success of the POET eCatalog Suite in its current version is highly dependent upon the market acceptance of the Ariba Operating Resource Management System, which has been developed to connect business consumers to business suppliers and to automate the procurement process of business consumers. Although the POET eCatalog Suite can be adapted to complement procurement systems other than Ariba's, the process of adapting the POET eCatalog Suite to a new system could be expensive and time-consuming. If the Ariba Operating Resource Management System is unsuccessful, or if we are unable to leverage the current version of the POET eCatalog Suite from the success of the Ariba Operating Resource Management System, our ability to market the POET eCatalog Suite will be harmed.

     Even if our relationship with Ariba continues and the Ariba Operating Resource Management System is successful, we cannot be certain that we will be able to establish and retain business relationships with other developers and suppliers of Internet-based electronic procurement systems in the marketing of the POET eCatalog Suite. If our strategic relationship with Ariba ends or we are unable to develop additional business relationships of this kind, our prospects for generating revenues through the licensing of the POET eCatalog Suite would be harmed.

OUR FUTURE REVENUE IS DEPENDENT UPON OUR ABILITY TO SUCCESSFULLY INCREASE SALES OF OUR POET CONTENT MANAGEMENT SUITE AND TO INTRODUCE OUR POET ECATALOG SUITE.

     We expect that our future financial performance will depend significantly on revenue from our POET Content Management Suite and POET eCatalog Suite. We began shipping the POET Content Management Suite to customers in May 1998 and plan to release Version 1.0 of POET eCatalog Suite in September 1999. We face significant risks inherent in the introduction of these products. Market acceptance of the POET eCatalog Suite, for example, will depend upon the market for Internet-based electronic procurement systems. We cannot predict the success of this market. We also cannot be certain that the POET Content Management Suite or the POET eCatalog Suite will meet customers' requirements or expectations or that our products will be free of significant software defects, which may only become apparent in longer-term operations. If the POET Content Management Suite or the POET eCatalog Suite do not meet customers' requirements or expectations, upgrading or enhancing the product could be costly and time-consuming and may harm our business, results of operations and financial condition. For more information regarding these products, see "Business -- Products" and "-- Services."

THE POET OBJECT SERVER SUITE CURRENTLY ACCOUNTS FOR A SUBSTANTIAL PORTION OF OUR REVENUES, AND WE ANTICIPATE THAT A SIGNIFICANT PORTION OF OUR FUTURE REVENUES WILL DEPEND ON ITS COMMERCIAL SUCCESS.

     We derive a substantial portion of our revenues from licensing our POET Object Server Suite, as well as providing professional services and support for the POET Object Server Suite product line. A significant portion of our future revenues depends on the continued commercial success of our POET Object Server Suite product line. We cannot be certain that the POET Object Server Suite will continue to receive market acceptance, or that we will be able to introduce enhanced versions of POET Object Server Suite on a timely basis to meet the evolving needs of our customers, maintain compatibility with other third-party systems or remain competitive. If our POET Object Server Suite is not successful, our business, financial condition and results of operations could be harmed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Products" and "-- Services."

OUR LIMITED OPERATING HISTORY MAKES FORECASTING DIFFICULT.

     We commenced operations in March 1995, and, as a result of our limited operating history, we have limited meaningful historical financial data upon which to plan revenues and operating expenses. Our ability to forecast accurately our quarterly revenues is further limited because our software products have long sales cycles that make it difficult to predict the quarters in which sales will occur. In addition, the recent launch of two new software products, the POET Content Management Suite and the POET eCatalog Suite, makes it difficult to accurately forecast our revenues, as we have no experience with the purchasing patterns of customers for our new products. We plan our expenses in part on future revenue projections. Most of our expenses are fixed in the short-term, and we may not be able to quickly reduce spending if our revenues are lower than projected. If our revenues do not meet our expectations, our business, financial condition and results of operations could be harmed.

IF WE ARE UNABLE TO MEET THE RAPID CHANGES IN SOFTWARE TECHNOLOGY, OUR EXISTING PRODUCTS COULD BECOME OBSOLETE.

     The market for our products is characterized by rapid technological change, frequent new product introductions and technology enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards. We cannot be certain that we will be able to enhance our current products and develop new products on a timely basis to keep pace with technological developments and to satisfy the increasingly sophisticated requirements of our customers. New products based on new technologies or new industry standards can render our existing products obsolete and unmarketable.

IF THE EXTENSIBLE MARKUP LANGUAGE FAILS TO BECOME A STANDARD DATA EXCHANGE PROTOCOL FOR THE INTERNET, THE MARKETABILITY OF OUR PRODUCTS MAY BE LIMITED.

     Our POET Content Management Suite and our POET eCatalog Suite operate with the eXtensible Markup Language, or XML, which we expect to be a predominant data exchange protocol for e-commerce on the Internet in the future. Should XML fail to be adopted as a predominant data exchange protocol for e-commerce on the Internet, it would seriously impede the marketability of our products and force us to adapt our products to other data exchange protocols. Any such adjustments may entail substantial costs and may not necessarily lead to marketable and competitive products. Should this occur, it would harm our business, financial condition and results of operations. In addition, any delays in developing and releasing enhanced or new products could similarly harm us.

WE MAY BE ADVERSELY AFFECTED IF WE LOSE KEY PERSONNEL.

     Our success depends largely upon the skills, experience and performance of our executive officers and key employees, particularly Dirk Bartels, our Chief Executive Officer. If we lose one or more of our key employees, our business, financial condition and results of operations could be harmed. We maintain a key person life insurance policy covering Mr. Bartels, but not for other of our key employees. Our executive officers and all of our employees in the United States are at-will employees, meaning they are not bound by contract to continue service with us and may terminate their employment with little notice. Our executive officers and employees in Germany generally have employment agreements pursuant to which they provide services for us for an unspecified term, and agree to provide six weeks to three months notice prior to terminating their employment with us. If our officers or employees terminate their employment on short notice, we may not be able to replace them on a timely basis. Our future success also depends largely on our ability to continue attracting and retaining highly skilled personnel, and we face intense competition from other software companies for qualified personnel. Over the past three years, our average annual workforce turnover rate was approximately 28% in the United States and approximately 13% in Germany, and we may encounter similar or increased turnover rates in the future. We cannot be certain that we will be successful in attracting or retaining qualified personnel in the future, which could harm our business, financial condition and results of operations.

WE ARE ENGAGED IN AN ARBITRATION PROCEEDING, WHICH COULD BE TIME-CONSUMING AND COSTLY.

     We are currently engaged in arbitration with a former employee. We believe the claims asserted by the employee are without merit and plan to vigorously defend ourselves in this proceeding. We cannot guarantee that we will prevail in this proceeding. We may incur additional costs if we are unable to successfully defend ourselves against the claims. See "Business -- Legal Proceedings."

OUR CUSTOMER SATISFACTION COULD DETERIORATE IF WE ARE UNABLE TO EXPAND OUR PROFESSIONAL SERVICES AS WE GROW.

     Customers who license our software typically engage our professional services, including consulting, support and training. We believe that growth in our product sales depends on our ability to provide our customers with these services and to educate third-party resellers on how to use our products. We plan to increase the number of service personnel to meet these needs. However, hiring new service personnel is competitive, and, once hired, such personnel requires training and education over time to reach full productivity. If our professional services organization is unable to service our customers as we grow, customers may become dissatisfied with our services and we may lose customers, which would harm our business.

     In addition, we generally bill our customers for our consulting and training services on a "time and materials" basis. From time to time we also enter into fixed-price contracts with our customers for services. In these situations, we cannot be certain that the costs of providing the services will not exceed our fees, and it is possible that we may misprice future contracts to our detriment.

OUR QUARTERLY RESULTS OFTEN DEPEND ON A SMALL NUMBER OF LARGE ORDERS.

     We derive a significant portion of our software license revenues in each quarter from a small number of relatively large orders. In each of the last six quarters in the period ended June 30, 1999, two customers accounted for at least 10% of total revenues in each quarter. Although we do not believe that the loss of any particular customer would materially harm our business, our quarterly results of operations could be harmed if we were unable to complete one or more substantial license sales in that quarter.

THE UNPREDICTABILITY AND SEASONALITY OF OUR QUARTERLY RESULTS MAY ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK.

     We generally ship our products shortly after receipt of an order and typically do not have a significant backlog of unfulfilled orders. Our software license revenues in any quarter are substantially dependent on orders booked and shipped in that quarter, and we cannot predict them with any degree of certainty. Our revenues and results of operations will vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control and any of which may cause our stock price to fluctuate. The primary factors that may affect us include the following:

     - demand for our different product lines and services;

     - the timing of sales of our products and services;

     - the timing of recognizing revenue and deferred revenue under U.S. GAAP;

     - our ability to develop, introduce and ship new products and product enhancements that meet customer requirements in a timely manner;

     - new product introductions by competitors;

     - changes in our pricing policies or the pricing policies of our competitors;

     - increases in sales and marketing, product development or administration expenses;

     - decisions by end-users to reallocate their information technology budgets to other purposes, including year 2000 readiness;

     - the mix of services provided by us and third-party contractors;

     - our ability to attain and maintain quality levels for our products;

     - Internet growth and demand for Internet infrastructure;

     - costs related to acquisitions of technology or businesses; and

     - general economic conditions, as well as those specific to the Internet and related industries.

     We also expect to experience seasonality in our results of operations. We expect the growth rate of our sales to be adversely affected in the third quarter of each year due to a slowdown in sales in Europe and other foreign areas during the summer months. In addition, we expect the growth rate of our sales in the first quarter to be adversely affected due to our customers' budgeting cycles.

     Due to the foregoing factors, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is likely that in some future quarters, our results of operations may be below the expectations of public market analysts and investors. In this event, the price of our Common Stock may fall.

WE FACE INTENSE COMPETITION THAT COULD HARM OUR BUSINESS.

     The database and e-commerce markets are intensively competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. We expect competition to persist and intensify in the future. Principal sources of competition include:

     - in-house development efforts by potential customers;

     - content management companies such as Chrystal Software, Incorporated, Vignette Corporation, Inso Corporation, Documentum, Inc., Requisite Technology, Inc., SAQQARA Systems, Inc. and Ondisplay, Inc.;

     - other vendors of software that address the same customer needs, such as vendors of object-oriented database management systems, like Object Design Inc., Versant Corporation, and Objectivity Inc. In the future, we may also face competition from other sources that are poised to enter the market, including vendors of relational database systems, such as Microsoft Corporation, IBM, Informix Corporation, Pervasive Software, Inc. and Oracle Corporation. Many of our current and potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. They have well-established relationships with current and potential customers and have the resources to enable them to more easily adopt aggressive pricing policies to gain market share or bundle their products in a manner that may discourage users from purchasing our products. Competitive pressures may make it difficult for us to acquire and retain customers and may require us to reduce the price of our products and services.

WE NEED TO IMPLEMENT AND IMPROVE OUR OPERATIONAL SYSTEMS ON A TIMELY BASIS IN ORDER TO MANAGE OUR EXPANSION EFFECTIVELY.

     We have recently expanded our operations rapidly and intend to continue this expansion into the foreseeable future. This rapid growth places significant demands on management and operational resources. In order to manage growth effectively, we need to improve our operational systems, procedures and controls on a timely basis. If we fail to implement scalable key operational systems integral to our business as our operations expand, our business could be seriously harmed.

WE FACE RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS THAT COULD HARM OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We market and sell our products in the United States and internationally. In 1998, we generated 35% of our total revenue through product licenses sold and services rendered to customers located outside of the United States, primarily in Germany. We intend to substantially expand our international operations and enter new international markets. Our international sales growth will be limited if we are unable to establish additional foreign operations, expand international sales channel management and support organizations, hire additional personnel, customize products for local markets and establish relationships with additional distributors and third-party integrators. This expansion will require significant management attention and financial resources. We may not be able to maintain or increase international market demand for our products.

     We currently have limited experience in marketing and distributing our products outside of Western Europe and the United

States. In addition, our operations are subject to other inherent risks, including:

     - expenses associated with customizing products for foreign countries;

     - protectionist laws and business practices in foreign countries that favor local competition;

     - dependence on local partners who may not be able to meet the needs of a growing international market;

     - greater difficulty in accounts receivable collection and longer collection periods;

     - difficulties and costs of staffing and managing foreign operations;

     - the impact of recessions in economies outside the United States;

     - unexpected changes in regulatory requirements;

     - reduced protection for intellectual property rights in some countries;

     - accounting for fluctuations in exchange rates of foreign currencies, such as the euro; and

     - potentially adverse tax consequences.

OUR INTERNATIONAL OPERATIONS EXPOSE US TO RISKS ASSOCIATED WITH CURRENCY FLUCTUATIONS.

     To date, a majority of our international revenues and costs have been denominated in foreign currencies, especially in Deutsche Mark and, since the Deutsche Mark conversion to the euro in January 1999, in euros. We believe that an increasing portion of our international revenues and costs will be denominated in foreign currencies in the future. We cannot predict the potential consequences to our business as a result of the adoption of the euro as a common currency in parts of Europe. To date, we have not engaged in any foreign exchange hedging transactions and we are therefore subject to foreign currency risk, especially with regard to the U.S. dollar and euro exchange rates.

     The expenses of our subsidiary POET Software GmbH are denominated in Deutsche Mark. However, the value of Deutsche Mark is tied to the value of the euro. As a result, appreciation of the euro relative to the U.S. dollar could adversely affect our results of operations. Even when foreign currency expenses substantially offset revenues in the same currency, profits may be diminished when reported in dollars. Fluctuations in the U.S. dollar relative to the euro will affect comparisons of our reported results of operations. Due to the constantly changing currency exposures and the volatility of currency exchange rates, we could experience currency losses in the future, and we cannot predict the effect of the exchange rate fluctuations upon our future results of operations. See "Exchange Rate Information."

WE RELY ON OUR INTELLECTUAL PROPERTY RIGHTS AND MAY BE UNABLE TO PROTECT THESE RIGHTS.

     We rely on a combination of copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality or license agreements with our employees, consultants and customers, and control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in Germany or in the United States. For more information concerning our intellectual property rights, see "Business -- Proprietary Rights and Licensing."

     In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. Although we have never been involved in any intellectual property litigation, we may be a party to litigation in the future to protect our intellectual property or as a result of alleged infringement of others' intellectual property. These claims and any resulting lawsuits could subject us to significant liability for damages and invalidation of our proprietary rights. Any potential intellectual property litigation also could force us to do one or more of the following:

     - stop selling, incorporating or using our products or services that use the challenged intellectual property;

     - obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

     - redesign those products or services that use such technology.

     If we are forced to take any of the foregoing actions, we may be unable to manufacture and sell our products, which would reduce our revenues.

     To date, we have not been notified that our products infringe the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement with respect to our current or future products. We expect that developers of database, content management and e-commerce software products will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and as the functionality of products increasingly overlaps. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all.

OUR SOFTWARE PRODUCTS MAY HAVE UNKNOWN DEFECTS, WHICH COULD HARM OUR REPUTATION OR IMPEDE MARKET ACCEPTANCE OF OUR PRODUCTS.

     Despite testing by us, defects have occurred in the past and may occur in the future in our software. Complex software like ours may be difficult to integrate with customers' existing systems and may contain errors or defects, particularly when first introduced or when new versions or enhancements are released. Although we conduct extensive testing, we may not discover software defects that affect our current or new products until after they are sold. In addition, any defect in other software or hardware with which our software interacts could be mistakenly attributed to our software by our customers or their end-users. These defects or perceptions of defects could cause our customers and their end-users to experience service interruptions. Service interruptions could damage our reputation or increase our product development costs, divert our product development resources, cause us to lose revenue, or delay market acceptance of our products, any of which could harm our business, financial condition and results of operations.

OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE HARMED IF WE WERE TO BE HELD LIABLE FOR DEFECTS IN OUR PRODUCTS.

     We may be subject to product liability claims for defects in our products. Although we believe that our product liability coverage is currently adequate, we did not obtain this insurance until July 1996, and it is limited. A successful liability claim brought against us in excess of relevant insurance coverage could harm our business, financial condition and results of operations.

WE FACE A NUMBER OF UNKNOWN RISKS ASSOCIATED WITH YEAR 2000 ISSUES.

     The Year 2000 issue refers generally to the problems that some software or systems may have in determining the correct century for the year. For example, software with date sensitive functions that is not Year 2000 compliant may not be able to distinguish whether "00" means 1900 or 2000, which may result in failures or the creation of erroneous results. We are subject to potential Year 2000 problems affecting our products, our internal systems and the systems of our suppliers, customers and other third parties, any of which could harm our business, results of operations and financial condition. We are also subject to external forces related to Year 2000 issues that might generally affect industry and commerce and related service interruptions.

     Our products may contain undetected errors or defects associated with Year 2000 date functions. Known or unknown errors or defects in our products could result in delay or loss of revenue, diversion of development resources, damage to our reputation, or increased service and warranty costs, any of which could harm our business, results of operations, and financial condition. Some commentators have predicted significant litigation regarding Year 2000 compliance issues, and we are aware of such lawsuits against other software vendors. Because of the unprecedented nature of such litigation, it is uncertain whether or to what extent we may be affected by it.

     Our customers may incur significant expenses to achieve Year 2000 compliance. If our customers are not Year 2000 compliant, they may experience material costs to remedy problems, and they may face litigation costs. In either case, Year 2000 issues could reduce or eliminate the budgets that current or potential customers could have for purchases of our products and services. As a result, our business, financial condition and results of operations could be harmed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."

RISKS RELATED TO THE INTERNET

OUR PERFORMANCE WILL DEPEND ON THE GROWTH OF THE INTERNET FOR E-COMMERCE.

     Our future success in marketing our POET Content ManagementSuite and our POET eCatalog Suite depends heavily on the acceptance of the Internet and its widespread use for e-commerce. If the Internet e-commerce does not continue to grow or grows more slowly than expected, our business, financial condition and results of operations could be harmed. Consumers and businesses may reject the Internet as a viable commercial medium for a number of reasons, including potentially inadequate network infrastructure and security, slow development of enabling technologies or insufficient commercial support. In addition, the Internet infrastructure may not be able to support the demands placed on it by increased usage and bandwidth requirements. Delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity or increased government regulation could cause the Internet to lose its viability as a commercial medium. Even if the required infrastructure, standards, protocols or complementary products, services or facilities are developed, we may incur substantial expenses adapting our products and services to changing or emerging technologies.
practices on a cost-effective and timely basis.

WE FACE ADDITIONAL GOVERNMENT REGULATORY AND LEGAL UNCERTAINTIES RELATED TO THE INTERNET.

     New Internet legislation or regulation, or the application of existing laws and regulations to the Internet and e-commerce could harm our business, financial condition and results of operations. We are subject to regulations applicable to businesses generally and laws or regulations directly applicable to communications over the Internet and access to e-commerce. Although there are currently few laws and regulations directly applicable to e-commerce, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust, taxation and characteristics and quality of products and services. For example, the United States Congress recently enacted Internet laws regarding children's privacy, copyrights and the transmission of sexually explicit material. In addition, the European Union recently enacted its own Internet privacy regulations. The burden of compliance with any additional laws or regulations regarding the Internet may decrease the growth of the Internet or e-commerce, which could, in turn, decrease the demand for our products and services and increase our costs of doing business.

RISKS RELATED TO THIS OFFERING

THERE HAS BEEN NO PRIOR MARKET FOR OUR COMMON STOCK.

     Prior to this offering, you could not buy or sell our Common Stock publicly. An active public market for our Common Stock may not develop or be sustained after the offering. The initial public offering price for our Common Stock will be negotiated between us and the underwriters and could decline below the initial public offering price. The market price of our Common Stock may fluctuate significantly in response to the following factors, many of which are beyond our control:

     - variations in quarterly results of operations;

     - changes in financial estimates by securities analysts;

     - changes in market valuations of Internet software companies;

     - announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

     - loss of a major customer or failure to complete significant product license transactions;

     - additions or departures of key personnel;

     - sales of our Common Stock in the future; and

     - fluctuations in stock market price and volume, which are particularly common among highly volatile securities of Internet and software companies.

     See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

OUR STOCK PRICE IS SUBJECT TO SIGNIFICANT VOLATILITY.

     The price of shares sold in an initial public offering, particularly those traded on the Neuer Market, are frequently subject to significant volatility for a period of time following the initial public offering. Moreover, the stock markets have from time to time experienced significant price and volume fluctuations, which have particularly affected the market prices of the stock of technology and emerging growth companies and which may be unrelated to the operating performance of such companies. These broad market fluctuations could adversely affect the price of our Common Stock.

WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS.

     We expect the net proceeds from this offering, cash on hand, cash equivalents and commercial credit facilities to meet our working capital and capital expenditure needs for the foreseeable future. After that time, we may need to raise additional funds, and we cannot be certain that we would be able to obtain additional financing on favorable terms, if at all. Further, if we issue equity securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of Common Stock. If we cannot raise required funds on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could harm our business, financial condition and results of operations.

INSIDERS WILL CONTINUE TO HAVE SUBSTANTIAL CONTROL OVER OUR COMPANY AFTER THE OFFERING AND COULD DELAY OR PREVENT A CHANGE IN CORPORATE CONTROL.

     We anticipate that the executive officers, directors and entities affiliated with them will, in the aggregate, beneficially own approximately
       % of our outstanding Common Stock following the completion of this offering. If these stockholders acted together, they would be able to exercise significant control over all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions, which may have the effect of delaying or preventing a third party from acquiring control over us. For information regarding stockholdings by our officers, directors and 5% stockholders, see "Principal and Selling Stockholders."

CERTAIN PROVISIONS OF OUR CHARTER DOCUMENTS, DELAWARE LAW AND THE GERMAN TAKE-OVER CODE MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE IN OUR CONTROL AND COULD DEPRESS THE PRICE OF OUR COMMON STOCK.

     Delaware corporate law and our certificate of incorporation and bylaws contain provisions that could delay, defer or prevent a change in control of our company or our management, even if doing so would be beneficial to our stockholders. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our Common Stock. These provisions include:

     - authorizing the board of directors to issue additional preferred stock;

     - prohibiting cumulative voting in the election of directors;

     - limiting the persons who may call special meetings of stockholders;

     - prohibiting stockholder action by written consent; and

     - establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholders' meetings.

     We are also subject to certain provisions of Delaware law that could delay, deter or prevent us from entering into an acquisition, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in a business combination with an interested stockholder unless specific conditions are met. See "Description of Capital Stock -- Preferred Stock" and "Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions."

     In addition, in connection with our listing on the Neuer Markt of the Frankfurt Stock Exchange, we are required to comply with the German Take-Over Code, the Stock Exchange Expert Commission at the German Federal Ministry of Finance (Borsensachverstandigenkommission beim Bundesministerium der Finanzen) has issued the German Take-Over Code (Ubernahmekodex) as a voluntary regulatory framework governing public take-over bids for domestic stock corporations that are quoted on domestic stock exchanges. If we intend to merge with and acquire a publicly-traded German stock corporation, we must (1) notify German regulatory authorities and the public of the offer, (2) provide certain disclosures to the target company's stockholders, (3) treat stockholders equally in an offer, and
(4) comply with certain other regulatory requirements. Our compliance with the German Take-Over Code could have the effect of delaying, deferring or preventing a tender offer or takeover.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION BY INVESTING IN OUR COMMON STOCK.

     The initial public offering price is substantially higher than the net tangible book value of each outstanding share of Common Stock immediately after the offering. Purchasers of our Common Stock in this offering will suffer immediate and substantial dilution. This dilution will reduce the net tangible book value of their shares because these investments will be at a substantially higher per share price than they were for our existing stockholders. The
dilution will be $     per share in the net tangible book value of the Common
Stock from the assumed initial public offering price of $     per share. If
additional shares are sold by the underwriters following exercise of their over-allotment option, or if outstanding options or warrants to purchase shares of Common Stock are exercised, you will incur further dilution. For information regarding the dilutive effect of this offering on your investment, see "Dilution."

THERE MAY BE SALES OF A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK AFTER THIS OFFERING THAT COULD CAUSE OUR STOCK PRICE TO FALL.

     Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market beginning six to twelve months after the offering. Sales of a substantial number of shares of our Common Stock after this offering could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock. For information regarding the availability of shares for future sale, see "Shares Eligible for Future Sale."

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. We use words such as "may," "will," "should," "estimates," "predicts," "anticipates," "believes," "plans," "expects," "future," "intends," "potential" and similar expressions to identify forward-looking statements. These statements are only predictions. Actual events or results may differ materially. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of Internet use. In evaluating these statements, you should specifically consider various factors, including the risks described above and in other parts of this prospectus.

     Although we believe that the expectations reflecting the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. In addition, these forward-looking statements apply only as of the date of this prospectus. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform such statements to actual results or to changes in our expectations.

              HOW WE INTEND TO USE THE PROCEEDS FROM THIS OFFERING

     The net proceeds from the sale of the           shares of Common Stock
offered by us are estimated to be E          (approximately $          at an
exchange rate of E          / $1.00, the exchange rate in effect on
               , 1999), or E          (approximately $          at an exchange
rate of E          / $1.00, the exchange rate in effect on                ,
1999), if the underwriters' over-allotment option is exercised in full, at an
assumed initial public offering price of E          per share, after deducting
the estimated underwriting discounts and commissions payable to the underwriters as well as other estimated offering expenses payable by us (approximately $1,300,000).

     We expect to use the net proceeds from this offering for working capital and general corporate purposes, as well as for the repayment of approximately $1.7 million of loans. In addition, we may use a portion of the net proceeds to acquire complementary products, technologies or businesses; however, we currently have no commitments or agreements and are not involved in any negoti-ations with respect to any such transactions. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities. We will not receive any proceeds from the sale of the shares being sold by the selling stockholders. See "Principal and Selling Stockholders."

                                DIVIDEND POLICY

     We have never declared or paid any dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                           EXCHANGE RATE INFORMATION

     We report our Consolidated Financial Statements in U.S. dollars. However, a significant portion of our revenues and expenses have historically been recognized in Deutsche Mark. We expect that a significant portion of our revenues and expenses will be recognized in Deutsche Mark or, after June 30, 2002, in Euros. In addition, portions of our financial information in this prospectus have been presented in euros. The exchange rate information provided below is for informational purposes only. No representation is made that the U.S. dollar amounts referred to herein could be or could have been converted into Deutsche Mark or euros, as the case may be, at any particular rate or at all.

     The treaty establishing the European Community, as amended by the Treaty on European Union, or the Maastricht Treaty, to which the Federal Republic of Germany is a signatory, provided that on January 1, 1999, the euro became the common currency of those Member States of the European Monetary Union (EMU) that satisfied the convergence criteria set forth in the Maastricht Treaty, including Germany. The conversion rate between the Deutsche Mark, which continues to have legal tender status through a transition period ending June 30, 2002, at the latest, and the euro was fixed by the Council of the European Union at DM
1.95583. Prices quoted for the Shares on the Neuer Markt will be quoted in euros.

     We do not currently anticipate paying any dividends to stockholders. However, any dividends we do declare would be in U.S. dollars, and exchange rate fluctuations would affect the euro equivalent of any cash dividend received by holders of Shares. See "Dividend Policy."

     The table below sets forth, for the periods and dates indicated, certain information concerning the Noon Buying Rate in the city of New York for cable transfers in foreign currencies certified by the Federal Reserve Bank of New York for customs purposes, expressed in Deutsche Mark per $1.00 or euros per $1.00 as the case may be. The columns titled "Average" refer to the average of the Noon Buying Rates on the last business day of each full calendar month during the relevant period.

                    Deutsche Mark Exchange Rate Information
                                    DM/$1.00

           CALENDAR YEAR ENDED              HIGH          LOW       AVERAGE    PERIOD END
           -------------------             -------      -------     -------    ----------
1994.....................................   1.7627       1.4920      1.6216      1.5495
1995.....................................   1.5612       1.3565      1.4321      1.4345
1996.....................................   1.5655       1.4354      1.5051      1.5387
1997.....................................   1.8810       1.5413      1.7347      1.7991
1998.....................................   1.8542       1.6060      1.7597      1.6670

     The table below sets forth, for the period and dates indicated, certain information concerning the Noon Buying Rate expressed in euros per $1.00. No representation is made that the euro or U.S. dollar amounts referred to herein could be or could have been converted into U.S. dollars or euros, as the case may be, at any particular rate or at all.

                         EURO EXCHANGE RATE INFORMATION
                                   EURO/$1.00

             CALENDAR YEAR ENDED                HIGH        LOW       AVERAGE    PERIOD END
             -------------------               ------      ------     -------    ----------
1999 (through June 30, 1999).................  1.1812      1.0824     1.1183       1.0915

     Accordingly, fluctuations in the price of the Deutsche Mark will also reflect fluctuations in the value of the euro.

                                 CAPITALIZATION

     The following table sets forth our actual capitalization as of June 30, 1999:

     - On an actual basis;

     - On a pro forma basis after giving effect to (i) the conversion of all outstanding preferred stock into shares of Common Stock, and (ii) the conversion of $3.9 million of long-term notes into 275,106 shares of Common Stock; and

     - On a pro forma as adjusted basis, after giving effect to the sale of shares of Common Stock by us at an assumed initial public
       offering price of E     per share at an exchange rate of E     /$1.00,
       the exchange rate in effect on           , 1999, less the estimated
       underwriting discount and estimated expenses we expect to pay in connection with this offering.

     You should read this table in conjunction with our Consolidated Financial Statements and the Notes thereto included elsewhere in this prospectus.

                                                                    JUNE 30, 1999
                                                        --------------------------------------
                                                                                   PRO FORMA
                                                         ACTUAL     PRO FORMA     AS ADJUSTED
                                                        --------   ------------   ------------
                                                           (IN THOUSANDS, EXCEPT SHARE AND
                                                                   PER SHARE DATA)
Long-term obligations, net of current portion.........  $  6,042     $  2,382
     Redeemable convertible preferred stock, $0.001
       par value, 5,417,186 shares authorized
       4,981,958 shares issued and outstanding, actual
       none authorized, none issued or outstanding,
       pro forma and pro forma as adjusted............    16,472           --
Stockholders' equity (deficiency):
     Common stock 11,411,173 shares authorized, actual
       and pro forma; 30,000,000 pro forma as
       adjusted; Common Stock 1,605,550 shares issued
       and outstanding, actual; 6,862,614 shares
       issued and outstanding, pro forma..............     2,397
     Deferred stock compensation......................      (753)        (753)
     Accumulated deficit..............................   (18,868)     (19,677)
     Accumulated other comprehensive income...........       424          424
                                                        --------     --------        ------
     Stockholders' equity (deficiency)................   (16,800)       3,332
                                                        --------     --------        ------
     Total capitalization.............................  $  5,714     $  5,714        $
                                                        ========     ========        ======

-------------------------
     In addition to the shares of Common Stock outstanding after the offering, we may issue additional shares of Common Stock under the following plans and arrangements:

     - 612,166 shares of Common Stock issuable upon exercise of outstanding options (of which options to purchase 160,014 shares of Common Stock were exercisable at June 30, 1999) under our Amended 1995 Stock Plan at a weighted average exercise price of $0.46 share;

     - 393,457 shares available for future issuance under our stock benefit plans; and

     - 107,079 shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $6.23 per share.

     Please read the capitalization table together with the sections of this prospectus entitled "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Consolidated Financial Statements and related Notes included elsewhere in this prospectus.

                                    DILUTION

     If you invest in our Common Stock, your interest will be diluted to the extent of the difference between the public offering price per share of our Common Stock and the pro forma as adjusted net tangible book value per share of our Common Stock after this offering. We calculate net tangible book value per share by dividing the net tangible book value (total assets less tangible assets and total liabilities) by the number of outstanding shares of Common Stock. We have included amounts in this table in both euros and dollars based on exchange
rates of E     /$1.00, the exchange rate in effect on           , 1999.

     Our pro forma net tangible book value at June 30, 1999, after giving effect to the conversion of all outstanding shares of our Series B Common Stock and all
outstanding shares of preferred stock into                shares of Common Stock
upon the closing of this offering was E     ($     ), or E     ($     ) per
share of Common Stock.

     After giving effect to the sale of the                shares of Common
Stock by us at an assumed initial public offering price of E     ($     ) per
share (less the underwriting discounts and estimated expenses we expect to pay in connection with this offering), our pro forma net tangible book value at June
30, 1999 would be approximately E     ($     ), or E     ($     ) per share.
This represents an immediate increase in the pro forma net tangible book value
of E     ($     ) per share to existing stockholders and an immediate dilution
of E     ($     ) per share to new investors, or approximately      % of the
assumed offering price of E     ($     ) per share.

     The following table illustrates this per share dilution:

                                                         EUROS               U.S. $
                                                    ----------------    ----------------
Assumed public offering price per share...........            E         $    ()   $
  Pro forma net tangible book value per share at
     June 30, 1999................................  E                   $(0.05)
  Increase per share attributable to new
     investors....................................  E                   $
Pro forma net tangible book value per share after
  the offering....................................            E                   $
Dilution per share to new investors...............            E                   $

     The following table shows on a pro forma basis at June 30, 1999, after giving effect to the automatic conversion of all outstanding shares of our Series B Common Stock and all outstanding shares of our preferred stock into shares of Common Stock upon the closing of this offering, the number of shares of Common Stock offered by us, the total consideration paid to us and the average price paid per share by existing stockholders and by new investors purchasing Common Stock in this offering:

                                SHARES PURCHASED          TOTAL CONSIDERATION
                            -------------------------   ------------------------   AVERAGE PRICE
                             NUMBER      PERCENTAGE       AMOUNT      PERCENTAGE     PER SHARE
                            ---------   -------------   -----------   ----------   -------------
Existing stockholders.....  6,862,614                   $17,636,352                    $2.68
New investors.............
                            ---------        ---        -----------      ---
Total.....................         --        100%       $        --      100%
                            =========        ===        ===========      ===

-------------------------
     Sales by the selling stockholders in this offering will reduce the percentage of outstanding shares of common stock held by existing stockholders
after this offering to      %, and the number of shares held by new investors
will be increased to           , or      % of the number of shares to be
outstanding after this offering. If the underwriters exercise their option to purchase additional shares in full, the percentage of shares held by existing
stockholders after this offering will be further reduced to                %,
and the number of shares held by new investors will be increased to
shares or      % of the number of shares to be outstanding after this offering.
See "Principal and Selling Stockholders."

The above information is based on shares outstanding at June 30, 1999.

     In addition to the shares of Common Stock outstanding after the offering, we may issue additional shares of Common Stock under the following plans and arrangements:

     - 612,877 shares of Common Stock issuable upon exercise of outstanding options (of which options to purchase 160,014 shares of Common Stock were exercisable at June 30, 1999) under our Amended 1995 Stock Plan at a weighted average exercise price of $0.46 share;

     - 393,457 shares available for future issuance under our stock benefit plans; and

     - 107,079 shares issuable upon exercise of outstanding warrants at a weighted average exercise price of $6.23 per share.

     Please read the capitalization table together with the sections of this prospectus entitled "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Consolidated Financial Statements and related Notes included elsewhere in this prospectus.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of POET Holdings, Inc. and its subsidiaries and the Notes thereto included elsewhere in this prospectus. The statement of operations data set forth below for the fiscal years ended December 31, 1996, 1997 and 1998, have been derived from the audited consolidated financial statements of POET Holdings, Inc. and its subsidiaries included elsewhere in this prospectus, which have been audited by Deloitte & Touche LLP independent auditors. The consolidated statement of operations data for the period from inception to December 31, 1995 and for the six-month periods ended June 30, 1998 and 1999, and the consolidated balance sheet data as of June 30, 1998 and 1999, are derived from unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements contained in this prospectus and include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of such information. The historical results are not necessarily indicative of results to be expected for any future period. Pro forma loss per share reflects the conversion of $3.9 million of a long-term note to 275,106 shares of Common Stock. This conversion will result in $809,000 of interest expense in the quarter ended September 30, 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                          YEAR ENDED               SIX MONTHS ENDED
                                 INCEPTION TO            DECEMBER 31,                  JUNE 30,
                                 DECEMBER 31,    -----------------------------    ------------------
                                     1995         1996       1997       1998       1998       1999
                                 ------------    -------    -------    -------    -------    -------
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues:
  Products.....................    $ 2,142       $ 5,748    $ 5,525    $ 5,668    $ 2,506    $ 3,474
  Services.....................      1,051         2,537    $ 2,192      3,249      1,294      1,442
                                   -------       -------    -------    -------    -------    -------
    Total revenues.............      3,194         8,285      7,717      8,917      3,800      4,916
Cost of revenues:
  Products.....................        336           472        292        295        124        107
  Services.....................        744         1,870      1,639      2,251      1,014      1,044
                                   -------       -------    -------    -------    -------    -------
    Total cost of revenue......      1,080         2,342      1,931      2,546      1,138      1,151
                                   -------       -------    -------    -------    -------    -------
Gross profit...................      2,114         5,943      5,786      6,371      2,662      3,765
Operating expenses:
  Selling and marketing........      1,856         4,935      7,163      5,922      3,157      3,473
  Research and development.....        965         1,555      2,906      2,612      1,308      1,626
  General and administrative...        926         1,324      1,581      1,428        776        798
  Amortization of deferred
    stock compensation.........         --            --         --         47         --        229
                                   -------       -------    -------    -------    -------    -------
    Total operating expenses...      3,747         7,814     11,650     10,009      5,241      6,126
                                   -------       -------    -------    -------    -------    -------
Operating loss.................     (1,633)       (1,871)    (5,864)    (3,638)    (2,579)    (2,361)
Other, net.....................        (35)         (278)       (19)      (352)       (83)       (13)
                                   -------       -------    -------    -------    -------    -------
Net loss.......................    $(1,668)      $(2,149)   $(5,883)   $(3,990)   $(2,662)   $(2,374)
                                   =======       =======    =======    =======    =======    =======
Basic and diluted net loss per
  share........................                  $ (1.57)   $ (4.17)   $ (2.65)              $ (1.52)
                                                 =======    =======    =======               =======
Shares used in computing basic
  and diluted net loss per
  share........................                    1,371      1,412      1,507                 1,566
                                                 =======    =======    =======               =======
Pro forma basic and diluted net
  loss per share...............                                        $  0.68               $  0.35
                                                                       =======               =======
Shares used in computing pro
  forma basic and diluted net
  loss per share...............                                          5,850                 6,776
                                                                       =======               =======

                                                               DECEMBER 31,
                                               ---------------------------------------------
                                                1995      1996          1997          1998     JUNE 30, 1999
                                               -------   -------   --------------   --------   -------------
                                                                   (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents, and short-term
  investments................................  $   558   $ 7,226      $  1,525      $  4,776     $  5,976
Working capital..............................      453     5,708           456         2,809        4,986
Total assets.................................    2,199     8,902         4,000         7,533        8,929
Long-term obligations........................    1,272     2,262         2,846         2,906        6,042
Redeemable convertible preferred stock.......    3,424     9,925         9,925        15,996       16,472
Stockholders' deficiency.....................   (3,630)   (5,661)      (11,218)      (15,302)     (16,800)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Financial Data" and our Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus. The discussion in this prospectus contains forward-looking statements that involve risks and uncertainties. These statements refer to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "may," "will," "should," "estimates," "predicts," "anticipates," "believes," "plans," "expects," "future," "intends," "potential" and similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements due to factors discussed under "Risk Factors," "Business" and elsewhere in this prospectus.

OVERVIEW

     We are a provider of innovative data management software and solutions that allow organizations to share, manage and manipulate complex information and to facilitate effective business-to-business processes and information exchange over the Internet. Our database management system utilizes and supports complex, multidimensional data models and standard Internet programming languages. Our Internet solutions provide our customers with the ability to author, manipulate and electronically distribute complex business documents based on advanced exchange protocols using the Internet as a new means to increase customer relationships, accelerate business processes and reduce costs, thereby facilitating effective business-to-business information exchange.

     In March 1995, the operation of three entities, POET Software GmbH and POET Software Corporation were reorganized under our company. Effective on December 13, 1996, BKS Software Entwicklungs GmbH merged with POET Software GmbH. POET Software GmbH is the surviving entity and has assumed all assets and liabilities of BKS Software Entwicklungs GmbH. Unless otherwise indicated in this prospectus, all information included herein refers to POET Holdings, Inc. and its subsidiaries on a consolidated basis.

     From commencement of our operations in March 1995 through June 1999, our operating activities related primarily to increasing our research and development capabilities, designing and developing the software products which we are currently selling and staffing our administrative, sales and marketing organizations. Since our inception, we have incurred significant losses, and as of December 31, 1998, we had an accumulated deficit of $16.5 million, and for the year ended December 31, 1998, our net loss was $4.0 million. As of June 30, 1999, we had an accumulated deficit of $18.9 million, and our net loss for the six months ended June 30, 1999, was approximately $2.4 million. We have not achieved profitability on a quarterly or annual basis and anticipate that we will incur net losses for the foreseeable future. We expect to continue to incur significant selling and marketing, product development, professional services and administrative expenses, and as a result, we will need to generate significantly higher revenues to achieve and maintain profitability.

     We derive our revenue from the sale of software product licenses and from professional consulting, training and technical support and maintenance services. The software product license revenue is currently substantially derived from the sales of our POET Object Server Suite product line, and to a lesser extent, revenues generated from our POET Content Management Suite. There have been no revenues generated yet from the POET eCatalog Suite .

     Revenue Recognition -- Our revenue recognition policy is consistent with Statement of Position No. 97-2, as amended. License revenues are comprised of fees for our software products. Revenue from license fees is recognized when an agreement has been signed, delivery of the product has occurred, no significant company obligations remain, the fee is fixed or determinable, collectibility is probable and vendor-specific objective evidence exists to allocate a portion of the total fee to any undelivered elements of the arrangement. For electronic delivery, the software is considered to have been delivered when we have provided the customer with the access codes that allow for immediate possession of the software. If the fee due from the customer is not fixed or determinable, revenue is recognized as payments become due from the customer. If collectibility is not considered probable, revenue is recognized when the fee is collected.

     Service revenues are comprised of revenue from support arrangements, consulting fees and training. Support arrangements do not provide for specified upgrade rights and provide technical support and the right to unspecified upgrades on an if-and-when-available basis. Revenue from support arrangements is recognized on a straight-line basis as services revenue over the life of the related agreement, which is typically one year. If support or consulting services are included in an arrangement that includes a license agreement, amounts related to support or consulting are allocated based on vendor-specific objective evidence. Vendor-specific objective evidence for support and professional services is based on the price when such elements are sold separately, or, when not sold separately, the price is established by management having the relevant authority. Where discounts are offered on multiple element arrangements, a proportionate amount of that discount is applied to each element included in the arrangement based on each element's fair value. Consulting and training revenue is recognized when provided to the customer. Customer advances and billed amounts due from customers in excess of revenue recognized are recorded as deferred revenue.

     We record cash receipts from customers and billed amounts due from customers in excess of recognized revenue as deferred revenue. The timing and amount of cash receipts from customers can vary significantly depending on specific contract terms and can therefore have a significant impact on the amount of deferred revenue in any given period. As of December 31, 1998 and June 30, 1999, total deferred revenue was $2.2 million and $1.4 million, respectively, 75% and 53% of which, respectively, was attributable to revenues from Novell.

     Over the past several years, we have been dependent on a few key customers. In 1996, approximately 41% of our net revenues were derived from two customers, Novell (24%) and Bausparkasse Schwabisch Hall AG (17%). In 1997, approximately 48% of our revenues were derived from two customers, Novell (37%) and another corporate customer (11%). In 1998, approximately 27% of our revenues came from Novell. For the six months ended June 30, 1999, approximately 18% of our net revenues came from Novell. Since March 1998, the revenue generated from Novell has been due to the pro-rated amortization of deferred revenues, which will be carried forward through 1999. It is anticipated that all Novell deferred revenue will be completely amortized by November 1999. The revenue to be recognized pertaining to Novell is estimated at approximately $1.6 million for 1999. Novell is a stockholder of our company. Although we are seeking to diversify our customer base and expand our net revenues through our product offerings, we anticipate that our operating results will continue to depend on volume sales to a relatively small number of customers. As a result of the completion of the amortization of Novell revenues, our revenues may be lower in the quarter ending December 31, 1999, and thereafter.

     Our cost of product revenue includes the cost of manuals and product documentation, media used to deliver our products, shipping, fulfillment costs and royalties due to third parties for technology included in our products, but does not include research and development costs. Our cost of services revenue includes salaries and related expenses for our consulting, training and technical support services organizations, cost of third parties contracted to provide consulting services to customers and an allocation of our facilities, communications and depreciation expense.

     Amortization of deferred stock compensation represents the difference between the exercise price of options granted and the estimated fair market value of the underlying Common Stock on the date of grant. We have recorded deferred compensation within stockholders' equity of approximately $1.0 million through June 30, 1999. We recorded amortization of deferred compensation of $47,000 and $229,000 during 1998 and the six months ended June 30, 1999, respectively. At June 30, 1999, the remaining deferred compensation will be amortized as follows: $247,000 during 1999, $285,000 during 2000, $150,000 during 2001, and $65,000 during 2002. The amortization expense relates to options awarded to employees in all operating expense categories. The amount of deferred compensation expense to be recorded in future periods could decrease if options for which accrued but unvested compensation has been recorded are forfeited.

     Through December 31, 1998 and June 30, 1999, all research and development costs have been expensed as incurred. Capitalization of software development costs under Statement of Financial Accounting Standards No. 86 begins upon the establishment of technological feasibility. Technological feasibility is established upon the completion of a working model. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life, and changes in software and hardware technologies. Costs incurred by the Company between completion of a working model and the point at which the product is ready for general release have been insignificant.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the statements of operations data as a percentage of total revenues, rounded to the nearest percentage.

                                                                               SIX MONTHS
                                                  YEAR ENDED DECEMBER 31,    ENDED JUNE 30,
                                                  -----------------------    --------------
                                                  1996     1997     1998     1998     1999
                                                  -----    -----    -----    -----    -----
Revenues
  Product.......................................    69%      72%      64%      66%      71%
  Services......................................    31%      28%      36%      34%      29%
                                                  ----     ----     ----     ----     ----
          Total revenues........................   100%     100%     100%     100%    100%
Cost of revenues
  Product.......................................     6%       4%       3%       3%       2%
  Services......................................    22%      21%      26%      27%      21%
                                                  ----     ----     ----     ----     ----
          Total cost of revenues................    28%      25%      29%      30%      23%
                                                  ----     ----     ----     ----     ----
  Gross profit (loss)...........................    72%      75%      71%      70%      77%
Operating expenses:
  Selling and marketing.........................    60%      93%      66%      83%      71%
  Research and development......................    19%      38%      29%      35%      33%
  General and administrative....................    16%      20%      16%      20%      16%
  Amortization of deferred stock compensation...    --%      --%       1%      --%       5%
                                                  ----     ----     ----     ----     ----
          Total operating expenses..............    95%     151%     112%     138%     125%
                                                  ----     ----     ----     ----     ----
  Operating loss................................   (23)%    (76)%    (41)%    (68)%    (48)%
Other, net......................................    (3)%     --%      (4)%     (2)%     --%
Net loss........................................   (26)%    (76)%    (45)%    (70)%    (48)%
                                                  ====     ====     ====     ====     ====

COMPARISON OF RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

TOTAL REVENUE

     Total revenue increased 29.4% to $4.9 million in the six months ended June 30, 1999, from $3.8 million in the six months ended June 30, 1998.

     PRODUCT REVENUE. Our product revenue is comprised primarily of sales of the POET Object Server Suite and POET Content Management Suite. Product revenue increased 38.6% to $3.5 million, or 70.7% of total revenue, in the six months ended June 30, 1999, from $2.5 million, or 65.9% of total revenue, in the six months ended June 30, 1998. The increase in product revenue was primarily attributable to revenue derived from sales of the POET Content Management Suite product line which had been recently introduced, and the POET Object Server Suite product revenue generated from Novell.

     SERVICES REVENUE. Our services revenue is comprised of consulting and training fees, support and maintenance fees and custom development fees. Services revenue increased 11.4% to $1.4 million, or 29.3% of total revenue, in the six months ended June 30, 1999, from $1.3 million, or 34.1% of total revenue, in the six months ended June 30, 1998.

COST OF REVENUES

     COST OF PRODUCT REVENUE. Cost of software product revenue decreased 13.7%, or $17,000, in the six months ended

June 30, 1999. As a percentage of product revenue, cost of product revenue decreased to 3.1% in the six months ended June 30, 1999, from 4.9% in the six months ended June 30, 1998.

     COST OF SERVICES REVENUE. Cost of services revenue increased 3.0% to $1,044,000 for the six months ended June 30, 1999, from $1,014,000 for the six months ended June 30, 1998. As a percentage of services revenue, cost of service revenues decreased to 72.4% in the six months ended June 30, 1999, from 78.4% in the six months ended June 30, 1998, primarily due to higher utilization of consulting personnel during the six months ended June 30, 1999.

GROSS PROFIT

     Gross profit increased 41.4% to $3.8 million in the six months ended June 30, 1999, from $2.7 million in the six months ended June 30, 1998. As a percentage of total revenue, gross profit increased to 76.6% in the six months ended June 30, 1999, from 70.1% in the six months ended June 30, 1998. The increase was primarily attributable to an increase in product revenue, which generates a higher profit margin than services revenue.

OPERATING EXPENSES

     SELLING AND MARKETING. Our selling and marketing expense consists primarily of salaries and related costs for sales and marketing personnel, selling commissions, travel, advertising, public relations, marketing materials and trade shows. Selling and marketing expense increased 10.0% to $3.5 million in the six months ended June 30, 1999, from $3.2 million in the six months ended June 30, 1998. The increase in the selling and marketing expense was primarily attributable to an increase in sales personnel and related compensation. We believe these expenses will increase significantly in future periods as we expect to continue to expand our selling and marketing efforts.

     RESEARCH AND DEVELOPMENT. Our research and development expense consists primarily of personnel and related costs for the development of software products. Research and development expense increased 24.3% to $1.6 million in the six months ended June 30, 1999, from $1.3 million in the six months ended June 30, 1998. The increase in research and development expense resulted primarily from increases in the number of research and development personnel due to new product development including the POET eCatalog Suite.

     GENERAL AND ADMINISTRATIVE. Our general and administrative expense consists primarily of personnel and related costs for general corporate functions, including finance, accounting, legal, human resources, facilities and information system expenses. General and administrative expense increased 2.8% to $798,000 in the six months ended June 30, 1999, from $776,000 in the six months ended June 30, 1998.

     OTHER, NET. Our other, net consists of interest income earned on commercial paper and cash deposited on money market accounts, interest expense incurred on unsecured credit lines, loans, warrants and a capital lease and income taxes. Other, net decreased 84.3% to expense of $13,000 in the six months ended June 30, 1999, from expense of $83,000 in the six months ended June 30, 1998. The decrease in expense was primarily attributable to an increase in interest income as a result of higher average cash and cash equivalent balances due to the receipt of proceeds from the sale of our Series D convertible preferred stock in December 1998 and April 1999 and a convertible debt financing in January 1999.

COMPARISON OF RESULTS FOR THE YEAR ENDED DECEMBER 31, 1998 TO THE YEAR ENDED DECEMBER 31, 1997

TOTAL REVENUE

     Total revenue increased 15.6% to $8.9 million in the year ended December 31, 1998 from $7.7 million in the year ended December 31, 1997.

     PRODUCT REVENUE. Our product revenue increased 2.6% to $5.7 million, or 63.6% of total revenue, in the year ended December 31, 1998 from $5.5 million, or 71.6% of total revenue, in the year ended December 31, 1997. The decrease in product revenue as a percentage of total revenue was due to the increase in services revenue.

     SERVICES REVENUE. Our services revenue increased 48.2% to $3.2 million, or

36.4% of total revenue, in the year ended December 31, 1998, from $2.2 million, or 28.4% of total revenue, in the year ended December 31, 1997. The increase in services revenue was principally attributable to an overall increase in consulting revenue of $765,000. The increase in consulting revenue was derived principally from two significant customers and to an overall increase in customers requiring consulting. The remaining increase of $1000 in services revenue was attributable to an increase in the average amount of revenue derived from support and maintenance contracts.

COST OF REVENUES

     COST OF PRODUCT REVENUE. Our cost of product revenue remained relatively unchanged at approximately $300,000 for both years. As a percentage of product revenue, cost of product revenue decreased slightly to 5.2% in the year ended December 31, 1998, from 5.3% in the year ended December 31, 1997.

     COST OF SERVICES REVENUE. Our cost of services revenue increased 37.3% to $2.3 million for the year ended December 31, 1998, from $1.6 million for the year ended December 31, 1997. As a percentage of services revenue, cost of services revenue decreased to 69.3% in the year ended December 31, 1998, from 74.8% in the year ended December 31, 1997. Cost of consulting services revenue increased $481,000 and the cost of support and maintenance services revenue increased $131,000. The growth in cost of consulting services revenue was primarily attributable to an increase in personnel dedicated to support a larger number of customers requiring consulting services.

GROSS PROFIT

     Gross profit increased 10.1% to $6.4 million in the year ended December 31, 1998, from $5.8 million in the year ended December 31, 1997. As a percentage of total revenue, gross profit decreased to 71.4% in the year ended December 31, 1998 from 75.0% in the year ended December 31, 1997. The decrease as a percentage of total revenue was primarily attributable to the growth in services revenue, which has a lower gross profit than product revenue.

OPERATING EXPENSES

     SELLING AND MARKETING. Our selling and marketing expense decreased 17.3% to $5.9 million in the year ended December 31, 1998, from $7.2 million in the year ended December 31, 1997. Of this decrease, $743,000 was attributable to marketing related expenses and $498,000 was related to selling related expenses. The decrease in marketing expense resulted from a reduction of spending on advertising campaigns, and to a lesser extent, participation in fewer trade shows. The decrease in selling expense was primarily attributable to a decrease in personnel and related costs.

     RESEARCH AND DEVELOPMENT. Our research and development expense decreased 10.1% to $2.6 million in year ended December 31, 1998, from $2.9 million in year ended December 31, 1997. The decrease in research and development expense was primarily attributable to a write-off of purchased software in the amount of approximately $242,000 in the year ended December 31, 1997.

     GENERAL AND ADMINISTRATIVE. Our general and administrative expense decreased 9.7% to $1.4 million in year ended December 31, 1998, from $1.6 million in the year ended December 31, 1997. The decrease in general and administrative was primarily attributable to a decrease in personnel and related costs.

     OTHER, NET. Other, net increased to expense of $352,000 in the year ended December 31, 1998, from expense of $19,000 in the year ended December 31, 1997. This increase in expense resulted primarily from lower average cash and cash equivalent balances in the year ended December 31, 1998, compared to the year ended December 31, 1997, and from interest expense incurred as a result of warrants to investors issued in conjunction with a bridge financing, and interest expense from this bridge financing in the year ended December 31, 1998.

COMPARISON OF RESULTS FOR THE YEAR ENDED DECEMBER 31, 1997 TO THE YEAR ENDED DECEMBER 31, 1996

TOTAL REVENUE

     Total revenue decreased 6.9% to $7.7 million in the year ended December 31,

1997, from $8.3 million in the year ended December 31, 1996.

     PRODUCT REVENUE. Our product revenue decreased 3.9% to $5.5 million, or 71.6% of total revenue, in the year ended December 31, 1997, from $5.7 million, or 69.4% of total revenue, in the year ended December 31, 1996. The increase in product revenue as a percentage of total revenue was primarily attributable to the decrease in services revenue.

     SERVICES REVENUE. Services revenue decreased 13.6% to $2.2 million, or 28.4% of total revenue, in the year ended December 31, 1997, from $2.5 million, or 30.6% of total revenue, in the year ended December 31, 1996. The decrease in services revenue was principally attributable to a decrease in consulting revenue of $1.0 million and an increase in support and maintenance revenue of $692,000. The decrease in consulting revenue was primarily attributable to several significant consulting engagements in the year ended December 31, 1996 not repeated in the year ended December 31, 1997. The increase in support and maintenance revenue is primarily attributable to a significant customer.

COST OF REVENUES

     COST OF PRODUCT REVENUE. Cost of product revenue decreased 38.1% to $292,000 in the year ended December 31, 1997, from $472,000 in the year ended December 31, 1996. As a percentage of product revenue, cost of software license revenue decreased to 5.3% in the year ended December 31, 1997, from 8.2% in the year ended December 31, 1996.

     COST OF SERVICES REVENUE. Cost of services revenue decreased 12.4% to $1.6 million for the year ended December 31, 1997, from $1.9 million for the year ended December 31, 1996. As a percentage of services revenue, cost of services revenue increased to 74.8% in the year ended December 31, 1997, from 73.7% in the year ended December 31, 1996.

GROSS PROFIT

     Gross profit decreased 2.6% to $5.8 million in the year ended December 31, 1997, from $5.9 million in the year ended December 31, 1996. As a percentage of total revenue, gross profit increased to 75.0% in the year ended December 31, 1997, from 71.7% in the year ended December 31, 1996. The increase in gross profit as a percentage of total revenue was primarily attributable to the increase in product revenue as a percentage of total revenue, which has a higher gross profit than services revenue.

OPERATING EXPENSES

     SELLING AND MARKETING. Our selling and marketing expense increased 45.1% to $7.2 million in the year ended December 31, 1997, from $4.9 million in the year ended December 31, 1996. Of the increase in selling and marketing expense, $1.4 million was attributable to selling related expenses and $845,000 was attributable to marketing related expenses. The increase in selling expense resulted primarily from an increase in personnel and related compensation, travel and recruiting expenses. The increase in marketing expense was primarily attributable to increased advertising campaigns and to increased personnel and related compensation.

     RESEARCH AND DEVELOPMENT. Our research and development expense increased 86.9% to $2.9 million in the year ended December 31, 1997 from $1.6 million in the year ended December 31, 1996. The increase in research and development expense was primarily due to the addition of software engineering and development research personnel and the engineering requirements of a significant customer, and a write-off of purchased software. The increase as a percentage of total revenue was primarily attributable to the increase in research and development expense.

     GENERAL AND ADMINISTRATIVE. Our general and administrative expense increased 19.4% to $1.6 million in the year ended December 31, 1997 from $1.3 million in the year ended December 31, 1996. The increase in general and administrative expense was primarily attributable to increased personnel and related compensation.

     OTHER, NET. Other income, net decreased 93.2% to expense of $19,000 in the year ended December 31, 1997 from expense of $278,000 in the year ended December 31, 1996. This decrease resulted from higher average cash and cash equivalent balances in the year ended December 31, 1997, compared to the year ended December 31, 1996, due to receipt of proceeds from the sale of our Series C Preferred Stock in November 1996, and the closing of a significant license agreement with Novell in November 1996, and from a decrease in interest expense from European operations as a result of exchange rate fluctuations.

INVESTMENTS

     During 1996, 1997, 1998 and the six months ended June 30, 1999 we made the following investments in the acquisition of fixed assets and the acquisition of financial assets, such as equity holdings or other investments.

                                                                                SIX MONTHS
                                                                                   ENDED
                                                                                 JUNE 30,
                                                        1996    1997    1998       1999
                                                        ----    ----    ----   -------------
                                                                   (IN THOUSANDS)
Acquisition of fixed assets...........................  $630    $854    $199       $203
Acquisition of financial assets.......................    --      --      --         --
                                                        ----    ----    ----       ----
  Total...............................................  $630    $854    $199       $203
                                                        ====    ====    ====       ====

     All of these acquisitions were largely financed through the sale of equity securities, bank loans and out of our cash flows. For 1999, the Company currently expects to make aggregate investments in fixed assets in the amount of approximately $450,000, which will be financed largely through working capital. Approximately 33% of these investments will be made in the U.S. and 67% in Europe. We currently have no definite plans for the acquisition of financial assets.

QUARTERLY RESULTS OF OPERATIONS

     The following table represents our unaudited quarterly operating results for the six quarters ended June 30, 1999, both in dollars and as a percentage of our total revenue for each quarter. This information has been derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on the same basis as the audited Consolidated Financial Statements contained in this prospectus and include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of such information. You should read this information in conjunction with our Consolidated Financial Statements and Notes thereto appearing elsewhere in this prospectus. You should not draw any conclusions about our future results from the results of operations for any quarter.

                                                            QUARTER ENDED
                                  ------------------------------------------------------------------
                                  MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,
                                    1998        1998       1998        1998       1999        1999
                                  ---------   --------   ---------   --------   ---------   --------
                                                            (IN THOUSANDS)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues:
  Products......................   $ 1,174    $ 1,332     $1,478      $1,684     $ 1,684    $ 1,790
  Services......................       561        733      1,148         807         694        748
                                   -------    -------     ------      ------     -------    -------
          Total revenues........   $ 1,735    $ 2,065     $2,626      $2,491     $ 2,378    $ 2,538
Cost of revenues:
  Products......................        66         58         79          92          39         68
  Services......................       495        519        639         598         529        515
                                   -------    -------     ------      ------     -------    -------
          Total cost of
            revenues............       561        577        718         690         568        583
                                   -------    -------     ------      ------     -------    -------
Gross profit (loss).............     1,174      1,488      1,908       1,801       1,810      1,955
Operating expenses:
  Selling and marketing.........     1,606      1,551      1,330       1,435       1,646      1,827
  Research and development......       658        650        587         717         757        869
  General and administrative....       361        415        311         341         352        446
  Amortization of deferred stock
     compensation...............        --         --         --          47         104        125
                                   -------    -------     ------      ------     -------    -------
          Total operating
            expenses............     2,625      2,616      2,228       2,540       2,859      3,267
                                   -------    -------     ------      ------     -------    -------
Operating loss..................    (1,451)    (1,128)      (320)       (739)     (1,049)    (1,312)
Other, net......................       (47)       (36)      (169)       (100)          3        (16)
                                   -------    -------     ------      ------     -------    -------
Net loss........................   $(1,498)   $(1,164)    $ (489)     $ (839)    $(1,046)   $(1,328)
                                   =======    =======     ======      ======     =======    =======

     The following table sets forth, for the periods indicated, the statements of operations data as a percentage of total revenues.

                                                               QUARTER ENDED
                                     ------------------------------------------------------------------
                                     MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,
                                       1998        1998       1998        1998       1999        1999
                                     ---------   --------   ---------   --------   ---------   --------
                                                               (IN THOUSANDS)
Revenues
  Product..........................     67.7%      64.5%       56.3%      67.6%       70.8%      70.6%
  Services.........................     32.3%      35.5%       43.7%      32.4%       29.2%      29.4%
                                       -----      -----       -----      -----       -----      -----
          Total revenues...........    100.0%     100.0%      100.0%     100.0%      100.0%     100.0%
Cost of revenues
  Product..........................      3.8%       2.8%        3.0%       3.7%        1.6%       2.7%
  Services.........................     28.5%      25.1%       24.3%      24.0%       22.2%      20.3%
                                       -----      -----       -----      -----       -----      -----
          Total cost of revenues...     32.3%      27.9%       27.3%      27.7%       23.9%      23.0%
                                       -----      -----       -----      -----       -----      -----
  Gross profit.....................     67.7%      72.1%       72.7%      72.3%       76.1%      77.0%
Operating expenses:
  Selling and marketing............     92.6%      75.1%       50.6%      57.6%       69.2%      72.0%
  Research and development.........     37.9%      31.5%       22.4%      28.8%       31.8%      34.2%
  General and administrative.......     20.8%      20.1%       11.8%      13.7%       14.8%      17.6%
  Amortization of deferred stock
     compensation..................       --%        --%         --%       1.9%        4.4%       4.9%
                                       -----      -----       -----      -----       -----      -----
          Total operating
            expenses...............    151.3%     126.7%       84.8%     102.0%      120.2%     128.7%
                                       -----      -----       -----      -----       -----      -----
Operating loss.....................    (83.6)%    (54.6)%     (12.2)%    (29.7)%     (44.1)%    (51.7)%
Other, net.........................     (2.7)%     (1.7)%      (6.4)%     (4.0)%       0.1%      (0.6)%
                                       -----      -----       -----      -----       -----      -----
Net loss...........................    (86.3)%    (56.4)%     (18.6)%    (33.7)%     (44.0)%    (52.3)%
                                       =====      =====       =====      =====       =====      =====

     Our product revenue generally increased or remained stable over the six quarter period ended June 30, 1999. Service revenue was generally stable with the exception of the quarter ended September 30, 1998, which increased over $0.4 million from the preceding quarter primarily as a result of two significant consulting engagements which were not repeated.

     Our selling and marketing expense decreased in dollars over the three quarter period ended September 30, 1998 is due to several factors. Selling expense decreased primarily as a result of a reduction in sales personnel. Marketing expense in the quarter ended September 30, 1998, decreased due to increased trade show expense in the first quarter of the year 1998 and one-time marketing expense attributable to a new product launch campaign for the POET Content Management Suite in the second quarter of 1998. For the three quarters ended June 30, 1999, selling and marketing expense increased primarily attributable to an increase in personnel. We anticipate continued growth in selling and marketing expense in subsequent periods primarily due to planned increases in personnel who support the POET eCatalog Suite and the POET Content Management Suite, and to a lesser extent, various marketing related programs including a product launch for our POET eCatalog Suite product line.

     Our research and development expense decreased in the quarter ended September 30, 1998, due to the transfer of research and development personnel performing consulting related services. For the three quarters ended June 30, 1999, research and development expense increased primarily due to planned increases in personnel who support the POET eCatalog Suite and the POET Content Management Suite. For the quarter ended June 30, 1999, research and development expense increased due to the hiring of additional personnel, hiring fees associated with newly hired research and development personnel.

     Our general and administrative expense and consultancy fees remained generally stable over the six quarter period ended June 30, 1999. In the quarter ended June 30, 1998, we incurred hiring fees not repeated in the subsequent quarters. In the quarter ended June 30, 1999, we incurred legal fees associated with a legal dispute. This dispute was resolved in September 1999. We anticipate further legal costs with regards to this legal dispute in the quarter ended September 30, 1999.

     Other, net increased to expense in the third quarter of the year 1998 primarily attributable to interest expense for warrants issued in a bridge financing. In the quarter ended December 31, 1998, we incurred interest expense related to a bridge financing. Other, net increased to income in the first quarter of 1999 primarily as a result of higher average cash and cash equivalent balances due to the receipt of proceeds from the sale of Series D redeemable convertible preferred stock in December 1998 and a convertible note in January 1999, and to a decrease in interest expense related to renegotiations pertaining to unsecured notes payable.

NET OPERATING LOSSES AND TAX CREDIT CARRYFORWARDS

     As of December 31, 1998, we had net operating loss carryforwards of approximately $8.6 million, $5.0 million and $6.7 million available to offset future federal, California and foreign taxable income, respectively. Federal carryforwards expire beginning in 2008 through 2018 and the California carryforwards expire beginning 1999 through 2003. The extent to which approximately $3.3 million of federal loss carryforwards and $1.3 million of California loss carryforwards can be used to offset future taxable income is limited to approximately $1.0 million annually, due to an ownership change which occurred during 1996. Our foreign tax losses may be carried forward indefinitely. A valuation allowance has been established in our financial statements to reflect the likelihood of realization of future taxable income required to utilize available tax loss carryforwards and other deferred tax assets.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have primarily financed our operations through private sales of redeemable convertible preferred stock, resulting in net proceeds of $16.4 million. To a lesser extent, we have also financed our operations through a convertible note financing and lending arrangements in the aggregate amount of $6.3 million.

     As of December 31, 1998, we had $4.8 million in cash and equivalents and $2.8 million in working capital. As of June 30, 1999, we had $6.0 million in cash and equivalents and $5.0 million in working capital. This increase in both cash and working capital was primarily due to a convertible note financing of $3.9 million in January 1999 and the sale of shares of our Series D redeemable convertible preferred stock for $500,000 million.

     Net cash used in operating activities was $133,000 in 1996, $5.7 million in 1997, $2.6 million in 1998 and $2.9 million in the six months ended June 30, 1999. Net cash used in operating activities in each period reflect the net losses in each period.

     Net cash used in investing activities was $630,000 in 1996, $854,000 in 1997, $199,000 in 1998 and $203,000 for the six months ended June 30, 1999.
Investing activities reflect purchases of property, furniture and equipment in each period. Since inception, we have generally funded capital expenditures either through the use of working capital or, to a lesser extent, through equipment leases.

     Net cash provided by financing activities was $7.3 million in 1996, $755,000 in 1997, $6.2 million in 1998 and $4.4 million for the six months ended June 30, 1999. Our financing activities provided cash primarily through proceeds from the issuance of redeemable convertible preferred stock, proceeds from a convertible note, credit lines through Technologie Beteiligungsgesellschaft mbH, or TBG, and IKB Deutsche Industriebank AG and proceeds from a convertible note to TBG.

     In January 1999, we entered into a $3.9 million convertible note agreement with TBG. Under this agreement, TBG purchased a convertible note in the aggregate principal amount of $3.9 million maturing on December 31, 2003, and bearing interest at 6% per year. In September 1999, we entered into an amendment to the convertible note agreement with TBG which provides that TBG will convert the entire outstanding principal balance of the note, excluding accrued interest, into 275,106 shares of our Common Stock effective as of September 30, 1999. As a result of this amendment, we will recognize a non-recurring charge in the quarter ended September 30, 1999 of approximately $809,000.

     We have three unsecured loans with TBG through our wholly owned subsidiary, POET Software GmbH. The first loan allows for borrowing not to exceed DM 1.0 million (approximately $598,000 based on the U.S Dollar/Deutsche Mark exchange rate at December 31, 1998) bearing interest at 5%
per year and matures on December 31, 2003, and two additional loans of DM 2.1 million (approximately $1,259,000 based on the U.S. Dollar/Deutsche Mark exchange rate at December 31, 1998) bears interest at 6% per year and matures on December 31, 2005. In 1997, our subsidiary POET Software GmbH entered into a loan agreement with IKB Deutsche Industriebank in the amount of DM 1.5 million (approximately $899,000 based on the U.S. Dollar/ Deutsche Mark exchange rate at December 31, 1998) bearing interest at 7% per year with principal payments due quarterly of DM 125,000 commencing on June 15, 1999 and ending on March 15, 2002. The principal balance of the IKB Deutsche Industriebank AG loan at June 30, 1999 was DM 1,375,000 (approximately $737,000 based on the U.S. Dollar/Deutsche Mark exchange rate at June 30, 1999). We have guaranteed the payment of principal and interest under this loan.

     In September 1998, we entered into a $1.0 million bridge financing note agreement bearing interest at 10% per year with certain existing stockholders. The outstanding principal and accrued interest under this agreement was repaid through the issuance of preferred stock as of the exchange date in December 1998. In conjunction with the note agreement, we granted the stockholders warrants to purchase 49,710 shares of stock preferred stock.

     We also have noncancelable operating leases for office space, and to a lesser extent, equipment and automobiles of approximately $4.4 million at December 31, 1998 that are payable through 2003.

     We expect to experience significant growth in our operating expenses, particularly as we increase our selling and marketing activities, increase research and development and professional services spending, and enhance our operational and financial systems for the foreseeable future in order to execute our business plan. As a result, we anticipate that such operating expenses, as well as planned capital expenditures, will constitute a material use of our cash resources. In addition, we may utilize cash resources to fund acquisitions of, or investments in, complementary businesses, technologies or product lines and payoffs of credit lines. We believe that the net proceeds from the sale of the Common Stock in this offering, together with funds generated from operations, will be sufficient to meet our working capital requirements for at least the next 12 months. Thereafter, we may find it necessary to obtain additional equity or debt financing. In the event additional financing is required, we may not be able to raise it on acceptable terms or at all.

YEAR 2000

     IMPACT OF THE YEAR 2000 COMPUTER PROBLEM. The Year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     STATE OF READINESS OF OUR PRODUCTS. We have designed our products for use in the Year 2000 and beyond and believe they are Year 2000 compliant. However, our products are generally integrated into larger systems involving sophisticated hardware and software products supplied by other vendors. Many of our customers' systems involve different combinations of third-party products. We cannot evaluate whether all of their products are Year 2000 compliant. We may face claims based on Year 2000 problems in other companies' products or based on issues arising from the integration of multiple products within the overall system. We may in the future be required to defend our products in legal proceedings which could be expensive regardless of the merits of such claims.

     STATE OF READINESS OF OUR INTERNAL SYSTEMS. Our business may be affected by Year 2000 issues related to non-compliant internal systems developed by us or by third-party vendors. We have requested assurances from third-party vendors that all material systems purchased by us from these vendors are Year 2000 compliant, including our financial and sales operations systems. We are not currently aware of any Year 2000 problem relating to any of our material internal systems. We are in the process of testing all such systems for Year 2000 compliance and plan to complete such testing before November 30, 1999. We do not believe that we have any significant systems that contain embedded chips that are not Year 2000 compliant.

     Our internal operations and business are also dependent upon the computer-controlled systems of third parties such as suppliers, customers and service providers. We believe that absent a systemic failure outside our control, such as a prolonged loss of electrical or telephone service, Year 2000 problems at third parties such as suppliers, customers and service providers will not have a material impact on our operations.

     If our suppliers, vendors, major distributors, partners, customers and service providers fail to correct their Year 2000 problems, these failures could result in an interruption in, or a failure of, our normal business activities or operations. If a Year 2000 problem occurs, it may be difficult to determine which party's products have caused the problem. These failures could interrupt our operations and damage our relationship with our customers. Due to the general uncertainty inherent in the Year 2000 problem resulting from the readiness of third-party suppliers and vendors, we are unable to determine at this time whether Year 2000 failures could harm our business and our financial results. Our customers' purchasing plans could be affected by Year 2000 issues if they need to expend significant resources to fix their existing systems to become Year 2000 compliant. This situation may reduce funds available to purchase our products. In addition, some customers may wait to purchase our products until after the Year 2000, which may reduce our revenue.

     COST. We have spent an immaterial amount on Year 2000 readiness to date but expect to incur an additional $100,000 to $150,000 in connection with identifying, evaluating and addressing Year 2000 readiness issues. Most of these expenses are operating costs associated with time spent by employees and consultants evaluating Year 2000 readiness matters. Such expenses, if higher than expected, could have a material adverse effect on our business, results of operations and financial condition. Although we cannot predict with any certainty the additional costs which we may incur in the event our third party vendors and service providers are not Year 2000 compliant, such costs may be substantial and could have a material and adverse effect on our business and results of operations.

     RISKS. Failures of our internal systems to be Year 2000 compliant could temporarily prevent us from processing orders, issuing invoices and developing products and could require us to devote significant resources to correcting such problems. Due to the general uncertainty inherent in the Year 2000 computer problem, resulting from the uncertainty of the Year 2000 readiness of third-party suppliers and vendors, we are unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on our business, results of operations or financial condition.

     We do not have a formal contingency plan to address any unanticipated Year 2000 problems that may occur in our products or our internal systems. If these problems arise, we expect to make the necessary expenditures to assess and remedy these problems. We cannot currently estimate the amount or timing of these potential expenditures. They may be significant and could have an adverse effect on our business.

MARKET RISK

     We are exposed to market risk related to fluctuations in interest rates and in foreign currency exchange rates:

     Interest Rate Exposure. Our exposure to market risk due to fluctuations in interest rates relates primarily to cash and cash equivalents, which consists primarily of investments in commercial paper and money market accounts, and reported at an aggregate fair market value of $6.0 million as of June 30, 1999. These securities are subject to interest rate risk inasmuch as their fair value will fall if market interest rates increase. If market interest rates were to increase immediately and uniformly by 10% from the levels prevailing at June 30, 1999, for example, the fair value of the portfolio would not decline by a material amount. We do not use derivative financial instruments to mitigate the risks inherent in these securities. However, we do attempt to reduce such risks by generally limiting the maturity date of such securities to no more than three months, placing investments with high credit quality issuers and limiting the amount of credit exposure with any one issuer. In addition, we believe that we currently have the ability to hold these investments until maturity and, therefore, believe that reduc-tions in the value of such securities attributable to short-term fluctuations in interest rates would not materially affect our financial position, results of operations or cash flows.

     Foreign Currency Exchange Rate Exposure. Our exposure to market risk due to fluctuations in foreign currency exchange rates relates primarily to the intercompany balance with our German subsidiary. Although we transact business in various foreign countries, settlement amounts are usually based on U.S. dollars or Deutsche Mark. Transaction gains or losses have not been significant in the past and there is no hedging activity on Deutsche Mark or other currencies. Based on the intercompany balance of $2.4 million at June 30, 1999, a hypothetical 10% adverse change in Deutsche Mark against U.S. dollars would not result in a material foreign exchange loss. Consequently, we do not expect that reductions in the value of such intercompany balances or of other accounts denominated in foreign currencies resulting from even a sudden or significant fluctuation in foreign exchange rates would have a direct material impact on our financial position, results of operations or cash flows.

     Notwithstanding the foregoing, analysis of the direct effects of interest rate and foreign currency exchange rate fluctuations on the value of certain of our investments and accounts and the indirect effects of such fluctuations could have a material adverse effect on our business, financial condition and results of operations. For example, international demand for our products is affected by foreign currency exchange rates. In addition, interest rate fluctuations may affect the buying patterns of our customers. Furthermore, interest rate and currency exchange rate fluctuations have broad influence on the general condition of the U.S., foreign and global economies that could have a material adverse effect on us.

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants, issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software developed or Obtained for Internal Use," which provides guidance regarding when software developed or obtained for internal use should be capitalized. This statement is effective for transactions entered into in fiscal years beginning after December 15, 1998. We do not expect that the adoption of this statement will have a material impact on our financial position or results of operations.

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Under SFAS No. 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. As amended in June 1999 by SFAS No. 137, this statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company has not yet determined the impact that the adoption of SFAS 133 will have on its earnings or statement of financial position. The Company is required to adopt SFAS 133 on January 1, 2001.

                                    BUSINESS

OVERVIEW

     We are a leading provider of innovative software infrastructure and solutions that allow organizations to efficiently share, manage and manipulate complex data and facilitate effective business-to-business processes and information exchange over the Internet. Our object database management system utilizes and supports complex, multidimensional data models and standard Internet programming languages. Our database system allows independent software vendors and original equipment manufacturers to build efficient, high performance applications that are fully embeddable, easy to use and cost efficient. Our Internet solutions provide our customers with the ability to efficiently author, manipulate and electronically distribute complex business documents based on advanced exchange protocols. Our solutions leverage the Internet as a new means to increase customer relationships, accelerate business processes and reduce costs. Our open systems approach allows our customers to rapidly develop applications using our database products and customize our Internet solutions for work with a variety of standard application environments and third-party tools without having to make any significant adjustments to their existing internal information technology systems. It is our objective to make complex applications simple and affordable for a large group of organizations by providing sophisticated, easy to use and powerful software products that leverage the Internet.

INDUSTRY BACKGROUND

THE GROWTH OF E-COMMERCE

     Companies are increasingly seeking to use the Internet in business processes to communicate, share and exchange information, in the form of, for instance, transaction records, orders, product descriptions, maintenance manuals, health care records, marketing and product information, primarily because they see the Internet as an opportunity to reduce costs, increase the speed of business processes, and improve the quality of their services.

     Companies have historically used information technology to integrate internal workgroups, disseminate information and otherwise automate their internal processes. However, even companies that are highly automated internally continue to rely mostly on traditional means of communications such as phone, fax or mail to obtain quotes, place orders, track shipments and otherwise conduct business. As a consequence, the Internet has become the main driving force behind moving business processes and e-commerce to a fully automated and integrated environment that makes full use of the Internet infrastructure.

THE NEED FOR NEW METHODS OF EXCHANGING INFORMATION

     The use of the Internet as a means to conduct business necessitates uniform and standardized data exchange protocols to enable market participants to communicate. As new Internet applications become increasingly dynamic and proactive, and are further integrated with database content, the management of complex information becomes more important. Moreover, the ability to easily and quickly assemble documents from multiple sources is critical to applications such as e-commerce, marketing automation, document publishing and electronic data interchange.

     The increasing use of the Internet as a means to conduct business requires more powerful and flexible database management systems and the utilization of a uniform exchange protocol to create and deploy Internet applications. The key requirements of a database management system to be used on the Internet include the ability to support complex information using object-oriented programming methodologies, the programming language Java, and sophisticated searching and manipulation of the database. In addition, to promote widespread adoption, an ideal database management system should minimize costs for applications, installation, administration, maintenance and training, especially for small and medium-sized businesses that typically operate without specialized information technology personnel.

SUPPORT FOR COMPLEX, MULTIDIMENSIONAL DATA MODELS

     Traditionally, data records have been stored in relational databases and have been comprised of simple character, numeric or date information. The structure of individual data units has, however, become increasingly sophisticated and has evolved into complex data models that are characterized by composites of numerous pieces of information and their relationships. The storage, retrieval and manipulation of this type of data, using a relational model, requires tedious programming efforts for meaningful use of the information contained. In order to make the data useful for a user, the data records must be searched and retrieved by tracing programmed relationships. In contrast to the data records stored in relational databases, object databases allow complex data models to be stored, managed and manipulated through components known as data objects that represent all attributes and leave advanced relationships intact. These complex data models are increasingly prevalent as a basis for information exchange on the Internet.

     Databases for current and future Internet applications should therefore support data models that go beyond the simple information typically used in traditional business applications and databases. Internet applications are characterized by complex relationships among these sets of information objects. Consequently, the ability to quickly add support for these complex data models is essential for database management systems used for Internet applications. For example, interacting with web pages containing diverse content requires rapid navigation, search and retrieval of numerous hierarchically structured collections of information objects. Relational databases were designed to manage numerical and text data arranged in tabular form and typically cannot provide support for new data types without a substantial, time-consuming programming effort.

SUPPORT FOR OBJECT-ORIENTED PROGRAMMING METHODOLOGIES

     Object-oriented programming methodologies that recognize and utilize objects for complex data models emerged in the 1980s and were developed for various uses, such as improving software quality, increasing developer productivity and creating reusable software components. Object-oriented languages, such as Java, have evolved as standard languages to build Internet applications. These languages utilize nested, hierarchically organized structures of reusable software objects as basic building blocks. When using object-oriented programming languages with a relational database, an extensive programming effort, referred to as "mapping," is generally required to "translate" software objects to a two-dimensional tabular relational model. In contrast, an object-oriented database that directly stores the software objects in the database without requiring translation results, in most cases, in faster development cycles, fewer lines of application code and better application performance.

SUPPORT FOR JAVA

     Java is currently the predominant object-oriented programming language, particularly for the Internet. The primary reason for the widespread acceptance of Java is its portability, which allows programs written in Java to be executed on any computer without regard to the computer's operating system or hardware platform. Java relies on a so called Java Virtual Machine, or Java VM, an architecture that executes Java programs on the target machine. The Java VM allows a "write once, run anywhere" concept that is ideally suited for Internet applications. This simple fact has eliminated serious portability issues typical in traditional client-server computing where applications are written for a specific platform. Unlike other programming languages, it allows developers to build reusable software components and small, self-contained and easy to use applications called applets, instead of building large, monolithic applications. These small components are well suited for being downloaded over the Internet as they are requested, with no installation required and instant upgradability. Support for Java is crucial for developers of Internet applications who require tools such as databases that are Java compliant. In addition, due to the speed of change of the Internet, Internet applications are also subject to constant change. Java's component model addresses this rapid change better than any other programming language.

SUPPORT FOR A UNIFORM EXCHANGE PROTOCOL

     HTML, or the Hypertext Markup Language, is an information presentation protocol that is used today for the majority of Web pages worldwide, but lacks the support for complex data exchange neces-sary for e-commerce. Due to its limitations as solely a presentation language, it became clear in the mid-1990s that HTML did not have the capability to exchange data for e-commerce. As a result, in 1998, the World Wide Web Consortium, of which we are a member, announced the release of the eXtensible Markup Language specification, XML, as a uniform protocol for data exchange.

     XML additionally provides the ability to capture the meaning of document content in a format that can be processed by computers. In this format, documents can be easily composed of smaller XML objects, queried for specific content, manipulated more intelligently, and exchanged with other applications. XML thus enables a new group of applications that are based on intelligent content manipulations and exchange, such as the automation of business processes. XML has received widespread support in the information technology industry since inception. Organizations such as Microsoft Corporation, Sun Microsystems, Inc., IBM, Netscape Communications Corporation, Lotus Development Corporation, Adobe Systems Incorporated, ArborText, Inc., Ariba, Inc., DataChannel, Inc., CommerceOne, Inc., Inso Corporation, Hewlett-Packard Company, the National Center for Supercomputing Applications, SAP AG, Software AG, Baan Company N.V., Vignette Corporation, and Fuji Xerox, Ltd. are endorsing the XML standard for e-commerce applications.

     The use, transmission and storage of XML will also have a significant impact on the usage of database technology in Internet applications. The storage requirements of XML differ from HTML in many significant ways. Given that XML objects can be composed of a large number of discrete elements, the interlinking between these objects, and the need to query, share and create different presentation formats for the content make managing XML in the file system extremely cumbersome without a more sophisticated form of data management. The structure and linking of XML makes using an object database to manage XML an attractive approach. Object-oriented database management systems naturally support both navigation and query access to XML data, providing significant performance advantages over relational databases. We believe that the reception of XML as a uniform data exchange protocol for e-commerce will be a major driver of demand for object-oriented database management systems such as ours. In addition, the implementation of industry-specific exchange protocols based on XML is not far behind. For instance, cXML, the commercial eXtended Markup Language, is a form of XML that is specifically designed for commercial use, which we expect will eventually develop into a widely accepted e-commerce standard.

LOW COST OF OWNERSHIP

     To date, costs of licensing and operations of information systems have been high due, in part, to expensive database administration, high education and training costs and expensive software upgrades. These costs can prohibit small and mid-sized companies from investing in these information systems. With the proliferation of the Internet and Internet applications into a vast range of business areas, it has become even more critical that applications require little training and do not require significant ongoing operational costs. Web browsers and graphical user interfaces are technologies designed to reduce installation and training costs, and when used with efficient database systems, can be even more powerful and cost-effective tools. We believe that Internet applications and databases supporting these applications can and should operate with little or no ongoing administration or maintenance. We believe that designing database management systems with these concepts in mind reduces the cost of ownership of these products, and ultimately, the cost of doing business over the Internet. In reducing the cost of ownership, the key features of a database system should include the following:

     - simple installation;

     - a browser-based user interface that does not require client software installation;

     - a self-explanatory graphical user interface to reduce or eliminate training;

     - database operation that is embedded and requires little or no administration and maintenance; and

     - a scalable software architecture that can evolve with the addition of software components without requiring a major upgrade of the entire application.

THE POET SOLUTION

     We are a leading provider of innovative data management software that enables organizations to efficiently manage and share complex information. Our database management system, the POET Object Server Suite, together with its database development and administration tools, provides a powerful object data management solution to be embedded in Internet and other software applications and an efficient, high-performance database system with an overall low cost of ownership. We have developed two Internet applications that incorporate the POET Object Server Suite, the POET Content Management Suite which provides our customers with the ability to efficiently author, manipulate and electronically distribute complex business documents based on the XML format, and the POET eCatalog Suite, which allows suppliers of goods and services to exchange product information such as catalogs with customers over the Internet without having to make significant adjustments to their existing internal technology systems. These applications address the specific requirements of our customers who wish to engage in e-commerce using the XML standard. Our products thus provide unique business critical solutions for companies looking to utilize XML and the Internet for e-commerce initiatives.

     We are one of the few software companies that provides both a database that supports XML and applications for storing, manipulating and managing business documents and related processes. Our customers may benefit greatly from the synergies resulting from the combination of our proven object-oriented database management system and these innovative e-commerce applications.

STRATEGY

     Our objective is to make complex applications simple and affordable for a large group of organizations by providing sophisticated, easy to use and powerful software and applications that leverage the Internet. To this end, we aspire to become the leading supplier of object-oriented data management solutions and to capitalize on our substantial experience and know-how in the area of object-oriented data management systems and XML to develop and market successfully our Internet e-commerce applications. Key elements of our strategy include the following:

     LEVERAGE DATABASE TECHNOLOGY FOR NEW INTERNET APPLICATIONS. With the development of our POET Content Management Suite and our POET eCatalog Suite products we have extended our core competency of object database technology into software applications to facilitate business-to-business exchange of documents and related processes. With the advent of data exchange standards such as XML, we anticipate additional demand for these applications that will foster revenue growth. We intend to further develop these applications to provide complete solutions including further enhanced features and functions.

     EXPAND SALES AND DISTRIBUTION. We intend to expand our global sales capabilities by increasing the size of our direct sales force and by expanding the number of systems integrators, independent software vendors, value added resellers and original equipment manufacturers that form our indirect sales channel. We also plan to extend our sales force in Europe beyond the German-speaking countries where we have focused our marketing efforts to date.

     FOSTER STRATEGIC RELATIONSHIPS. We have entered into a variety of strategic relationships with independent software developers, original equipment manufacturers and marketing partners in order to accelerate the development and acceptance of our products. We intend to continue our strategy of incorporating "best of breed" functionality in our products through existing and new relationships, similar to our licensing arrangement with Verity, Inc. for a text search engine, and Simba for the creation of the POET Object Server Suite Open Database Connectivity-driver. In addition, we intend to enter into joint marketing partnerships with vendors of complementary products, such as our existing strategic relationship with Ariba, Inc., the developer of the Ariba Operating Resource Management System electronic procurement software, and with

Allaire, Inc., for the marketing of its ColdFusion product bundled together with our products.

     MAINTAIN AND EXTEND DATABASE TECHNOLOGY LEADERSHIP. We have historically pursued and will continue to pursue the development of state of the art technology. We intend to maintain our database technology leadership by continuing to enhance the performance and scalability of our POET Object Server Suite product lines and by providing advanced support for complex data models and integration with object-oriented programming languages. In addition, we intend to continue to enhance our development and administration tools and data access products to make it easier to build, deploy and use applications based on our POET Object Server Suite.

     CONTINUE TO PURSUE OPEN SYSTEMS APPROACH. Our products are designed to work with a variety of standard tools and to take advantage of existing investments in hardware, software and network infrastructures. Our products support the programming language Java, C++, the data exchange protocols XML and cXML and numerous operating systems such as Microsoft Windows, Novell Netware, Sun Solaris, HP-UX and Linux. In addition, we are members of Internet and database standards organizations including the Object Data Management Group, Java Data Objects, and the World Wide Web Consortium. We intend to continue to pursue this open systems approach, which allows customers to rapidly develop applications using our database products and customize our existing Internet solutions.

PRODUCTS

     The core of our product offering is the object-oriented database management system POET Object Server Suite. From this product base, we are leveraging our core competency in the area of object-oriented database systems by developing and marketing powerful business-to-business e-commerce Internet applications based on the POET Object Server Suite technology. Our POET Content Management Suite is a turnkey system for the management of complex business documents, such as technical manuals, and our POET eCatalog Suite provides a tool for businesses to efficiently manage and exchange electronic catalogs of supplies over the Internet for electronic procurement platforms such as the Ariba Operating Resource Management System.

THE POET OBJECT SERVER SUITE

     The POET Object Server Suite allows software developers to build standard applications that require low to zero maintenance and administration. The POET Object Server Suite supports powerful programing of complex multidimensional data models, such as those common among Internet applications, without the performance and programming difficulties often experienced with relational databases. Since its introduction in 1991, the POET Object Server Suite has been used by our customers to build high-performance applications in a variety of challenging programming environments where relational databases have been unable to provide adequate functionality. Our customers use the POET Object Server Suite as an embeddable data management engine for a wide variety of products, systems and applications, including commercial websites, telecommunications equipment, production process control, financial information systems, customer information systems, electronic product documentation to mobile computing applications and XML-based, Internet business applications.

     The POET Object Server Suite is currently our core product and continues to represent the basis of our present operations. We started development of the POET Object Server Suite in 1989, began marketing POET Object Server Suite Version 1.0 in 1991, and introduced four subsequent versions through July 1997. The sixth major version, POET Object Server Suite 6.0, will be released in September 1999. We have licensed our software to more than 1,000 independent software vendors, original equipment manufacturers and corporate customers since 1996.

     We believe that the POET Object Server Suite delivers the following key benefits to our customers who build applications:

     FASTER TIME TO MARKET. Because data is represented in the POET Object Server Suite exactly as it is used by the object-oriented programming languages, such as Java, no data translation coding is necessary. Using an object-oriented database management system such as the POET Object Server Suite reduces the total application's source code, as well as the time to program the source code substantially. The POET Object Server

Suite also offers customers an HTML interface to build web pages and an Open Database Connectivity interface. To further reduce time to market, the POET Object Server Suite eliminates the need to write database conversion programs for application upgrades and new applications accessing existing POET databases.

     LOW COST OF OWNERSHIP. Because the POET Object Server Suite needs virtually no administration and maintenance after being installed, the product is well suited for applications requiring an embedded database that is integrated into the application and invisible to the end-user. Due to these features, the POET Object Server Suite may be used in environments with minimal or no administration, such as applications for mobile computers, telecommunications equipment, medical devices and large volume packaged software applications. In addition, because the low to zero administration feature reduces costs significantly, customers using the POET Object Server Suite can build applications for end-user markets in which the ongoing costs of a database administrator would be prohibitive.

     PROVIDES DIRECT STORAGE AND MANAGEMENT OF COMPLEX DATA MODELS WITHOUT ADDITIONAL PROGRAMMING. The POET Object Server Suite provides direct storage of C++, Java and XML data models without requiring the programmer to write additional code to map these models from applications into relational databases. This permits rapid access to and processing of complex data models and facilitates concurrent use of the database as other transactions may freely access other stored objects. As a result of these features, applications can be developed in less time with higher performance and greater reliability and flexibility.

     LOW MEMORY REQUIREMENTS AND HIGH SCALABILITY. The low memory consumption of the POET Object Server Suite enables deployment in a wide variety of computing environments, reaching from personal computers and mobile computers to Windows NT and UNIX server environments. The POET Object Server Suite can overcome resource limitations associated with laptop computers by scaling down while maintaining the capability to size up to databases on large server systems. We are striving to make our powerful database management systems available to even more constrained computing environments such as personal digital assistants, like 3Com Corporation's Palm Pilot, and have, in a research project conducted together with Ericsson, Inc., developed a Java database with memory requirements as low as one-tenth of our standard database that can be included in hand-held devices.

     OPEN SYSTEMS APPROACH. The POET Object Server Suite is designed as a platform-independent product capable of working on numerous standard operating systems. The POET Object Server Suite is compatible with leading operating systems such as Microsoft Windows, Novell Netware, Sun Solaris, HP-UX and Linux. In addition, the POET Object Server Suite is compatible within widely-used relational database management systems such as those of Oracle and Microsoft. We intend to continue this open platform approach, which allows our customers to easily and rapidly deploy applications on these platforms without modification.

THE POET CONTENT MANAGEMENT SUITE

     The POET Content Management Suite is a turnkey content management system based on the POET Object Server Suite. The POET Content Management Suite assists companies with a need to reliably collect, manage, update and concurrently edit large volumes of structured business documents that must be published electronically, especially over the Internet and intranets. Traditionally, this content was managed manually and published via traditional means such as phone, fax or mail. The POET Content Management Suite increases the quality of service, preserves the integrity of business documents, decreases production time and costs and helps to automate business processes. The POET Content Management Suite is particularly useful in producing complex documentation for industries such as aerospace, manufacturing and shipbuilding. Other typical users include publishers of dictionaries and encyclopedias and banks and insurance companies, which must make internal and external documents electronically accessible.

     Our POET Content Management Suite provides customers with the following benefits:

     INCREASED COLLABORATION POTENTIAL. Unlike traditional file system-based solutions, the POET Content Management Suite manages documents in a database and increases the reliability and efficiency of the publishing process. The granular structure of a document in our database that would not be possible using a relational database allows for selective access to each of the document's elements and thereby permits a large number of users to concurrently access and edit different sets of information contained in the same document.

     DISTRIBUTION OF BUSINESS CRITICAL INFORMATION OVER THE INTERNET. The use of XML as an evolving Internet standard for e-commerce facilitates the distribution and production of business documents over the Internet. The POET Content Management Suite manages business documents in XML format and is therefore ideally suited for distributing large volumes of business documents over the Internet. Using the POET Content Management Suite, websites may be easily administered and updated by manipulating on-line information without the time-consuming task of repeatedly re-programming web pages in HTML to create the layout to be applied to the information. The POET Content Management Suite uses style sheets and templates to generate HTML layout dynamically from the database as new content is created or modified. This allows users of the POET Content Management Suite to focus on the creation and editing of business documents without having to take into account how these documents will be presented. Moreover, compared to traditional methods of document exchange that rely on communication by telephone, e-mail and fax, the POET Content Management Suite provides for faster, lower cost, higher quality and more accurate communication of business critical information.

     INTEGRATES WITH STANDARD TOOLS. The POET Content Management Suite also offers integration with Verity Inc.'s Topic Search Engine, allowing for intelligent text searches of documents, further facilitating efficient document management. The POET Content Management Suite is also integrated with Allaire Corp.'s ColdFusion website development and application server which allows users to build powerful and dynamic websites based on the POET Content Management Suite. In addition, the POET Content Management Suite is integrated with two leading XML editors, Adobe Frame Maker+ SGML and ArborText Adept Editor. The POET Content Management Suite's software development kit allows further integration into other software environments such as word processing systems.

     EFFICIENTLY MANAGE MULTIPLE LANGUAGE VERSIONS. Users producing documents in several languages may manage all language versions in a single database using the POET Content Management Suite because it ensures that the structure of the derivative translations precisely resembles the current source document content. Traditionally, this process has been tedious, error-prone and time-consuming.

     Version 1.0 of the POET Content Management Suite was released in May 1998, and we began shipping Version 2.0 of the POET Content Management Suite in June 1999.

THE POET ECATALOG SUITE

     Our POET eCatalog Suite is a comprehensive electronic catalog system that enables companies of all sizes to seamlessly conduct business-to-business e-commerce. The POET eCatalog Suite provides a turnkey solution to create electronic catalogs from existing internal information systems and databases and manages the processes to automate customization and distribution of these catalogs. Traditionally, catalog information has been distributed by paper, phone or email with infrequent updates, often outdated information and no customization for particular customers. We believe that the POET eCatalog Suite has the potential to foster stronger, longer lasting business relationships and, when established, will lead to significantly higher efficiencies and eventually to greater volumes of business.

     The POET eCatalog Suite provides users with the following benefits:

     ENABLES SUPPLIERS TO USE THE INTERNET MORE EFFICIENTLY FOR BUSINESS-TO-BUSINESS E-COMMERCE. Suppliers typically use traditional electronic data interchange, or EDI, solutions or conventional paper, fax and telephone to provide catalog information to their business customers. EDI is often used over costly private networks primarily by large companies with significant information technology resources. In contrast, the POET eCatalog Suite uses the Internet as the transport medium and XML as a uniform exchange protocol to provide cost-effective and ubiquitous communication with a wide range of customers.

     PROTECTION OF INVESTMENT IN EXISTING INFORMATION SYSTEMS. Many suppliers currently operate internal information systems that contain at least portions of relevant catalog data. However, this data is often stored in proprietary formats inappropriate for electronic distribution, and it would be difficult and expensive to change the existing internal information systems to reformat this data into uniform formats for useful e-commerce. The POET eCatalog Suite complements existing internal information systems by extracting product and service information from the existing system and by transforming the information into a standard XML format for a generic master catalog. The master catalog can then be extended with our tools by adding information such as comprehensive descriptions and pictures.

     AUTOMATICALLY CREATES CUSTOMIZED CATALOGS. The POET eCatalog Suite provides an intuitive, user-friendly interface for creating and managing customer catalogs. The POET eCatalog Suite is capable of mass customization, which allows the creation of customer profiles that are used to maintain information specific to each business customer, such as special pricing, selection of products and required data formats. The customer profiles are used to generate customized catalogs. The catalogs are then transmitted to the business customer and automatically interact with customers' own procurement software via the Internet. Administration of the data exchange is automatic, resulting in a scalable solution that can easily serve hundreds of customer organizations.

     PROVIDES A PLATFORM FOR INTEGRATION WITH PROCUREMENT SYSTEMS. We expect that many different and competing XML dialects for catalog data exchange will evolve. The POET eCatalog Suite provides a flexible platform architecture that can easily be extended with additional delivery formats. Today, the POET eCatalog Suite supports cXML and the Catalog Information Format, or CIF. cXML and CIF support the compatibility with the Ariba Operating Resource Management System electronic procurement system. Ariba, Inc. is a leading provider of electronic procurement systems for the purchasers of goods. Ariba's Operating Resource Management System is an e-commerce application that automates the purchasing of maintenance, repair and operating supplies. We plan to develop future versions of the POET eCatalog Suite with additional functionalities that will make it compatible with other leading electronic procurement systems.

     REDUCES COSTS FOR CATALOG MANAGEMENT. Internal information systems are not designed to provide outbound and customized electronic catalog management. The conventional distribution of this information via paper, fax or telephone is slow and expensive, quickly becomes outdated, and cannot be customized. The costs for a proprietary EDI solution are prohibitive for most suppliers. The POET eCatalog Suite reduces costs by automating significant portions of the catalog management process by accelerating the speed of business processes without requiring additional expensive personnel for administration and maintenance. In addition, the POET eCatalog Suite has the potential to establish strong business relationships with the customer by linking the companies electronically, which may increase business volume.

     We tested an Early Adopter Program of the POET eCatalog Suite in July 1999 and began shipping Version 1.0 of the product in September 1999.

SERVICES

     We believe that providing high-quality services is critical to ensuring customer success and satisfaction. Accordingly, we supplement all of our product offerings with technical support and consulting services. We offer several levels of support including software updates, telephone technical support, services of dedicated support engineers, training and customer specific workshops. These services are rendered by our Consulting Group, which, as of June 30, 1999, consisted of a staff of 11 employees, with 4 employees located in the U.S. and 7 employees located in Europe. As of June 30, 1999, our Technical Support & Maintenance Group consisted of a staff of 13 employees, with 6 employees located in the U.S. and 7 employees located in Europe. Our Consulting Group provides fee-based consulting services designed to allow the seamless integration of our products into the software systems of our customers. In addition, the Consulting Group undertakes custom development projects for customers by which we add additional and customized features and functionality to our product base. The Support & Maintenance Group provides support for a software product once it has been approved by our quality control department and has been made commercially available.

     We support customers on a continuous basis through the provision of product information and software patches over our support website. In addition, customers may seek offline support from us via e-mail and facsimile.

CUSTOMERS

     We have licensed versions of our products to over 1,475 customers worldwide. In 1996, 1997 and 1998, Novell, Inc. accounted for more than 24% of our revenues. In 1997, another corporate customer accounted for 11% of our revenues, and in 1996, Bausparkasse Schwabisch Hall AG accounted for 17% of our revenues. Our customers represent a broad spectrum of enterprises within diverse sectors, including technology, telecommunications, publishing, defense, transportation, banking and finance.

     The following is a representative list of customers from our customer base who have purchased licenses and/or services from us.

     Financial Services and Insurance

    Audatex Holdings Ltd
    Bankgesellschaft Berlin AG
    Bausparkasse Schwabisch Hall AG
    DataCard Corporation
    Techniker Krankenkasse
    HSBC Trinkaus & Burkhardt KGaA

     Software, Technology and Internet

    ADDISON Software und Service GmbH
    BuildNET
    CompuServe Incorporated
    Cyra Technologies, Inc.
    Digital Zone International A/S
    Evolve Software, Inc.
    The ForeFront Group, Inc.
    Ganymede Software Inc.
    GSD Software und Datentechnik mbH
    IDS Scheer AG
    IntelliCorp
    ipro Consulting GmbH
    Lernout & Hauspie Speech Products N.V.
    On Center Software, Inc.
    Pixelpark GmbH
    Pythia Communication & Computer   GmbH
    Riverton Software
    Tool, S.A.
    TurboMed EDV GmbH

     Publishing/Technical Documentation

    Deutsches Institut fur Medizinische   Dokumentation und Information
    GiL Group Information Logistics GmbH
    juris GmbH
    Lockheed Martin Corporation
    Mannesmann Datenverarbeitung GmbH
    Minolta GmbH
    PPS GmbH
    Sema Group GmbH
    WEKA Baufachverlage GmbH

    Telecommunications Equipment and Embedded Systems

    AM Communications, Inc.
    Beckman Coulter, Inc.
    Bosch Telecom GmbH
    Echelon Corporation
    Ericsson, Inc.
    Lucent Technologies Network Systems   GmbH
    Lucent Technologies, Inc.
    Metrohm AG
    The Perkin-Elmer Corporation
    Rohde & Schwarz International GmbH
    Siemens AG
    U S West, Inc.
    Wandel & Golterman, Inc.

     Other

    National Board of Medical Examiners
    ARINC Incorporated

SELLING AND MARKETING

     We market our products primarily through our direct sales force and indirect sales channels. As of June 30, 1999, our direct sales force consisted of 26 sales representatives and sales support personnel, 15 of whom are based in the U.S. and 11 of whom are based in Europe. We have developed profiles of target customers for each product. Potential customers in each of our sales regions are matched against such profiles and ranked by priority. We use a variety of marketing programs to build market awareness of our company, our POET brand name, our products and our services. Our activities include market research, product and strategy updates with industry analysts, public relations activities, direct mail and relationship marketing programs, seminars, trade shows, speaking engagements of senior management and website marketing. Our marketing organization also produces marketing materials in support of sales to potential customers including brochures, white papers, presentations and demonstrations.

     In marketing our current core product, the POET Object Server Suite, our direct sales force focuses on original equipment manufacturers, independent software vendors and large commercial end-users who maintain their own development units, all of whom integrate our database into their own systems. In order to increase the visibility of the POET Object Server Suite to end-users working with applications into which the product is embedded, we seek agreements with our original equipment manufacturers, independent software vendors and large commercial end-user customers to label their products "Powered by POET."

     The POET Content Management Suite is targeted at organizations that create, maintain and publish complex technical manuals, such as ship, aircraft and railroad manufacturers, as well as publishing houses. We cater to such vertical markets through our indirect sales channel by using system integrators and value added resellers who have intimate knowledge of the specific demands of such vertical markets. In planning and implementing customer specific content management solutions, our partners may integrate our POET Content Management Suite into their own products. In the United States, we have approximately 5 such partners, and in Europe, we currently cooperate with approximately 15 partners for sales of the POET Content Management Suite.

     The POET eCatalog Suite is targeted at small, medium-sized and large supplier organizations as well as procurement software suppliers on the customer side whose systems communicate based on the XML standard. We intend to sell our POET eCatalog Suite directly via the Internet and telesales to suppliers. Indirect sales occur via strategic partners such as centralized customer organizations and single large customers, as well as Internet service providers.

     We have also entered into a strategic partnership with Ariba pursuant to which Ariba promotes the sale of the POET eCatalog Suite by introducing us to potential customers, including suppliers and their customers. Accordingly, our success in marketing version 1.0 of the POET eCatalog Suite is currently highly dependent upon the market acceptance of Ariba's electronic procurement system Operating Resource Management System. For risks relating to our relationship with Ariba, see "Risk Factors -- The success of the POET eCatalog Suite depends on our ability to maintain and develop strategic relationships with vendors of Internet-based procurement systems."

RESEARCH AND DEVELOPMENT

     We have made substantial investments in research and development through both internal development and, to a lesser extent, technology acquisition. Although we plan to continue to evaluate externally developed technology for integration into our products, we expect that most enhancements to existing as well as new products will be developed by our internal research and development department. The majority of our research and development activity has been directed toward future enhancements to our existing products and, as we expand into new markets, the development of our POET Content Management Suite and our POET eCatalog Suite.

     The strategic importance which we place on our research and development is reflected by the size of our Research & Development Group which, as of June 30, 1999, comprised 32 of our 102 total employees. Most of our employees in the Research & Development Group have university degrees in either information technology or mathematics. Our Research & Development Group is based entirely in Hamburg, Germany, where the cost of attracting and retaining highly qualified research and development staff is considerably lower than in the United States.

     Our research and development expenditures, including purchased software, for fiscal 1996, 1997 and 1998 were approximately $1.6 million, $2.9 million and $2.6 million. We expect that we will continue to commit significant resources to research and development in the future, especially for the development of Internet-related applications. All research and development expenses have been expensed as incurred. See "Risk Factors -- If we are unable to meet the rapid changes in software technology our existing products may become obsolete."

COMPETITION

     The markets for database and e-commerce software are intensely competitive. Our customers' requirements and the technology available to satisfy those require-ments continually change. We expect competition to persist and intensify in the future. Our sources of principal competition include:

     - in-house development efforts by potential customers or partners;

     - other software vendors that address similar customer needs, including vendors of object-oriented database management systems, such as Object Design Inc., Versant Corporation, and Objectivity, Inc.;

     - other content management companies, such as Chrystal Software, Incorporated, Vignette Corporation, Inso Corporation, Documentum, Inc., Requisite Technology, Inc. SAQQARA Systems, Inc., Interleaf, Inc. and Ondisplay, Inc.; and

     - potentially, vendors of relational database systems, such as Oracle Corporation, Microsoft Corporation, Sybase, Inc., Pervasive Software, Inc., Progress Software Corporation, IBM, and Informix Corporation.

     For other risks relating to our competition, see "Risk Factors -- We face intense competition that could harm our business."

PROPRIETARY RIGHTS AND LICENSING

     Our success and ability to compete is dependent upon our ability to develop and maintain the proprietary aspects of our technology and operate without infringing on the proprietary rights of others. We rely on a combination of trademark, trade secret and copyright law, and contractual restrictions of our customers, partners, employees, management contractors and consultants to protect the proprietary aspects of our technology. We have entered into a license agreement with Novell with regard to Version 5.0 of our POET Object Server Suite. For more details, see "Certain Transactions."

     We presently own the U.S. trademark "POET" and the U.S. trademark application for "FAST OBJECT." Our German subsidiary, POET Software GmbH, owns the trademark "POET" in Germany, Austria, Netherlands, Luxembourg, Belgium, France, Spain, Italy, Yugoslavia, Switzerland and China. We currently own no patents. We license our software to customers under license agreements that impose certain restrictions on the licensee's ability to utilize the software. However, these legal protections afford only limited protection for our technology.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. For a more detailed discussion regarding our intellectual property rights, see "Risk Factors -- We rely on our intellectual property rights and may be unable to protect these rights."

     We integrate third-party software into our products. This third-party software may not continue to be available on commercially reasonable terms. We license the Simba Open Database Connectivity Toolkit from Simba Information, a Primedia Information Company, as an open database connectivity toolkit, Topic Developer Toolkit from Verity, Inc., a text search engine, which is an optional function of the POET Object Server Suite and is integrated into the POET Content Management Suite, and ColdFusion from Allaire Corp. which is also an optional function of the POET Object Server Suite and is integrated into the POET Content Management Suite. If we cannot maintain these third-party software licenses, shipments of our products could be delayed until equivalent software could be developed or licensed and integrated into our products.

EMPLOYEES

     We consider our qualified and highly motivated employees a key factor in our success. Our future success will depend in part on our ability to attract, retain and motivate highly qualified technical management personnel for whom competition is intense. Approximately half of our employees hold a university degree. The following table shows the average number of employees for each fiscal period:

                                             AS OF
                                            JUNE 30,
                       1996   1997   1998     1999
                       ----   ----   ----   --------
Sales & Marketing....   26     35     34       35
Professional
  Services...........   17     19     19       21
Research &
  Development........   21     31     34       32
Finance &
  Administration.....   10     14     11       11
                       -----------------------------
  Total..............   74     99     98       99
                       =============================
  Total employees in
     U.S.............   27     38     36       35
  Total employees in
     Germany.........   47     61     62       64

     From time to time, we also employ independent contractors to support our professional services, research and development, and sales and marketing organizations. Our employees are not represented by any collective bargaining unit, and we have never experienced a work stoppage. We believe our relations with our employees are good.

PROPERTIES

     Our headquarters, as well as the headquarters of our subsidiary POET Software Corporation, are currently located in a leased facility in San Mateo, California, consisting of approximately 8,025 square feet under a four-year lease, which expires in December 2002. We have also leased offices in Hamburg, Germany; Munich, Germany; Boston, Massachusetts; and Chicago, Illinois. We own no real estate.

LEGAL PROCEEDINGS

     We are currently engaged in an arbitration procedure, involving a claim by a former employee. The former employee is seeking first to set aside a severance agreement with us, in which the former employee released us against any legal claims in connection with the former employee's employment with us and, second, is seeking $1,500,000 in damages related to the termination of employment with us. We do not believe that these claims have any merit and plan to vigorously defend ourselves in this proceeding. We cannot guarantee that we will be able to successfully defend ourselves in this proceeding and may incur additional costs attempting to do so. See "Risk Factors -- We are engaged in an arbitration proceeding, which could be time-consuming and costly."

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding our executive officers and directors as of July 31, 1999:

               NAME                  AGE                       POSITION
               ----                  ---                       --------
Dirk Bartels.......................  39    President, Chief Executive Officer and Chairman
                                           of the Board
Carol Curry........................  42    Vice President of Marketing
David Guinther.....................  40    Vice President of Sales
Michael Hogan......................  36    Vice President of Corporate Development
Jorg Tewes.........................  35    Vice President of Development and General Manager
Jochen Witte.......................  38    Chief Financial Officer, Executive Vice President
                                           of European Operations and General Manager
Jerry Wong.........................  48    Executive Vice President of U.S. Operations and
                                           Vice President of Finance
Shanda Bahles......................  43    Director
Lawrence Owen Brown (2)............  58    Director
J. Burgess Jamieson (1)............  69    Director
Gert Kohler (1)(2).................  49    Director
Jerome Lecoeur.....................  42    Director

-------------------------
(1) Member of Audit Committee

(2) Member of Compensation Committee

     DIRK BARTELS is a co-founder of POET Holdings and has served as President and Chief Executive Officer since we commenced our operations in March 1995. Prior to that time, Mr. Bartels served as a General Manager of our subsidiary POET Software GmbH. Mr. Bartels has served as a director of our company since March 1995 and has acted as our Chairman of the Board since December 1996. Mr. Bartels received a Master of Science in Computer Science from the Technical University in Berlin, Germany.

     CAROL CURRY joined POET Holdings as Vice President of Marketing in August 1997. From May 1996 to August 1997, Ms. Curry served as the Director of Database Marketing for Informix Corporation, a database software company. Ms. Curry also held the position of Marketing Manager of Silicon Graphics, Inc. a computer systems company, from September 1987 to May 1996. Ms. Curry received a Bachelor of Science in Electrical Engineering and Computer Science from Princeton University.

     DAVID GUINTHER joined POET Holdings in March 1997. He served as our District Manager of Northern California from March 1997 to December 1998 and as our Director of Sales from January 1999 to June 1999, and has served as our Vice President of Sales since July 1999. Prior to joining our company, Mr. Guinther served as Regional Sales Manager at ONTOS Inc., a component-based technology solutions provider, from August 1996 to February 1997 and as Manager of Strategic Initiatives at Sybase, Inc., a software company, from February 1993 to July 1996. Mr. Guinther received a Bachelor of Business Administration and a Master of Science in Business from the University of Wisconsin in Madison.

     MICHAEL HOGAN has served as our Vice President of Corporate Development since April 1997. From March 1994 to April 1997, Mr. Hogan served as director of Business Development at Novell, Inc., a directory-enabled networking software provider. Mr. Hogan received a Bachelor of Science from the College of Holy Cross.

     JORG TEWES has served as Vice President of Engineering at our subsidiary POET Software GmbH since January 1995 and as our Vice President of Development and General Manager since September 1997. Mr. Tewes received a Masters degree in Computer Science from the Technical University in Berlin, Germany.

     JOCHEN WITTE is a co-founder of POET Holdings and has served as our Chief Financial Officer since we commenced operations in 1995. Mr. Witte has also served as our Executive Vice President of European Operations since July 1999. From March 1995 to

July 1999, Mr. Witte served as one of our directors. Mr. Witte holds a Master of Science Business Administration from the Technical University in Berlin, Germany.

     JERRY WONG has served as our Vice President of Finance since March 1997 and has served as our Executive Vice President of U.S. Operations since July 1999. Mr. Wong also served at our subsidiary POET Software GmbH Corporation as Controller from July 1995 to January 1996 and as Vice President of Finance from February 1996 to March 1997. From January 1993 to July 1995, Mr. Wong served as the Controller at Blyth Software Inc., a software and service provider. Mr. Wong received a Bachelor of Science in Business Administration from the University of San Francisco.

     SHANDA BAHLES has served as a director of POET Holdings since April 1995. Ms. Bahles has been a General Partner of El Dorado Ventures, a venture capital firm, since May 1991. Ms. Bahles also serves on the board of Pilot Network Services and Sagent Technology, Inc., as well as on the boards of other privately held companies. Ms. Bahles holds a Bachelor of Science in Electrical Engineering and a Master of Science in Business Administration from Stanford University.

     LAWRENCE OWEN BROWN has served as a director of POET Holdings since April 1995 and has served as a member of the Compensation Committee since January 1999. Mr. Brown has been a Managing Partner of Technology Strategies & Alliances, a technology consulting firm, since June 1996. From July 1989 to June 1996, Mr. Brown served as Chairman and Chief Executive Officer at Migration Software Systems, Ltd., a software engineering company. Mr. Brown holds a Bachelor of Science in Mechanical Engineering from Auburn University and has attended the Tuck Executive Program at the Tuck School of Business at Dartmouth College.

     J. BURGESS JAMIESON has served as a director of POET Holdings since April 1995. Mr. Jamieson is the co-founder and has been a General Partner of Sigma Partners, a venture capital firm, since July 1984. Mr. Jamieson received the S.B. Degree in Electrical Engineering from the Massachusetts Institute of Technology and attended the Graduate School of Engineering at Northeastern University.

     GERT KOHLER has served as a director of POET Holdings since March 1995 and has served as a member of the Compensation Committee since January 1999. Dr. Kohler has been a Managing Director with Technologieholding, a venture capital company, since October 1987. Dr. Kohler also serves on the boards of Intershop Communications AG, European Technologies Holding N.V., Advanced European Technologies N.V., Strategic European Technologies N.V., Innovationsfonds Schleswig-Holstein & Hamburg GmbH and Technologieholding Fund GmbH. Dr. Kohler holds Masters degrees in Solid State Physics and in Mathematics from the University of Tubingen, a Masters degree in Operational Research from the University of Grenoble, and a Ph.D. in Mathematics from Institute de Recherche Mathematique Applique in France and a Master of Science in Business Administration from Institute d'Administration Enterprise in France.

     JEROME LECOEUR has served as a director of POET Holdings since April 1995. Mr. Lecoeur has been an Investment Manager with INNOVACOM, a venture capital company, since February 1991. Mr. Lecoeur holds a Masters in Economics and a graduate degree in Marketing from the University of Paris.

     Our executive officers and directors can be reached at our principal executive offices located at 999 Baker Way, Suite 100, San Mateo, California 94404, USA.

BOARD OF DIRECTORS

     Our board of directors currently consists of seven authorized members. Six of the seven board positions are currently filled, and there is one vacancy. Executive officers are appointed by the board of directors on an annual basis and serve until their successors have been elected and qualified. There are no family relationships among any of our directors, officers, or key employees.

BOARD COMMITTEES

     We established an audit committee in September 1999. The audit committee consists of Dr. Kohler and Mr. Jamieson. The audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants.

     We established a compensation committee in January 1999. The compensa-tion committee consists of Dr. Kohler and Mr. Brown. The compensation committee reviews and recommends to the board of directors the compensation of all of our officers and directors, including stock compensation and loans, and establishes and reviews general policies relating to the compensation of our employees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. No member of the board of directors or the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

DIRECTOR COMPENSATION

     We do not currently compensate in cash our directors for their service as members of the board of directors, although they are reimbursed for certain expenses in connection with attendance at board and committee meetings. In August 1995, we issued a stock purchase right to Mr. Brown for 47,500 shares of our Common Stock at a purchase price of $0.22 per share. Under our 1995 Stock Plan, nonemployee directors are eligible to receive stock option grants at the discretion of the board of directors. See "-- Incentive Stock Plans -- 1995 Stock Plan." In addition, upon and following this offering, certain non-employee directors may receive option grants under our 1999 Director Option Plan. See "Incentive Stock Plans -- 1999 Director Option Plan."

LIMITATIONS ON DIRECTORS' LIABILITY AND INDEMNIFICATION

     Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our Certificate of Incorporation and bylaws provide that we will indemnify our directors, officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

     We have entered into agreements to indemnify our directors and executive officers in addition to the indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of us, arising out of their services as our director or executive officer, including any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

     At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

                             EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE. The following table sets forth the compensation earned for services rendered to POET Software in all capacities for the fiscal year ended December 31, 1998 by our Chief Executive Officer and our five next most highly compensated executive officers during the fiscal year ended December 31, 1998, referred to as the Named Executive Officers:

                           SUMMARY COMPENSATION TABLE

                                                                LONG-TERM
                                                               COMPENSATION
                                                                  AWARDS
                                                               ------------
                                        ANNUAL COMPENSATION     SECURITIES
                                        --------------------    UNDERLYING      ALL OTHER
     NAME AND PRINCIPAL POSITIONS        SALARY       BONUS      OPTIONS       COMPENSATION
     ----------------------------       --------     -------   ------------    ------------
Dirk Bartels..........................  $208,655(a)  $    --          --         $   426(e)
  President and Chief Executive
     Officer
Carol Curry...........................   145,766(b)   27,500          --             426(e)
  Vice President of Marketing
David Guinther........................   187,713(c)       --      10,500             299(e)
  Vice President of Sales
Michael Hogan.........................   120,000      32,500      10,000             426(e)
  Vice President of Corporate
     Development
Jochen Witte..........................   126,834(d)       --                      14,000(f)
  Chief Financial Officer, Executive
     Vice President of European
     Operations and General Manager
Jerry Wong............................   135,000      10,000      20,000             426(e)
  Executive Vice President of U.S.
     Operations and Vice President of
     Finance

-------------------------
 (a) Includes $28,655 converted from Deutsche Mark based on an exchange rate of
     1.76 Deutsche Mark to the dollar, the average exchange rate for 1998.
 (b) Includes $15,766 earned as commissions.
 (c) Includes $107,713 earned as commissions.
 (d) Includes $25,660 earned as commissions; entire amount converted from Deutsche Mark based on an exchange rate of DM1.76 to the dollar, the average exchange rate for 1998.
 (e) Consists of premiums paid by us for term life insurance.
  (f) Represents the dollar value of the benefit to the executive officer of the remainder of the premium paid by us for term life insurance.

     OPTION GRANTS IN LAST FISCAL YEAR. The following table sets forth certain information with respect to stock options granted to each of the Named Executive Officers during the fiscal year ended December 31, 1998. All of these options were granted under our 1995 Stock Plan and have a term of 10 years, subject to earlier termination in the event the optionees' services to us cease. See
"-- Incentive Stock Plans" for a description of material terms of these options. In accordance with the rules of the Securities and Exchange Commission, also shown below is the potential realizable value over the term of the option (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts are based on certain assumed rates of appreciation and do not represent our estimate of our future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our Common Stock.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                       POTENTIAL REALIZABLE
                       NUMBER OF    PERCENT OF TOTAL                                 VALUE AT ASSUMED ANNUAL
                       SECURITIES   OPTIONS GRANTED                                RATES OF STOCK APPRECIATION
                       UNDERLYING     TO EMPLOYEES       EXERCISE                       FOR OPTION TERM(3)
                        OPTIONS          DURING           PRICE       EXPIRATION   ----------------------------
        NAME           GRANTED(#)      PERIOD(1)       ($/SHARE)(2)      DATE           5%             10%
        ----           ----------   ----------------   ------------   ----------   ------------   -------------
Dirk Bartels.........        --            --                --              --             --              --
Carol Curry..........        --            --                --              --             --              --
David Guinther.......       500           0.1%             $.55         6/15/08      $              $
                         10,000           2.7               .55        10/27/08
Michael Hogan........    10,000           2.7               .55         6/15/08
Jochen Witte.........        --            --                --              --
Jerry Wong...........    20,000           5.5               .55        10/27/08

-------------------------
(1) Based on an aggregate of 366,250 options we granted us during the fiscal year ended December 31, 1998 to employees of and consultants to POET Holdings, including the Named Executive Officers.

(2) Options were granted at an exercise price equal to the fair market value of our common stock, as determined in good faith by our board of directors.

(3) The potential realizable value is calculated based on the ten-year term of the option at its time of grant. It is calculated based on the assumption
    that the assumed initial public offering price of E          ($       ) per
    share appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price.

     AGGREGATE OPTION EXERCISES AND OPTION VALUES. The following table sets forth information with respect to the Named Executive Officers concerning option exercises for the fiscal year ended December 31, 1998, and exercisable and unexercisable options held as of December 31, 1998.

     OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                           NUMBER OF SECURITIES
                                          UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                OPTIONS AT               IN-THE-MONEY OPTIONS AT
                                            DECEMBER 31, 1998            DECEMBER 31, 1998($)(1)
                                       ----------------------------    ----------------------------
               NAME                    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
               ----                    -----------    -------------    -----------    -------------
Dirk Bartels.......................                          --             --              --
Carol Curry........................      18,333          36,667
David Guinther.....................       2,417          10,500
Michael Hogan......................      22,917          42,083
Jochen Witte.......................          --              --
Jerry Wong.........................      30,417          29,583

-------------------------
(1) The value of in-the-money options is based on an assumed initial public
    offering price of E          ($       ) per share, minus the per share
    exercise price, multiplied by the number of shares underlying the option.

INCENTIVE STOCK PLANS

1995 STOCK PLAN

     Our 1995 Stock Plan, as amended on January 26, 1999, provides for the grant of incentive stock options to employees and nonstatutory stock options and stock purchase rights to employees, directors and consultants. A total of 1,000,000 shares of our Common Stock have been reserved for issuance under the Stock Plan. An annual increase will be added on the first day of our fiscal year, beginning in 2000, equal to 2% of the outstanding shares on that date, or a lesser amount determined by the board of directors. As of June 30, 1999, options to purchase 612,166 shares of Common Stock were outstanding and 393,457 shares were available for future grant.

     The compensation committee of the board of directors administers the 1995 Stock Plan and determines the terms of options granted, including the exercise price, the number of shares subject to individual option awards and the vesting period of such options. No employee may be granted options to purchase more than 200,000 shares. The exercise price under incentive stock options cannot be lower than 100% of the fair market value of the Common Stock on the date of grant and, in the case of incentive stock options granted to holders of more than 10% of our voting power, not less than 110% of such fair market value. The term of an incentive stock option cannot exceed 10 years, and the term of an incentive stock option granted to a holder of more than 10% of our voting power cannot exceed five years. Stock purchase rights may be issued either alone, in addition to, or in tandem with other awards granted under the 1995 Stock Plan and/or cash awards made outside of the 1995 Stock Plan. Options and stock purchase rights granted under our 1995 Stock Plan generally become exercisable at the rate of
 1/4 of the total number of shares subject to the option twelve months after the date of grant, and 1/48 of the shares subject to the option each month thereafter. Options assumed or substituted by a successor corporation will terminate on the closing date of an acquisition of us. The board of directors may amend, modify or terminate the Stock Plan at any time as long as such amendment, modification or termination does not impair the rights of plan participants previously granted options under the Stock Plan. Our 1995 Stock Plan will terminate in August 2005, unless terminated earlier by the board of directors.

1999 EMPLOYEE STOCK PURCHASE PLAN

     Our 1999 Employee Stock Purchase Plan was adopted in September 1999, and will be effective upon completion of this offering, subject to stockholder approval. The Purchase Plan provides our employees with an opportunity to purchase our Common Stock through accumulated payroll deductions. A total of 100,000 shares of Common Stock have been reserved for issuance under the Purchase Plan, none of which had been issued as of June 30, 1999. An annual increase will be added on the first day of our fiscal year, beginning in 2000, equal to 1% of the outstanding shares on that date, or a lesser amount determined by the board of directors. The Purchase Plan will be administered by our board of directors or by a committee appointed by the board of directors. The Purchase Plan will permit eligible employees to purchase Common Stock through payroll deductions of up to 15% of an employee's base compensation on each pay day during the offering period, provided that no employee may purchase more than 1,000 shares in any offering period, and in no event may an employee purchase more than $25,000 worth of stock, determined at the fair market value of the shares at the time such option is granted, in one year. Any employee employed by us on a given enrollment date is eligible to participate during that offering period, provided he or she remains employed by us for the duration of that offering period. Unless our board of directors or its committee determines otherwise, the Purchase Plan will be implemented in a series of consecutive offering periods, each approximately 6 months in duration. Offering periods will begin on the first trading day on or after June 1 and December 1 of each year and terminate on the last trading day in the period six months later. However, the first offering period shall commence on the date upon which the registration statement, of which this prospectus is a part, is declared effective by the Securities and Exchange Commission and terminate on the last trading day in the period ending November 30, 2000. In the event we are acquired, offering and purchase periods then in progress will be shortened and all options automatically exercised. The price at which Common Stock will be purchased under the Purchase Plan is equal to 85% of the fair market value of our Common Stock on the first day of the applicable offering period or the last day of the applicable purchase period, whichever is lower. Employees may end their participation in the offering period at any time, and participation automatically ends on termination of employment. Our board of directors may amend, modify or terminate the Purchase Plan at any time as long as such amendment, modification or termination does not impair vesting rights of plan participants. The Purchase Plan will terminate in September 2009, unless terminated earlier in accordance with its provisions.

1999 DIRECTOR OPTION PLAN

     Our 1999 Director Option Plan was adopted by the board of directors in September 1999 and will be approved by our stockholders. The Director Option Plan will become effective immediately prior to this offering. A total of 150,000 shares of our Common Stock have been reserved for issuance under the Director Option Plan. The option grants under the Director Option Plan are automatic and non-discretionary. The Director Option Plan provides for an initial grant of options to purchase 20,000 shares of Common Stock to each "Outside Director" of the Company, upon the later of the effective date of the Director Option Plan or the date on which an individual first becomes an Outside Director. In addition, each Outside Director will automatically be granted subsequent options to purchase 5,000 shares of our Common Stock on each date on which such Outside Director is re-elected by our stockholders, provided that as of that date the Outside Director has served on the board of directors for at least six months. The exercise price of the options is 100% of the fair market value of the Common Stock on the grant date, except that with respect to initial grants to directors on the effective date of the Director Option Plan the exercise price will be equal to 100% of the initial public offering price per share of Common Stock in the offering. The term of each option is ten years. Each initial option granted to an Outside Director vests as to 25% of the optioned stock one year after the date of grant, and as to an additional 25% of the optioned stock on each anniversary of the date of grant, provided that the optionee continues to serve as an Outside Director on such date so that 100% of the optioned stock may be exercisable 4 years after the date of grant. Each subsequent option grant to an Outside Director vests as to 100% of the optioned stock 4 years after the date of grant. In the event of the sale of all or substantially all of our assets or the merger of us with or into another corporation, all outstanding options under the Director Option Plan may either be assumed or an equivalent option may be substituted by the surviving entity. Following such assumption or substitution, if the Outside Director is terminated other than upon a voluntary resignation, the assumed or substituted options will vest and become exercisable in full. If no assumption or substitution occurs, each such option will vest and become exercisable in full. The Director Option Plan will terminate in September 2009 unless sooner terminated by the board of directors.

401(k) PLAN

     In 1997, we adopted a Retirement Savings and Investment Plan, or 401(k) plan, covering our full-time employees located in the United States. The 401(k) plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that contributions to the 401(k) plan by employees, and the investment earnings on the contributions, are not taxable to employees until withdrawn from the 401(k) plan. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the lesser of 15% of their annual compensation of the statutorily prescribed annual limit ($10,000 in 1998) and to have the amount of the reduction contributed to the 401(k) plan. The 401(k) plan does permit additional matching contributions to the 401(k) plan by us on behalf of participants in the 401(k) plan, but we do not currently, nor do we have plans in the future to, make matching contributions.

EMPLOYMENT AGREEMENTS

     We entered into an employment contract with Jorg Tewes on September 29, 1997, which provides that Mr. Tewes will serve as a managing director of POET Software GmbH for a term ending on the last day of the month in which Mr. Tewes turns 60 years old. Either Mr. Tewes or we may terminate this agreement at the end of each calendar quarter by giving at least three months written notice, except that we can terminate Mr. Tewes' employment with us sooner if he materially breaches his duties under this agreement. As part of his remuneration, we granted Mr. Tewes options to purchase 20,000 shares of our Common Stock, which vest over a four-year period beginning on July 1, 1998.

     We entered into an employment contract with Jochen Witte on May 19, 1993, which, as amended on September 10, 1998, provides that Mr. Witte will serve as our managing director for a term ending on the last day of the month in which Mr. Witte turns 60 years old. Either Mr. Witte or we may terminate this agreement at the end of each calendar quarter by giving at least three months written notice, except that we can terminate Mr. Witte's employment with us sooner if he materially breaches his duties under this service agreement.

     We entered into a Change of Control Severance Agreement with Michael Hogan on April 2, 1997, which provides that in the event Mr. Hogan's employment is terminated within 12 months of a change of control of POET Holdings, the vesting of his stock options will accelerate as to that number of options equal to that number of options that would vest over the next 12 months.

     We entered into a Change of Control Severance Agreement with Carol Curry on August 1, 1997, which provides that in the event Ms. Curry's employment is terminated within 12 months of a change of control of POET Holdings, the vesting of her stock options will accelerate as to that number of options equal to that number of options that would vest over the next 12 months.

     We entered into a Change of Control Severance Agreement with Jerry Wong on November 14, 1995, which provides that in the event Mr. Wong's employment is terminated within 12 months of a change of control of POET Holdings, the vesting of his stock options will accelerate as to that number of options equal to that number of options that would vest over the next 12 months.

                              CERTAIN TRANSACTIONS

     Since commencement of operations in March 1995, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, holder of more than 5% of our Common Stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (1) compensation agreements and other arrangements, which are described where required in "Management," and (2) the transactions described below.

TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS AND 5% STOCKHOLDERS

     Common Stock. Since our inception, we have issued 244,377 shares of our Common Stock at the fair market value of the stock on each date of issuance, as determined by our board of directors. On March 31, 1995, we issued 923,206 shares and 487,967 shares of Series B Common Stock to Dirk Bartels and Jochen Witte, respectively, as part of the consideration, and in exchange for all of the outstanding capital stock of POET Software GmbH. On August 17, 1995, we granted Lawrence Owen Brown, one of our directors, a stock purchase right to purchase 47,500 shares of Common Stock at a per share price of $0.22. The shares are fully vested. Additional purchasers of Common Stock included current and former employees of the Company.

     Series A Preferred Stock. On April 7, 1999, we issued 816,793 shares of Series A Preferred Stock to European Technologies Holding and Compaigne Auxiliare Telecommunication (now INNOVACOM 1) as part of the consideration, and in exchange for all of the outstanding capital stock of POET Software GmbH.

     Series B Preferred Stock. On April 7, 1995, we sold 1,686,049 shares of our Series B Preferred Stock at $2.15 per share for a total amount of $3,625,005.35. The purchasers of such shares included, among others:

                                                             SHARES OF SERIES B
                         PURCHASER                            PREFERRED STOCK
                         ---------                           ------------------
Lawrence Owen Brown Family LLC.............................        23,256
El Dorado C&L Fund, L.P....................................         8,148
El Dorado Ventures III, L.P................................       439,968
El Dorado Technology IV, L.P...............................        17,001
European Technologies Holding N.V..........................       310,078
INNOVACOM 1................................................       155,039
Sigma Partners III.........................................       418,356
Sigma Associates III.......................................        40,485
Sigma Investors III........................................         6,276

     Series C Preferred Stock. On November 18, 1996, we sold 1,143,886 shares of our Series C Preferred Stock at $5.72 per share for a total amount of $6,543,027.92. The purchasers of such shares included, among others:

                                                             SHARES OF SERIES C
                         PURCHASER                            PREFERRED STOCK
                         ---------                           ------------------
Lawrence Owen Brown Family Trust...........................        13,565
El Dorado C&L Fund, L.P....................................         3,112
El Dorado Ventures III, L.P................................       168,036
El Dorado Technology IV, L.P...............................         3,677
European Technologies Holding N.V. ........................        87,412
INNOVACOM 1................................................        52,447
Novell, Inc................................................       576,923
Sigma Associates III.......................................        26,521
Sigma Investors III........................................         3,147
Sigma Partners III.........................................       145,157

     1998 Bridge Financing. On September 23, 1998, in connection with a note and warrant bridge financing, we issued the following warrants to purchase our Series D Preferred Stock at an exercise price of $7.04 per share:

                                                             SHARES OF SERIES D
                         PURCHASER                            PREFERRED STOCK
                         ---------                           ------------------
European Technologies Holding N.V..........................        17,567
El Dorado Ventures III, L.P................................         8,833
El Dorado Technology IV, L.P...............................           193
El Dorado C&L Fund, L.P....................................           163
Sigma Partners III.........................................         7,207
Sigma Associates III.......................................         1,783
Sigma Investors III........................................           198
INNOVACOM 1................................................         8,907
Lawrence Owen Brown........................................           526
Atlas Venture Europe Fund B.V. ............................         4,333

     Series D Preferred Stock. On December 23, 1998, December 31, 1998 and April 23, 1999, we sold 571,719 shares, 284,091 shares and 71,022 shares, respectively, of our Series D Preferred Stock at $7.04 per share for a total amount of $6,524,897.28. The purchasers of such shares included, among others:

                                                             SHARES OF SERIES D
                         PURCHASER                            PREFERRED STOCK
                         ---------                           ------------------
Owen Brown Enterprises.....................................         1,542
El Dorado C&L Fund, L.P. ..................................           479
El Dorado Ventures III, L.P................................        25,867
El Dorado Technology IV, L.P...............................           566
European Technologies Holding N.V..........................        51,444
INNOVACOM 1................................................        26,085
Private Equity Bridge Invest Ltd...........................       426,136
Sigma Partners III.........................................         5,223
Sigma Associates III.......................................        21,107
Sigma Investors III........................................           581
Atlas Venture Europe Fund B.V. ............................        12,689

     Agreements with Novell, Inc. We entered into a software license agreement with Novell, Inc. on November 14, 1996, which was amended on December 31, 1996, September 30, 1997 and February 26, 1998. Novell owns 576,923 shares representing approximately 9% of our outstanding stock. Pursuant to the license agreement, as amended, Novell licenses certain of our technology, which, at its sole option, Novell may incorporate for use with Novell's products, including our POET Object Server Suite Version 5.0 and all future versions, and we provide certain maintenance services to Novell in connection with the licensed technology. Novell has the right to use, reproduce and make derivative use of the licensed technology, including compiling its source code, to distribute it in object code form as incorporated into Novell products, and not on a standalone basis, and to sublicense the licensed technology to Novell's original equipment manufacturers to make derivative works of the licensed technology for incorporation into Novell products. The license agreement, as amended, further provides that Novell has the option to extend the license agreement through November 14, 2004 by making additional payments to us. If Novell chooses not to extend the license agreement, the licensed technology that Novell will continue to have rights to will be limited to directory services, product solutions foundation and two other groups of products identified by Novell, designed to have complementary sets of features and functions. Otherwise, unless earlier terminated, the term of the license agreement is five years and will automatically renew for successive one-year terms. Novell can terminate the license agreement at any time upon ninety (90) days prior written notice.

     Pursuant to the license agreement, as amended, Novell has agreed to pay us for, and we have agreed to provide, maintenance, upgrade and technical support and certain consulting and training services. Novell agreed to give us the opportunity to participate in certain of their marketing events, to consider us a "most strategic partner" within their strategic relations group, to display our logo in the partner section of their website and provide a link to our website.

INDEMNIFICATION

     We plan to enter into indemnification agreements with each of our directors and officers. Such indemnification agreements will require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See
"-- Indemnification."

     All future transactions, including any loans POET Holdings to our officers, directors, principal stockholders or affiliates, will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested members of the Board of Directors or, if required by law, a majority of disinterested stockholders, and will be on terms no less favorable to POET Holdings than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth information known to us with respect to the beneficial ownership of our Common Stock as of June 30, 1999, and as adjusted to reflect the sale of our Common Stock in this offering by:

     - each of the Named Executive Officers;

     - each director of POET Holdings;

     - of our all directors and executive officers as a group;

     - each stockholder known by us to own beneficially more than 5% of the Common Stock; and

     - all other selling stockholders.

     The number and percentage of shares beneficially owned are based on the aggregate of (1) 6,586,872 shares of Common Stock outstanding as of June 30, 1999, assuming conversion of all outstanding shares of preferred stock and Series B Common Stock into shares of Common Stock, and (2) 9,436,872 shares of Common Stock outstanding after the completion of this offering.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after June 30, 1999, are deemed outstanding. The shares subject to options or warrants held by a person are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

                                                                        SHARES OF COMMON STOCK
                              SHARES OF                                BENEFICIALLY OWNED AFTER
                             COMMON STOCK                            SALE UNDER THIS PROSPECTUS(2)
                          BENEFICIALLY OWNED                  -------------------------------------------
                                BEFORE                        WITHOUT EXERCISE OF      WITH EXERCISE OF
                           SALE UNDER THIS                    UNDERWRITERS' OVER-    UNDERWRITERS' OVER-
 NAMES AND ADDRESSES          PROSPECTUS                        ALLOTMENT OPTION       ALLOTMENT OPTION
          OF            ----------------------   SHARES TO    --------------------   --------------------
 BENEFICIAL OWNERS(1)    NUMBER     PERCENTAGE   BE SOLD(2)   NUMBER    PERCENTAGE   NUMBER    PERCENTAGE
 --------------------   ---------   ----------   ----------   -------   ----------   -------   ----------
OFFICERS AND
  DIRECTORS:
Dirk Bartels..........    799,836     12.14%
Carol Curry(3)........     27,500         *
David Guinther(4).....      5,719         *
Michael Hogan(5)......     35,416         *
Jorg Tewes(6).........     40,209         *
Jochen Witte(7).......    447,198      6.79%
Jerry Wong(8).........     41,875         *
Shanda Bahles(9)......    685,006     10.40%
  c/o El Dorado
    Ventures 2400 Sand
    Hill Road, Suite
    100
    Menlo Park, CA
    94025
Lawrence Owen
  Brown(10)...........     86,771      1.32%
J. Burgess
  Jamieson(11)........    685,004     10.40%
  c/o Sigma Partners
    2884 Sand Hill
    Road, Suite 121
    Menlo Park, CA
    94025

                                                                        SHARES OF COMMON STOCK
                              SHARES OF                                BENEFICIALLY OWNED AFTER
                             COMMON STOCK                            SALE UNDER THIS PROSPECTUS(2)
                          BENEFICIALLY OWNED                  -------------------------------------------
                                BEFORE                        WITHOUT EXERCISE OF      WITH EXERCISE OF
                           SALE UNDER THIS                    UNDERWRITERS' OVER-    UNDERWRITERS' OVER-
 NAMES AND ADDRESSES          PROSPECTUS                        ALLOTMENT OPTION       ALLOTMENT OPTION
          OF            ----------------------   SHARES TO    --------------------   --------------------
 BENEFICIAL OWNERS(1)    NUMBER     PERCENTAGE   BE SOLD(2)   NUMBER    PERCENTAGE   NUMBER    PERCENTAGE
 --------------------   ---------   ----------   ----------   -------   ----------   -------   ----------
Gert Kohler(12).......  1,380,730     20.96%
  c/o European
      Technologies
      Holding N.V.
       De Biender 5
       NL-1852 ED
      Heiloo, The
      Netherlands
Jerome Lecoeur(13)....    663,959     10.08%
  c/o INNOVACOM 1
       23 Rue Royale
       75008 Paris,
  France
All directors and
  executive officers
  as a group (12
  persons)(14)........  4,899,223     74.38%
5% STOCKHOLDERS:
European Technologies
  Holding N.V.........  1,309,708     19.88%
  De Biender 5
  NL-1852 ED Heiloo,
  The Netherlands
INNOVACOM 1...........    663,959     10.08%
  23 Rue Royale
  75008 Paris, France
El Dorado
  Ventures(15)........    685,006     10.40%
  2400 Sand Hill Road,
  Suite 100
  Menlo Park, CA 94025
Sigma Partners(16)....    685,004     10.40%
  2884 Sand Hill Road,
  Suite 121
  Menlo Park, CA 94025
Novell, Inc...........    576,923      8.76%
  1555 N. Technology
  Way, A-331
  Orem, UT 84057-2399
Private Equity Bridge
  Invest, Ltd.........    426,136      6.47%
  P.O. Box 30864 SMB
  Grand Pavilion
  Commercial Center
  West Bay Road, Grand
  Cayman
  Cayman Islands,
  British West Indies
ALL SELLING
  STOCKHOLDERS AS A
  GROUP

-------------------------
  *  Less than 1% of the outstanding shares of Common Stock.

 (1) Unless otherwise indicated, the address of each officer, director or 5% stockholder is c/o POET Holdings, Inc., 999 Baker Way, Suite 100, San Mateo, California 94404.

 (2) Assumes no exercise of underwriters' over-allotment option. Percentage ownership figures after the offering do not include shares that may be purchased by each person in the offering.

 (3) Represents 27,500 shares issuable upon exercise of an option held by Ms. Curry exercisable within 60 days of June 30, 1999.

 (4) Represents 5,719 shares issuable upon exercise of options held by Mr. Guinther exercisable within 60 days of June 30, 1999.

 (5) Represents 35,416 shares issuable upon exercise of options held by Mr. Hogan exercisable within 60 days of June 30, 1999.

 (6) Includes 10,209 shares issuable upon exercised options held by Mr. Tewes exercisable within 60 days of June 30, 1999.

 (7) Includes 150,000 shares held by Mrs. Witte and 198 shares issuable upon exercise of an option held by Mrs. Witte exercisable within 60 days of June 30, 1999.

 (8) Represents 41,875 shares issuable upon exercise of options held by Mr. Wong exercisable within 60 days of June 30, 1999.

 (9) Comprised of 685,006 shares held by entities affiliated with El Dorado Ventures. Ms. Bahles is a general partner of El Dorado Ventures and is a director of POET Holdings. Ms. Bahles disclaims beneficial ownership of shares held by those entities, except to the extent of her proportional interest arising from her partnership interest in El Dorado Ventures.

(10) Includes 13,565 shares held in the name of Lawrence Owen Brown Family Trust of which Lawrence Owen Brown is trustee, 24,164 shares held in the name of Lawrence Owen Brown Family LLC, 1,542 shares held in the name of Owen Brown Enterprises and 1,979 shares subject to our right of repurchase as of June 30, 1999, which lapses over time.

(11) Comprised of 685,004 shares held by entities affiliated with Sigma Partners. Mr. Jamieson is a general partner of Sigma Partners and is a director of POET Holdings. Mr. Jamieson disclaims beneficial ownership of shares held by those entities, except to the extent of his proportional interest arising from his partnership interest in Sigma Partners.

(12) Comprised of 1,309,708 shares held by European Technologies Holding N.V., 56,818 shares held by Innovationsfonds Schleswig-Holstein & Hamburg GmbH and 14,204 shares held by TH Fonds VC GmbH. Dr. Kohler is a principal of each of European Technologies Holding N.V., Innovationsfonds Schleswig-Holstein & Hamburg GmbH and TH Fonds VC GmbH, and is a director of POET Holdings. Dr. Kohler disclaims beneficial ownership of shares held by European Technologies Holding N.V., Innovationsfonds Schleswig-Holstein & Hamburg GmbH and TH Fonds VC GmbH, except to the extent of his proportional interest in those entities.

(13) Comprised of 663,959 shares held by INNOVACOM 1. Mr. Lecoeur is an investment manager with INNOVACOM 1 and is a director of POET Holdings. Mr. Lecoeur disclaims beneficial ownership of shares held by INNOVACOM 1, except to the extent of his proportional interest in INNOVACOM 1.

(14) Includes Mr. Bartels' shares and all shares referenced in notes (3) through
     (13) above, except that shares beneficially owned by Ms. Bahles, Mr. Jamieson, Dr. Kohler and Mr. Lecoeur are counted only once in this calculation.

(15) Includes (i) 651,319 shares held by El Dorado Ventures III, L.P., (ii) 21,626 shares held by El Dorado Technology IV, L.P., and (iii) 12,061 shares held by El Dorado C&L Fund, L.P.

(16) Includes (i) 583,807 shares held by Sigma Partners III, (ii) 90,867 shares held by Sigma Associates III, and (iii) 10,330 shares held by Sigma Investors III.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     We are authorized to issue 11,411,173 shares of Common Stock, $0.001 par value, and 5,417,186 shares of undesignated Preferred Stock, $0.001 par value.

     The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our Certificate of Incorporation and Bylaws, which are included as exhibits to the Registration Statement of which this prospectus forms a part, and by the provisions of applicable Delaware law. Upon consummation of this offering, our Certificate of Incorporation will be amended to increase the total number of our authorized Common Stock to 30,000,000 shares. In addition, upon consummation of this offering and after the automatic conversion of our Series B Common Stock and Preferred Stock into shares of Series A Common Stock, we will redesignate all of our Series A Common Stock as undesignated Common Stock. Our Certificate of Incorporation will also be amended to delete all existing series of preferred stock and to authorize 3,000,000 shares of undesignated preferred stock.

COMMON STOCK

     As of June 30, 1999, there were 244,377 shares of Common Stock outstanding, which were held of record by 40 stockholders. As of June 30, 1999, there were 1,361,173 shares of Series B Common Stock outstanding, which were held of record by 16 stockholders. Upon consummation of this offering, all of the Series B Common Stock will be automatically converted into shares of Common Stock on a one-for-one basis.

     The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of our company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon the closing of this offering will be fully paid and nonassessable.

PREFERRED STOCK

     At June 30, 1999, 1,225,190 shares of our Series A Preferred Stock, 1,686,049 shares of our Series B Preferred Stock, 1,143,886 shares of our Series C Preferred Stock and 926,833 of our Series D Preferred Stock were outstanding and will be automatically converted into shares of Common Stock on a one-for-one basis immediately prior to the closing of this offering.

     Our board of directors has the authority, without action by the stockholders, to designate and issue Preferred Stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the Common Stock. It is not possible to state the actual effect of the issuance of any shares of Preferred Stock upon the rights of holders of the Common Stock until the board of directors determines the specific rights of the holders of such Preferred Stock. However, the effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock and delaying or preventing a change of our control without further action by the stockholders. We have no present plans to issue any shares of Preferred Stock.

WARRANTS

     The following table sets forth the warrants outstanding at June 30, 1999, and their expiration dates:

            SHARES OF COMMON STOCK
             SUBJECT TO WARRANTS                  EXPIRATION OF WARRANT
            ----------------------                ---------------------
43,523........................................           4/30/04(1)
7,291.........................................           5/31/02
6,555.........................................           7/25/03(2)
49,710........................................           9/30/03

------------------------
(1) A warrant to purchase 8,523 shares of Common Stock will expire upon the consummation of this offering, and the remaining warrants to purchase 35,000 shares of Common Stock will expire on April 30, 2004.

(2) Warrants to purchase 2,185 shares of Common Stock expire on July 25, 2003. Warrants to purchase 4,370 shares of Common Stock will expire on September 13, 2003.

REGISTRATION RIGHTS

     The holders of 6,586,872 shares of Common Stock, as converted, and the holders of warrants to purchase 16,114 shares of Common Stock or their permitted transferees are entitled to certain rights with respect to registration of such shares under the Securities Act at any time beginning 180 days following the closing of this offering, subject to restrictions on transfer under agreements between these stockholders and the underwriters. Under the terms of the agreements between us and the holders of such registrable securities, by written consent of at least 50% of the registrable securities then outstanding, such holders may require on one occasion that we, at our expense, file a registration statement under the Securities Act, with respect to such registrable securities, provided that the anticipated public offering price of such registration would be at least $7,500,000. In addition, holders of at least 20% of the registrable securities then outstanding may, at our expense request once per 12-month period, and at least 180 days after the most recent registration of our Common Stock, that we register their shares for public resale on Form S-3 or similar short-form registration, provided that we are eligible to use Form S-3 or similar short-form registration and provided further that the value of the securities to be registered is at least $1,500,000. Furthermore, in the event we elect to register any of our shares of Common Stock after this offering for purposes of effecting any public offering, the holders of registrable securities are entitled, provided that they pay pro rata all applicable underwriting discounts and selling commissions, to include their shares of Common Stock in the registration, subject to the right of the underwriter to reduce the number of shares proposed to be registered in view of market conditions.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     Certain provisions of Delaware law and our Certificate of Incorporation and Bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

     We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock held by our stockholders.

     Our certificate of incorporation and bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by the board of directors or certain of our officers. Our certificate of incorporation and bylaws also provide that, beginning upon the closing of the offering, certain amendments of the certificate of incorporation and of the bylaws require the approval of holders of at least 66 2/3% of the voting power of all outstanding stock. These provisions may have the effect of deferring hostile takeovers of us or delaying changes in our control or management.

GERMAN TAKE-OVER CODE

     To date, Germany has not enacted legislation concerning public offers for publicly traded companies. However, the Stock Exchange Expert Commission at the German Federal Ministry of Finance (Borsensachverstandigenkommission beim Bundesministerium der Finanzen) has issued the German Take-Over Code (Ubernahmekodex) as a voluntary regulatory framework governing public take-over bids for domestic stock corporations that are quoted on domestic stock exchanges. As a prerequisite to the admission for trading of our shares of Series A Common Stock on the Neuer Markt, we are required to comply with the German Take-Over Code. Consequently, if we intend to merge with and acquire a publicly traded German stock corporation, we must (i) notify German regulatory authorities and the public of the offer, (ii) provide certain disclosures to the target company's stockholders, (iii) treat stockholders equally in an offer, and
(iv) comply with certain other regulatory requirements.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Immediately prior to this offering, there was no public market for our Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock.

     Upon completion of this offering, we will have outstanding           shares
of Common Stock, assuming the issuance of           shares of Common Stock
offered hereby and no exercise of options after September 30, 1999. Of these
shares, the           shares sold in the offering will be freely tradable
without restriction or further registration under the Securities Act; provided, however, that if shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act, their sales of shares would be subject to certain limitations and restrictions that are described below.

     We issued and sold the remaining           shares of Common Stock held by
existing stockholders in reliance on exemptions from the registration
requirements of the Securities Act. Of these shares,           shares will be
subject to lock-up agreements described below on the effective date of the
offering. On the effective date of the offering,           shares not subject to
the lock-up agreements described below will be eligible for sale pursuant to Rule 144(k). On the date six months after the effective date of this offering, shares will become eligible for sale, subject in most cases to the limitations of Rule 144. On the date twelve months after the effective date of
the offering,           shares will become eligible for sale, subject in most
cases to the limitations of Rule 144. In addition, holders of stock options could exercise such options and sell certain of the shares issued upon exercise as described below.

     Our officers, directors, stockholders and optionholders have agreed not to sell or otherwise dispose of any of their shares of Common Stock for a period of at least six months after the date on which our shares have been admitted for trading on the Frankfurt Stock Exchange's Neuer Markt without the prior written approval of Deutsche Borse AG and DG BANK Deutsche Genossenschaftsbank AG, Frankfurt am Main, on behalf of the underwriters. Our officers, directors and significant stockholders have furthermore agreed not to sell or otherwise dispose of any shares of Common Stock for a period of at least six months directly following the aforementioned six months period without the prior written approval of DG BANK Deutsche Genossenschaftsbank AG, Frankfurt am Main acting on behalf of the underwriters. When the lock-up agreements expire or, in the case of approval by either Deutsche Borse AG or DG BANK Deutsche Genossenschaftsbank AG, Frankfurt am Main (on neither of which we may have influence) at any point prior to such expiry, these shares and the shares underlying the options will become eligible for sale.

                                       APPROXIMATE
                                     SHARES ELIGIBLE
DAYS AFTER DATE OF THIS PROSPECTUS   FOR FUTURE SALE                   COMMENT
----------------------------------   ---------------                   -------
On Effectiveness                                       Shares sold in the offering
Six Months After Effectiveness                         Shares saleable under Rules 144 and 701
Twelve Months After Effectiveness                      All shares subject to lock-up released;
                                                       shares saleable under Rules 144 and 701

     As of June 30, 1999, there were a total of 612,166 shares of Common Stock subject to outstanding options under our 1995 Stock Plan, 160,014 of which were vested. Immediately after the completion of the offering, we intend to file registration statements on Form S-8 under the Securities Act to register all of the shares of Common Stock issued or reserved for future issuance under our 1995 Stock Plan, as amended. On the date 180 days after the effective date of the
offering, a total of                shares of Common Stock subject to
outstanding options will be vested. After the effective dates of the registration statements on Form S-8, shares purchased upon exercise of options granted pursuant to the 1995 Stock Plan, as amended, generally would be available for resale in the public market. These optionholders have agreed not to sell or otherwise dispose of any shares of Common Stock for a period of at least six months without the prior written approval of Deutsche Borse AG and DG BANK Deutsche Genossenschaftsbank AG, Frankfurt am Main, on behalf of the underwriters.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our Common Stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of

     - 1% of the number of shares of Common Stock then outstanding, which will
       equal approximately           shares immediately after this offering; or

     - the average weekly trading volume of the Common Stock on the Neuer Markt during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to certain other requirements regarding the manner of sale, notice filing and the availability of current public information about us.

RULE 144(k)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an "affiliate," is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

RULE 904

     Rule 904 of Regulation S under the Securities Act provides that shares owned by any person, other than persons deemed to be affiliates by virtue of their significant shareholdings in us, may be sold without registration outside the United States, provided the sale is accomplished in an offshore transaction (as that term is defined in Regulation S) and no directed selling efforts (as that term is defined in Regulation S) are made, subject to certain other conditions. In general, this means that the shares, including restricted shares and shares of our Common Stock held by our directors and officers who do not own a significant percentage of the shares of Common Stock, may be sold without registration on the Neuer Markt of the Frankfurt Stock Exchange or otherwise outside the United States.

RULE 701

     In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of the offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with certain restrictions, including the holding period, contained in Rule 144. However, shares sold pursuant to this offering will be subject to six to twelve month lock-up agreements that will govern restricted stock that would have otherwise been subject to Rule 701.

                            THE GERMAN EQUITY MARKET

GERMAN SECURITIES LAWS

     As a United States company offering securities on a German stock exchange, we are subject to various laws and regulations in both jurisdictions. Some of these laws and regulations, in turn, can affect the ability of holders of our securities to transfer or sell such securities.

     At present, Germany does not restrict the export or import of capital, except for investments in Iraq and Libya in accordance with applicable resolutions adopted by the United Nations and the European Union. However, for statistical purposes only, every individual or corporation residing in Germany must report to the German Central Bank (Deutsche Bundesbank), subject only to certain immaterial exceptions, any payment received from or made to an individual or a corporation not a resident of Germany if such payment exceeds DM 5,000 (E2,550 or the equivalent in a foreign currency). In addition, residents of Germany must report any claims against or any liabilities payable to non-residents if such claims or liabilities, in the aggregate, exceed DM 3 million (E1.53 million, or the equivalent in a foreign currency) during any one month. Residents must also report any direct investment outside Germany if such investment exceeds DM 100,000 (E51,000, or the equivalent in a foreign currency).

     There are no limitations on the right of non-resident owners to hold or vote the shares imposed by German law or our Certificate of Incorporation or Bylaws.

THE FRANKFURT STOCK EXCHANGE AND THE NEUER MARKT

     The Frankfurt Stock Exchange is the most significant of the eight German stock exchanges and accounted for approximately 78% of the turnover in traded shares in Germany in 1998. The aggregate annual turnover of the Frankfurt Stock Exchange in 1998 of approximately DM 8,338 billion, based on the Frankfurt Stock Exchange's practice of separately recording the sale and purchase components involved in any trade, for both equity and debt instruments, made it the fourth largest stock exchange in the world behind the New York Stock Exchange, London and Tokyo in terms of turnover.

     The Neuer Markt segment of the Frankfurt Stock Exchange is a new trading segment that was launched in March 1997. It is designed for innovative, small to mid-size companies in high growth industries or in traditional industries that have an international orientation and that are willing to provide active investor relations. Issuers are requested to provide investors on an ongoing basis with information such as annual and quarterly reports, including cash flow statements, and a corporate action timetable. This information is required to be submitted in English and German as well as in electronic form, thus enabling the stock exchange to disseminate corporate information via the Internet.

TRADING ON THE NEUER MARKT

     Trading of shares listed on the Neuer Markt takes place on the floor of the stock exchange, but is computer-aided. Shares listed on the Neuer Markt can also be traded on a computer-aided system called Xetra. Trading takes place on every business day between 8:30 a.m. and 5:00 p.m., Frankfurt time. Trading within the Xetra system is done by banks and securities dealers who have been admitted to trading on at least one of Germany's stock exchanges. Xetra is integrated into the Frankfurt Stock Exchange and is subject to its rules and regulations.

     Markets in listed securities are generally of the auction type, but listed securities also change hands in inter-bank dealer markets off the Frankfurt Stock Exchange. Price formation is determined by open bid by state-appointed specialists (amtliche Makler) who are themselves exchange members, but who do not, as a rule, deal with the public. Prices of shares traded on the Neuer Markt are displayed continuously during trading hours. At the half-way point of each trading day, a single standard quotation is determined for all shares. The members' association of the Frankfurt Stock Exchange publishes a daily list of prices which contains the standard prices of all traded securities, as well as their highest and lowest quotations during the past year.

     Transactions on the Frankfurt Stock Exchange, including transactions within the Xetra system, are settled on the second business day following trading. Transactions off the Frankfurt Stock Exchange, for large volumes or if one of the parties is foreign, are generally also settled on the second business day following trading, unless the parties have agreed upon a different date. Following a recent amendment to the conditions of German banks for securities trading (Sonderbedingungen fur Wertpapiergeschafte), customers' orders to buy or sell listed securities must be executed on a stock exchange, unless the customer instructs otherwise. Trading can be suspended by the Frankfurt Stock Exchange if orderly stock exchange trading is temporarily endangered or if a suspension is in the public interest.

     A specific feature of the Neuer Markt is the introduction of the obligatory "Designated Sponsor" or, an entity admitted for trading at the Frankfurt Stock Exchange which provides additional liquidity by quoting prices for the buying and selling of shares on request. Each issuer on the Neuer Markt is required to nominate at least two Designated Sponsors which will not only ensure that there is sufficient liquidity for its shares, but also serve as consultants on all stock market related matters for the issuer.

     The shares have been admitted for listing on the Neuer Markt. It is expected that trading in the Shares on the Neuer Markt under the symbol
"               " will commence on or about             , 1999. The Neuer Markt
is still a relatively new market. Accordingly, there can be no assurance that an active trading market for the shares will develop on the Neuer Markt or that the Neuer Markt will not experience problems in settlement or clearance as trading develops. Any such delays or problems could adversely affect the market price of the shares. Persons proposing to trade the shares on the Neuer Markt should inform themselves about the potential costs of such trading.

                               GERMAN TAX MATTERS

     The following is a summary of certain tax matters arising under German tax law in force at the date of this prospectus. The summary does not purport to be a comprehensive description of all of the tax considerations which may be relevant as to the decision to acquire shares of common stock. The summary is based on the tax laws of Germany in effect on the date of this prospectus, which may be subject to changes, possibly with retroactive effect. The summary does not address aspects of German taxation other than taxation of dividends, capital gains taxation and gift and inheritance taxation, and does not address all aspects of such German taxation. The summary does not consider any specific facts or circumstances that may apply to a particular purchaser. The summary assumes that the stockholder is subject to unlimited German income taxation and is referred to as a German Holder. Prospective investors should consult their professional advisors as to the tax consequences of the acquisition, holding and disposal of the shares of common stock, including in particular, the effect of tax laws of any other jurisdiction.

INCOME TAXATION OF DIVIDENDS

     Any dividends distributed to German Holders are, in principle, fully subject to German income tax (Einkommenssteuer) including a solidarity surcharge (Solidaritatszuschlag) and possibly church tax (Kirchensteuer). An individual German Holder will be entitled to a deduction of income-related expenses (Werbungskosten) to be proved to the tax authorities or alternatively to a fixed allowance of DM 100 per calendar year, and a tax exemption known as a savers exemption of DM 6,000 per calendar year in relation to his or her total income from capital investments including dividends. This savers exemption is reduced to DM 3,000 per calendar year with effect of January 1, 2000.

     Dividend withholding tax levied in the United States in accordance with the U.S./ German Double Taxation Treaty of August 29, 1989 can be credited against the German income tax liability of the German Holder. Alternatively, a German Holder may deduct the total amount of U.S. withholding tax from his or her German taxable income. This tax credit or deduction is not available if the savers exemption mentioned above is available to the German Holder.

     A German corporation has beneficial title to at least 10% of the shares in a U.S. corporation is entitled to a reduction or refund of U.S. tax in excess of 5%, and all other German Holders are entitled to a refund or reduction of U.S. tax in excess of 15% if the Treaty applies. If the shares are held by

German Holders through a partnership, the dividends, including the withholding tax credit are allocated to the partners according to their interest in the partnership.

     German Holders that are corporate investors, or a German Corporate Holder, holding at least 10% of the outstanding shares of common stock, and to whom the Treaty applies, are exempt from German corporation tax in relation to dividends received, and cannot claim any credit for, or deduction of, foreign withholding taxes in Germany. Such dividends will be placed in the so-called "EK01" equity basket of the corporate investor. Upon distribution of dividends out of the EK01 equity basket to its stockholders, the German Corporate Holder does not need to establish the corporation tax distribution burden (which presently is 30% plus the solidarity surcharge at a rate of 5.5% of the corporation tax distribution burden).

     In addition, distributions to a German Holder are subject to German withholding tax at a rate of 25%, plus solidarity surcharge at a rate of 5.5% thereon (resulting in an effective tax rate of 26.37%).

     German Holders that are corporate investors holding less than 10% of the shares in the Company will be entitled to a tax credit for U.S. withholding taxes.

CAPITAL GAINS TAX

     Capital gains on the disposal of shares held as a private asset of a German Holder are only taxable if the disposal is (i) effected within a twelve-month period after their acquisition or (ii) upon expiration of this speculation period, if the shareholder at any time during the five years preceding the disposal, directly or indirectly, held an interest of 10% or above in a company.

     Capital gains resulting from the disposal of shares of common stock by a stockholder who is not tax resident in Germany are not subject to German capital gains tax unless the shares of common stock are part of the business property of a permanent establishment or a fixed place of business of the stockholder located in Germany.

GIFT AND INHERITANCE TAXES

     Shares held by a person resident in Germany are subject to German inheritance and gift tax upon transfer by reason of death or as a gift, based on the market value at the time of the death or donation, respectively. Transfers of shares of common stock held by a person who is not a tax resident in Germany are not subject to German inheritance and gift tax, unless:

     (i) the shares of common stock are part of the business property of a permanent establishment or a fixed place of business of the stockholder located in Germany; or

     (ii) the heir, donee or beneficiary is tax resident in Germany or, if of German nationality, has been resident in Germany within the five-year period prior to the death or the gift (certain public officials resident abroad are also covered).

TRADE TAX

     A holder who is not tax resident in Germany will not be subject to German trade tax with respect to the shares of common stock, unless the shares of common stock are part of the business property of a permanent establishment or a fixed place of business of the stockholder located in Germany. If a German resident taxpayer elects to deduct the foreign withholding taxes from his taxable income in Germany such deduction would not be accepted for computing his taxable income for trade tax purposes.

     The trade tax on income is levied at rates varying from 13-20%. Trade tax qualifies for a deductible business expense for income tax purposes in Germany.

OTHER GERMAN TAXES

     There are no German transfer, stamp or other similar taxes which would apply to the sale or transfer of the shares of common stock.

                             STATUTORY INFORMATION

     We were incorporated in the United States of America as a holding company under the laws of the State of Delaware in November 1994 and commenced operations in March 1995. Our initial stockholders were Dirk Bartels and Jochen Witte.

     The following diagram displays the structure of the POET entities:

                                   [DIAGRAM]

     In this group of entities, we act as a holding company with no significant operations. Our function is to coordinate the business activities of and provide financing to our two wholly owned subsidiaries, POET Software GmbH and POET Software Corporation.

- POET Software GmbH

     POET Software GmbH, a limited liability company organized under the laws of Germany, is our European sales and service organization. In addition, all of our research and development activities are conducted by this entity. Effective on December 13, 1996, POET Software GmbH was merged, pursuant to Section 2 no. 1 of the German Reorganization Act (Umwandlungsgesetz), with BKS Software Entwicklungs GmbH, a company that was established in 1984 under the laws of Germany and founded in part by Mr. Bartels. POET Software GmbH is the surviving entity of that merger and assumed all assets and liabilities of BKS Software Entwicklungs GmbH upon the merger.

     POET Software GmbH currently has a registered share capital of DM 350,000. We own all of POET Software GmbH's shares, which had a negative book value of DM1.6 million as of December 31, 1998. As of this date, POET Software GmbH had no equity reserves. Intercompany loans by us to POET Software GmbH amounted to approximately $5.1 million and loans from POET Software GmbH to POET Software Corporation amounted to approximately $6.3 million. In the fiscal year ended December 31, 1998, POET Software GmbH had generated an annual net loss of $1.4 million and paid no dividends to us for such fiscal year.

- POET Software Corporation

     POET Software Corporation, a Massachusetts corporation, is our North American sales and service organization. POET Software Corporation was incorporated in the Commonwealth of Massachusetts on November 21, 1991 as BKS Software Corporation, which was a wholly owned subsidiary of BKS Software Entwicklungs GmbH, and later changed its name to POET Software Corporation. In May 1993, POET Software GmbH purchased all shares of POET Software Corporation from BKS Software Entwicklungs GmbH, making POET Software Corporation a wholly owned subsidiary of POET Software GmbH.

     POET Software Corporation currently has a nominal share capital of $1,000. We own all of POET Software Corporation's shares which had a book value of $5.7 million as of December 31, 1998. As of such date, POET Software Corporation had equity reserves (capital reserves and retained earnings) of $5.7 million. Intercompany loans by us to POET Software Corporation amounted to approximately $6.0 million. In the fiscal year ended December 31, 1998, POET Software Corporation had generated an annual net loss of $2.5 million and paid no dividends to us for such fiscal year.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters will be passed upon for the underwriters by Bruckhaus Westrick Heller Lober, which is relying upon Simpson Thacher & Bartlett for certain U.S. legal matters. As of the date of this prospectus, certain current individual members of Wilson Sonsini Goodrich & Rosati, Professional Corporation, and two associated investment partnerships beneficially own an aggregate of 17,173 of our Common Stock.

                                    EXPERTS

     The Consolidated Financial Statements as of December 31, 1996, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus and the related consolidated financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of this firm given upon their authority as experts in accounting and auditing.

                                  UNDERWRITING

     We, the selling stockholders, DG BANK Deutsche Genossenschaftsbank AG and Paribas-Zweigniederlassung Frankfurt am Main- have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table at the initial public offering price
less the underwriting discount of      %.

                                                              NUMBER OF
                        UNDERWRITERS                           SHARES
                        ------------                          ---------
DG BANK Deutsche Genossenschaftsbank AG.....................     [ ]
Paribas-Zweigniederlassung Frankfurt am Main-...............     [ ]
                                                                 ---

  Total.....................................................     [ ]
                                                                 ===

     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from us to cover such sales. They may exercise the over-allotment option for 30 days after the day on which the shares are first quoted on the Neuer Markt. If any shares are purchased pursuant to the over-allotment option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the over-allotment option.

                    PAID BY US
                    ----------
                       NO EXERCISE   FULL EXERCISE
                       -----------   -------------
Per Share............        E              E
  Total..............        E              E

         PAID BY THE SELLING STOCKHOLDERS
         --------------------------------
                       NO EXERCISE   FULL EXERCISE
                       -----------   -------------
Per Share............        E              E
  Total..............        E              E

     We estimate that the total expenses of the offering, excluding underwriting
discounts and commissions, will be approximately $          .

     Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

     Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among us and the underwriters. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     We, our officers, our Board of Directors, our stockholders and optionholders have warranted to the Deutsche Borse AG and have agreed with the underwriters not to dispose of or hedge any of their Common Stock or securities convertible into or exchangeable for shares of Common Stock during the six months from the date of this prospectus continuing through the first six months after the date of admission of the shares of Common Stock to the Regulated Market (Geregelter Markt) with trading on the Neuer Markt of the Frankfurt Stock Exchange, except with the prior written consent of the Deutsche Borse AG and DG BANK Deutsche Genossenschaftsbank AG acting on behalf of the underwriters. In addition, we, our officers, directors and our significant stockholders have agreed with the underwriters not to dispose of or hedge any Common Stock or securities convertible into or exchangeable for shares of Common Stock during the six-month period from the end of the first six-month lock-up period, except with the prior written consent of DG BANK Deutsche Genossenschaftsbank AG acting on behalf of the underwriters. See "Shares Available for Future Sale" for a discussion of certain transfer restrictions.

     At our request, the underwriters have reserved at the initial public offering price up to 7% of the shares of Common Stock for sale to our directors, officers, employees, business associates and related persons or entities. The number of shares of Common Stock available for sale to other investors will be reduced to the extent these individuals purchase these reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to other investors on the same basis as the other shares offered by this prospectus.

     In connection with the offering, the underwriters may purchase and sell shares of Common Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Common Stock after the offering.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Common Stock. As a result, the price of the Common Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Neuer Markt, in the over-the-counter market or otherwise.

     We intend to apply for the listing of all of our outstanding shares of Common Stock as well as 757,048 shares of Common Stock reserved for issuance upon the exercise of options to the Regulated Market (Geregelter Markt) with trading on the Neuer Markt of the Frankfurt Stock Exchange.

     We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                              POET HOLDINGS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Deloitte & Touche LLP, Independent Auditors.......  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations and Comprehensive
  Loss......................................................  F-4
Consolidated Statements of Stockholders' Deficiency.........  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of POET Holdings, Inc.:

     We have audited the accompanying consolidated balance sheets of POET Holdings, Inc. and its subsidiaries as of December 31, 1996, 1997 and 1998, and the related consolidated statements of operations and comprehensive loss, stockholders' deficiency and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of POET Holdings, Inc. and its subsidiaries at December 31, 1996, 1997 and 1998, and the results of their operations and their cash flows for the each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

San Jose, California
September 18, 1999
(September 13, 1999 as to Note 11)

                      POET HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PAR VALUE AMOUNTS)

                                     ASSETS

                                                              DECEMBER 31,                           PRO FORMA
                                                      -----------------------------    JUNE 30,      JUNE 30,
                                                       1996       1997       1998        1999          1999
                                                      -------   --------   --------   -----------   -----------
                                                                                      (UNAUDITED)    (NOTE 1)
                                                                                                    (UNAUDITED)
Current assets:
  Cash and equivalents..............................  $ 7,226   $  1,525   $  4,776    $  5,976
  Accounts receivable:
    Trade (net of allowances of $68 in 1996; $57 in
      1997; $65 in 1998; $44 in 1999)...............      734      1,160      1,590       1,906
  Inventories.......................................        5         67         49          61
  Other current assets..............................      119        151        327         258
                                                      -------   --------   --------    --------
         Total current assets.......................    8,084      2,903      6,742       8,201
Property, furniture and equipment, net..............      693        772        538         499
Other assets, net...................................      125        325        253         229
                                                      -------   --------   --------    --------
Total assets........................................  $ 8,902   $  4,000   $  7,533    $  8,929
                                                      =======   ========   ========    ========

                               LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
  Accounts payable..................................  $   565   $    699   $    518    $    513
  Accrued liabilities...............................      923        727        956         973
  Deferred revenue ($577, $580 and $1,656 in 1996,
    1997 and 1998, respectively, from related
    party)..........................................      818        946      2,197       1,438
  Current portion of debt (including capital lease
    obligations)....................................       70         75        262         291
                                                      -------   --------   --------    --------
         Total current liabilities..................    2,376      2,447      3,933       3,215
Long-term obligations...............................    2,262      2,846      2,906       6,042         2,382
Commitments and contingencies (Note 8)
Redeemable convertible preferred stock, $.001 par
  value; 5,417,186 shares authorized:
  Series A, 1,225,190 shares designated; 1,225,190
    shares outstanding (aggregate liquidation
    preference of $1,500)...........................      836        836        836         836            --
  Series B, 1,865,163 shares designated; 1,686,049
    shares outstanding (aggregate liquidation
    preference of $7,250)...........................    2,588      2,588      2,588       2,588            --
  Series C, 1,400,000 shares designated; 1,143,886
    shares outstanding (aggregate liquidation
    preference of $13,086)..........................    6,501      6,501      6,501       6,501            --
  Series D, 926,833 shares designated; 926,833
    shares outstanding: 1998 -- 855,810; 1999 --
    926,833 (aggregate liquidation preference of
    $13,050)........................................       --         --      5,988       6,464            --
  Warrants..........................................       --         --         83          83
Stockholders' equity (deficiency):
  Common stock, $.001 par value; 11,411,173 shares
    authorized:
    Series A, 10,000,000 shares designated;
      outstanding: 1997 -- 144,728;
      1998 -- 207,977; 1999 -- 244,377; pro
      forma -- 6,862,614............................       35         35        409       1,442        23,338
    Series B, 1,411,173 shares designated; 1,361,173
      shares outstanding (aggregate liquidation
      preference of $1,447); pro forma no shares
      outstanding...................................      955        955        955         955            --
  Deferred stock compensation.......................       --         --       (313)       (753)         (753)
  Accumulated deficit...............................   (6,621)   (12,504)   (16,494)    (18,868)      (19,677)
  Accumulated other comprehensive income (loss).....      (30)       296        141         424           424
                                                      -------   --------   --------    --------      --------
         Total stockholders' equity (deficiency)....   (5,661)   (11,218)   (15,302)    (16,800)     $  3,332
                                                      -------   --------   --------    --------      ========
Total liabilities and stockholders' deficiency......  $ 8,902   $  4,000   $  7,533    $  8,929
                                                      =======   ========   ========    ========

                See notes to consolidated financial statements.

                      POET HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             AND COMPREHENSIVE LOSS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           SIX MONTHS
                                           YEARS ENDED DECEMBER 31,      ENDED JUNE 30,
                                          ---------------------------   -----------------
                                           1996      1997      1998      1998      1999
                                          -------   -------   -------   -------   -------
                                                                           (UNAUDITED)
Revenues:
  Product ($1,576, $2,220 and $1,429 in
     1996, 1997 and 1998, respectively,
     from related party)................  $ 5,748   $ 5,525   $ 5,668   $ 2,506   $ 3,474
  Services ($422, $661 and $936 in 1996,
     1997 and 1998, respectively, from
     related party).....................    2,537     2,192     3,249     1,294     1,442
                                          -------   -------   -------   -------   -------
          Total revenues................    8,285     7,717     8,917     3,800     4,916
                                          -------   -------   -------   -------   -------
Operating expenses:
  Cost of product.......................      472       292       295       124       107
  Cost of services......................    1,870     1,639     2,251     1,014     1,044
  Selling and marketing.................    4,935     7,163     5,922     3,157     3,473
  Research and development..............    1,555     2,906     2,612     1,308     1,626
  General and administrative............    1,324     1,581     1,428       776       798
  Amortization of deferred stock
     compensation.......................       --        --        47        --       229
                                          -------   -------   -------   -------   -------
          Total operating expenses......   10,156    13,581    12,555     6,379     7,277
                                          -------   -------   -------   -------   -------
Operating loss..........................   (1,871)   (5,864)   (3,638)   (2,579)   (2,361)
                                          -------   -------   -------   -------   -------
Other income (expense):
  Interest expense......................     (347)     (254)     (382)     (132)     (191)
  Interest income and other, net........       72       241        45        49       171
                                          -------   -------   -------   -------   -------
          Total other expense, net......     (275)      (13)     (337)      (83)      (20)
                                          -------   -------   -------   -------   -------
Loss before income taxes................   (2,146)   (5,877)   (3,975)   (2,662)   (2,381)
Income taxes............................       (3)       (6)      (15)       --         7
                                          -------   -------   -------   -------   -------
Net loss................................   (2,149)   (5,883)   (3,990)   (2,662)   (2,374)
Other comprehensive income (loss) --
  foreign currency translation
  adjustment............................       94       326      (155)      (28)      283
                                          -------   -------   -------   -------   -------
Comprehensive loss......................  $(2,055)  $(5,557)  $(4,145)  $(2,690)  $(2,091)
                                          =======   =======   =======   =======   =======
Basic and diluted net loss per share....  $ (1.57)  $ (4.17)  $ (2.65)  $ (1.80)  $ (1.52)
                                          =======   =======   =======   =======   =======
Shares used in calculating basic and
  diluted net loss per share............    1,371     1,412     1,507     1,481     1,566
                                          =======   =======   =======   =======   =======
Pro forma basic and diluted net loss per
  share (Note 1)........................                      $  0.68             $  0.35
                                                              =======             =======
Shares used in calculating pro forma
  basic and diluted net loss per share
  (Note 1)..............................                        5,850               6,776
                                                              =======             =======

                See notes to consolidated financial statements.

                      POET HOLDINGS, INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                      COMMON STOCK
                          -------------------------------------                                 ACCUMULATED
                              SERIES A            SERIES B          DEFERRED                       OTHER           TOTAL
                          ----------------   ------------------      STOCK       ACCUMULATED   COMPREHENSIVE   STOCKHOLDERS'
                          SHARES    AMOUNT    SHARES     AMOUNT   COMPENSATION     DEFICIT     INCOME (LOSS)    DEFICIENCY
                          -------   ------   ---------   ------   ------------   -----------   -------------   -------------
Balances at January 1,
  1996..................   47,500   $   11   1,361,173    $955       $  --        $ (4,472)        $(124)        $ (3,630)
Exercise of Series A
  common stock options..  110,500       24                                                                             24
Net loss................                                                            (2,149)                        (2,149)
Foreign currency
  translation
  adjustment............                                                                              94               94
                          -------   ------   ---------    ----       -----        --------         -----         --------
Balances at December 31,
  1996..................  158,000       35   1,361,173     955          --          (6,621)          (30)          (5,661)
Repurchase of Series A
  common stock..........  (25,000)      (6)                                                                            (6)
Exercise of Series A
  common stock options..   11,728        6                                                                              6
Net loss................                                                            (5,883)                        (5,883)
Foreign currency
  translation
  adjustment............                                                                             326              326
                          -------   ------   ---------    ----       -----        --------         -----         --------
Balances at December 31,
  1997..................  144,728       35   1,361,173     955          --         (12,504)          296          (11,218)
Exercise of Series A
  common stock options..   63,249       14                                                                             14
Deferred stock
  compensation..........               360                            (360)
Amortization of deferred
  stock compensation....                                                47                                             47
Net loss................                                                            (3,990)                        (3,990)
Foreign currency
  translation
  adjustment............                                                                            (155)            (155)
                          -------   ------   ---------    ----       -----        --------         -----         --------
Balances at December 31,
  1998..................  207,977      409   1,361,173     955        (313)        (16,494)          141          (15,302)
Exercise of Series A
  common stock
  options*..............   36,400       16                                                                             16
Imputed loan
  discount*.............               348                                                                            348
Deferred stock
  compensation*.........               669                            (669)                                            --
Amortization of deferred
  stock compensation*...                                               229                                            229
Net loss *..............                                                            (2,374)                        (2,374)
Foreign currency
  translation adjustment*..                                                                          283              283
                          -------   ------   ---------    ----       -----        --------         -----         --------
Balances at June 30,
  1999*.................  244,377   $1,442   1,361,173    $955       $(753)       $(18,868)        $ 424         $(16,800)
                          =======   ======   =========    ====       =====        ========         =====         ========

-------------------------
* Unaudited

                See notes to consolidated financial statements.

                      POET HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                        SIX MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,         JUNE 30,
                                          ---------------------------   -----------------
                                           1996      1997      1998      1998      1999
                                          -------   -------   -------   -------   -------
                                                                           (UNAUDITED)
Cash flows from operating activities:
  Net loss..............................  $(2,149)  $(5,883)  $(3,990)  $(2,662)  $(2,374)
  Adjustments to reconcile net loss to
     net cash used for operating
     activities:
     Depreciation and amortization......      379       618       585       262       207
     Amortization of deferred stock
       compensation.....................       --        --        47        --       229
     Loss on disposal of property,
       furniture and equipment..........        7       245        --        --        --
     Changes in assets and liabilities:
       Trade accounts receivable........      169      (426)     (430)     (121)     (316)
       Inventories......................       25       (63)       19        17       (12)
       Other current assets.............      (23)      (32)     (177)     (113)       70
       Other assets.....................       14      (269)       37        17        24
       Accounts payable and accrued
          liabilities...................      781       (61)       73      (148)       12
       Deferred revenues................      664       128     1,251     2,447      (759)
                                          -------   -------   -------   -------   -------
          Net cash used for operating
            activities..................     (133)   (5,743)   (2,585)     (301)   (2,919)
                                          -------   -------   -------   -------   -------
Cash flows from investing activities --
  purchases of property, furniture and
  equipment.............................     (630)     (854)     (199)     (106)     (203)
                                          -------   -------   -------   -------   -------
Cash flows from financing activities:
  Borrowings............................    1,610       825     1,338        99     4,019
  Repayment of debt.....................     (839)      (70)      (91)      (11)     (134)
  Borrowings from related party.........      150        --        --        --        --
  Repayment of debt to related party....     (150)       --        --        --        --
  Preferred stock issued................    6,501        --     4,964        --       475
  Common stock issued...................       24        --        14        12        16
                                          -------   -------   -------   -------   -------
          Net cash provided by financing
            activities..................    7,296       755     6,225       100     4,376
                                          -------   -------   -------   -------   -------
Effect of exchange rate changes on cash
  and equivalents.......................      135       141      (190)      (56)      (54)
                                          -------   -------   -------   -------   -------
Increase (decrease) in cash and
  equivalents...........................    6,668    (5,701)    3,251      (363)    1,200
Cash and equivalents -- beginning of
  year..................................      558     7,226     1,525     1,525     4,776
                                          -------   -------   -------   -------   -------
Cash and equivalents -- end of year.....  $ 7,226   $ 1,525   $ 4,776   $ 1,162   $ 5,976
                                          =======   =======   =======   =======   =======
Supplemental disclosure of cash flow
  information:
  Interest paid.........................  $    --   $    10   $    28   $   131   $    70
                                          =======   =======   =======   =======   =======
  Taxes paid............................  $    --   $     7   $    11   $    19   $    14
                                          =======   =======   =======   =======   =======
Noncash financing and investment
  activities:
  Deferred stock compensation...........  $    --   $    --   $   360   $    --   $   669
                                          =======   =======   =======   =======   =======
  Property acquired under capital
     leases.............................  $    49   $    41   $    --   $    --   $    --
                                          =======   =======   =======   =======   =======
  Conversion of notes payable into
     Series D preferred stock...........  $    --   $    --   $ 1,025   $    --   $    --
                                          =======   =======   =======   =======   =======

                See notes to consolidated financial statements.

                      POET HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
              SIX MONTHS ENDED JUNE 30, 1998 AND 1999 (UNAUDITED)

1. BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     Business -- The principal business activities of POET Holdings, Inc. (the Company) and its subsidiaries are the design and marketing of database management system software products and consulting services related to such software. The Company was incorporated in the state of Delaware in November 1994.

     Consolidation -- The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.

     Cash Equivalents -- The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     Inventories -- Inventories, consisting primarily of manuals and magnetic media, are stated at the lower of cost (first-in, first-out (FIFO) basis), or market value.

     Property, Furniture and Equipment -- Property, furniture and equipment are stated at cost. Depreciation is computed generally on a straight-line basis over the estimated useful lives of the assets which range from three-to-seven years. Leasehold improvements and assets acquired under capital lease are amortized on a straight-line basis over the shorter of the lease term or the estimated useful lives of the asset.

     Other Assets -- The Company recorded goodwill of $208,000 in connection with an acquisition, which is amortized over three years. At December 31, 1996, 1997 and 1998, accumulated amortization was $104,000, $173,000 and $208,000, respectively.

     Impairment of Long-Lived Assets and Long-Lived Assets To Be Disposed
Of -- The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

     Software Development Costs -- Costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional development costs would be capitalized in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Computer Software To Be Sold, Leased, or Otherwise Marketed. Because the Company believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date.

     Revenue Recognition -- The Company's revenue recognition policy is consistent with Statement of Position No. 97-2, as amended. License revenues are comprised of fees for the Company's software products. Revenue from license fees is recognized when an agreement has been signed, delivery of the product has occurred, no significant Company obligations remain, the fee is fixed or determinable, collectibility is probable and vendor-specific objective evidence exists to allocate a portion of the total fee to any undelivered elements of the arrangement. For electronic delivery, the software is considered to have been delivered when the Company has provided the customer with the access codes that allow for immediate possession of the software. If the fee due from the customer is not fixed or determinable, revenue is recognized as payments become due from the customer. If collectibility is not considered probable, revenue is recognized when the fee is collected.

                      POET HOLDINGS, INC. AND SUBSIDIARIES

                YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
              SIX MONTHS ENDED JUNE 30, 1998 AND 1999 (UNAUDITED)

     Service revenues are comprised of revenue from support arrangements, consulting fees and training. Support arrangements do not provide for specified upgrade rights and provide technical support and the right to unspecified upgrades on an if-and-when-available basis. Revenue from support arrangements is recognized on a straight-line basis as services revenue over the life of the related agreement, which is typically one year. If support or consulting services are included in an arrangement that includes a license agreement, amounts related to support or consulting are allocated based on vendor-specific objective evidence. Vendor-specific objective evidence for support and professional services is based on the price when such elements are sold separately, or, when not sold separately, the price is established by management having the relevant authority. Where discounts are offered on multiple element arrangements, a proportionate amount of that discount is applied to each element included in the arrangement based on each element's fair value. Consulting and training revenue is recognized when provided to the customer. Customer advances and billed amounts due from customers in excess of revenue recognized are recorded as deferred revenue.

     Cost of Product and Service Revenues -- Cost of product revenues includes cost of production and related materials. Cost of service revenues includes payroll and other costs associated with consulting, product maintenance and escrow services.

     Financial Statement Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues, and expenses as of the date and for the period presented. Actual amounts could differ from those estimates.

     Concentrations of Credit Risk -- Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of accounts receivable. The Company sells the majority of its products to companies in North America and Europe. To reduce credit risk, management performs ongoing credit evaluations of its significant customers' financial condition and maintains reserves for potential credit losses.

     Financial Instruments -- The Company's financial instruments include cash and equivalents and long-term debt. At December 31, 1996, 1997 and 1998, the fair value of these financial instruments approximated their financial statement carrying amounts.

     Income Taxes -- Income taxes are accounted for using an asset and liability approach to account for deferred income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

     Foreign Currency Translation -- All assets and liabilities of operations outside the United States are translated into U.S. dollars from their functional currency, which is the local currency, at year-end exchange rates. Income and expense items are translated at the average exchange rate for the year. Gains and losses resulting from translation are included in other comprehensive income. Gains and losses on foreign currency transactions have been reflected in the statements of operations and were not material in 1996, 1997 and 1998.

     Certain Significant Risks and Uncertainties -- The Company operates in the software industry, and accordingly, can be affected by a variety of factors. For example, management of the Company believes that changes in any of the following areas could have a significant negative effect on the Company in terms of its future financial position, results of operations or cash flows; ability to increase revenues, the hiring, training and retention of key employees; development of sales distribution capabilities; market acceptance of the Company's products under development; fundamental changes in the technology underlying the Company's software products; litigation or other claims against the Company; adverse changes in international market conditions; year 2000 compliance issues; successful and timely completion of product development efforts; product introductions by competitors and the ability to obtain additional financing.

                      POET HOLDINGS, INC. AND SUBSIDIARIES

                YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
              SIX MONTHS ENDED JUNE 30, 1998 AND 1999 (UNAUDITED)

     Stock-Based Compensation -- The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with APB No. 25, Accounting for Stock Issued to Employees.

     Net Loss per Common Share -- Basic net loss per common share excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding for the period (excluding shares subject to repurchase). Diluted net loss per common share was the same as basic net loss per common share for all periods presented since the effect of any potentially dilutive securities is excluded as they are anti-dilutive because of the Company's net losses.

     Pro Forma Net Loss per Common Share -- Pro forma basic and diluted net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period (excluding shares subject to repurchase) and the weighted average number of common shares resulting from the automatic conversion of outstanding shares of convertible redeemable preferred stock, which will occur upon the closing of the planned initial public offering as if it had occurred at January 1, 1998.

     Unaudited Pro Forma Information -- Upon the closing of the planned initial public offering, each of the outstanding shares of redeemable convertible preferred stock will automatically convert into one share of common stock. Subsequent to June 30, 1999 the Company converted $3.9 million of debt into shares of Series A common stock, see Note 11. The pro forma information is presented as if these conversions had occurred at June 30, 1999.

     Unaudited Interim Financial Information -- The interim financial information as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 is unaudited and has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited financial information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

     Effects of Recent Accounting Pronouncements -- In March 1998, the American Institute of Certified Public Accountants issued SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This standard requires companies to capitalize qualifying computer software costs incurred during the application development stage and amortize them over the software's estimated useful life. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. The Company is currently evaluating the impact of SOP 98-1 on its financial statements and related disclosures.

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Under SFAS No. 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. As amended in June 1999 by SFAS No. 137, this statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company has not yet determined the impact that the adoption of SFAS 133 will have on its earnings or statement of financial position. The Company is required to adopt SFAS 133 on January 1, 2001.

                      POET HOLDINGS, INC. AND SUBSIDIARIES

                YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
              SIX MONTHS ENDED JUNE 30, 1998 AND 1999 (UNAUDITED)

2. PROPERTY, FURNITURE AND EQUIPMENT

     Property, furniture and equipment consist of (in thousands):

                                                                    DECEMBER 31,
                                                             ---------------------------
                                                              1996      1997      1998
                                                             ------    ------    -------
Computer equipment and software............................  $  505    $  900    $ 1,185
Office equipment, furniture and fixtures...................     823       821        868
Leasehold improvements.....................................      22        22         22
                                                             ------    ------    -------
          Total............................................   1,350     1,743      2,075
Accumulated depreciation and amortization..................    (657)     (971)    (1,537)
                                                             ------    ------    -------
Property, furniture and equipment -- net...................  $  693    $  772    $   538
                                                             ======    ======    =======

     The Company had acquired rights to certain software in 1996 that was being used in a product development effort. During 1997 the Company identified certain essential missing technological functionalities and lower than anticipated customer interest. This required a revaluation of the future cash flows that were not expected to recover the carrying value of such asset. Accordingly, the Company included a charge of $242,000 for the write-off of such asset in research and development expenses in 1997.

3. ACCRUED LIABILITIES

     Accrued liabilities consist of (in thousands):

                                                                  DECEMBER 31,
                                                              --------------------
                                                              1996    1997    1998
                                                              ----    ----    ----
Compensation................................................  $374    $267    $305
Payroll tax accruals........................................   106     133     274
Other.......................................................   443     327     377
                                                              ----    ----    ----
                                                              $923    $727    $956
                                                              ====    ====    ====

4. LONG-TERM OBLIGATIONS

     Long-term debt consists of (in thousands):

                                                       DECEMBER 31,
                                                --------------------------     JUNE 30,
                                                 1996      1997      1998        1999
                                                ------    ------    ------    -----------
                                                                              (UNAUDITED)
Borrowings from foreign government agency.....  $2,191    $1,970    $2,202      $1,904
Term bank loan................................      --       834       899       4,637
Discount on term loan.........................      --        --        --        (240)
Capital lease obligations (see Note 8)........     141       117        67          32
                                                ------    ------    ------      ------
                                                 2,332     2,921     3,168       6,333
Current portion...............................     (70)      (75)     (262)       (291)
                                                ------    ------    ------      ------
Total long-term obligations...................  $2,262    $2,846    $2,906      $6,042
                                                ======    ======    ======      ======

     The Company's subsidiary, POET Software GmbH, has three separate term notes with Technologie Beteilgungsgesellschaft (TBG), a foreign government agency. The first note of 1,000,000 Deutsche Marks (DM) (approximately $598,000 at December 31, 1998) matures on December 31, 2003. The note bears interest at 5% per year with interest payments due semiannually.

     Two additional notes with the same agency for total borrowings of 2,100,000 DM (approximately $1,259,000 at December 31, 1998), mature on December 31, 2005. The notes bear interest at 6% per year on the amount outstanding with interest payments due semiannually.

                      POET HOLDINGS, INC. AND SUBSIDIARIES

                YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
              SIX MONTHS ENDED JUNE 30, 1998 AND 1999 (UNAUDITED)

     The term notes include a prohibition on entering into contracts which contain a single annual lump sum payment by POET Software GmbH in excess of 100,000 DM or 10,000 DM on a monthly basis, without the consent of the agency. The notes contain discretionary prepayment penalties and discretionary contingent payments that could be required at the end of each note's term. The financial statements at December 31, 1996, 1997 and 1998 include additions to long-term obligations of $47,000, $123,000 and $95,000, respectively, for payments that might result from the discretionary actions of the foreign government agency.

     In 1997, POET Software GmbH entered into a long-term loan agreement with IKB Deutsche Industriebank of 1,500,000 DM (approximately $899,000 at December 31, 1998). The note bears interest at 7% per year on the amount outstanding. Repayments are due quarterly at 125,000 DM starting on June 15, 1999 and ending on March 15, 2002. The loan is secured by a guarantee from the Company.

     In 1998, the Company received bridge financing from certain stockholders of the Company. The outstanding financing and accrued interest was repaid by issuing 145,583 shares of Series D preferred stock amounting to $7.04 per share to the various lenders. Total bridge financing and accrued interest converted totaled $1,025,000 as of the exchange date. See Note 5 for significant terms of the Series D preferred stock.

     The Company received $3.9 million from the issuance of a convertible note to TBG in January 1999. The amount is due on December 31, 2003 and the interest rate is 6% per annum. The holder may convert the entire principal amount of the note at approximately $19 per share, excluding accrued interest, into Series A common stock. No interest will accrue until June 30, 2000. The imputed interest of $348,000 has been amortized to interest expense over the term of the note. In connection with this loan, TBG agreed not to charge the Company any discretionary prepayment penalties or contingent payments at the end of the terms of the three notes. This note was subsequently amended, see Note 11.

5. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

Redeemable Convertible Preferred Stock

     Significant terms of the Series A, Series B, Series C and Series D preferred stock are as follows:

     - Each share is convertible into one share of Series A common stock, subject to adjustments for events of dilution. Shares will automatically be converted upon a public offering.

     - The holders are entitled to receive non-cumulative dividends prior and in preference to any declaration or payment of any dividend on any common stock of the Company at a rate of $0.06122, $0.215, $0.572 and $0.704 per share per annum, on each outstanding share of Series A, Series B, Series C and Series D preferred stock, respectively.

     - In the event of liquidation, dissolution or winding up of the Company, distribution shall be made to the holders of the Company's capital stock as follows: The Series B, Series C and Series D preferred stockholders would receive $2.15, $5.72 and $7.04, respectively, per share prior to any distributions to the Series A preferred stockholders and the common stockholders. Secondly, if any assets remain, Series A preferred stockholders would receive $0.6122 per share. Thirdly, if any assets remain, Series B common stockholders would receive $0.5315 per share. Afterwards, any remaining assets shall be distributed ratably to the holders of the Series A, Series B, Series C and Series D preferred stockholders and the Series B common stockholders on an as-if-converted to Series A common basis until such time as such holders have received an aggregate amount equal to $1.2244, $4.30, $11.44, $14.08 and $1.063, respectively. Lastly,

                      POET HOLDINGS, INC. AND SUBSIDIARIES

                YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
              SIX MONTHS ENDED JUNE 30, 1998 AND 1999 (UNAUDITED)

       after consideration of the above rights, any remaining assets would be distributed ratably to the holders of the Series A common stock. All such distributions are subject to adjustment for dilution.

     - Each share has the same voting rights as the number of shares of Series A common stock into which it is convertible.

     - The Company must redeem the convertible preferred stock upon a vote at any time after November 30, 2003 in favor of redemption by at least
       66 2/3% of the Series B, Series C and Series D preferred stockholders, voting as one class, hereafter referred to as the "redemption call date." Afterwards, the then outstanding preferred shares would be redeemable as follows: one-third within six months of the redemption call date, one-third within 18 months of the redemption call date, and the remainder within 30 months of the redemption call date. The redemption price per share is equal to $0.6122, $2.15, $5.72 and $7.04 per share of Series A, Series B, Series C and Series D preferred stock, respectively, plus the aggregate amount of dividends or other distributions paid with respect to such shares after November 30, 2003.

     - If there has not been a public offering under which the gross proceeds exceed $10,000,000 at a price of at least $11.44 per share before December 31, 2000, and net income for the year ended December 31, 2000 does not exceed $2 million, then the conversion price solely for the Series D preferred stock then outstanding will be reduced to $5.44 per share.

Warrants

     In connection with a capital lease agreement in 1995, the Company granted a warrant to purchase up to 7,291 shares of Series B preferred stock at $2.15 per share. Such warrant allows for a net exercise by the holder. The warrant expires on May 31, 2002. In connection with a line of credit in 1996, the Company granted warrants to purchase up to 6,555 shares of Series C preferred stock at $5.72 per share. The warrants expire on July 25, 2003 and September 13, 2003. The fair value of such warrants at the date of issuance was insignificant.

     During 1998, warrants to purchase 49,710 shares of Series D preferred stock at an exercise price of $7.04 per share were issued to current investors in the Company in connection with the Company's bridge financing. The estimated fair value of the warrants of $82,639 has been recorded as interest expense in 1998. The warrants expire September 2003. See Note 11.

Common Stock

     At December 31, 1998, the Company has reserved shares of Series A common stock for issuance as follows:

Conversion of outstanding preferred stock...................  4,910,935
Conversion of outstanding Series B common stock to Series A
  common stock..............................................  1,361,173
Issuance under stock option plan............................    592,023
Conversion of preferred stock issuable under warrants.......     63,556
                                                              ---------
                                                              6,927,687
                                                              =========

     The Company has two series of common stock, Series A and Series B. Series B has liquidation rights as stated above. Each Series B common share may be converted into one share of Series A common stock, subject to adjustment for dilution. Each Series B common share has the same voting rights as the number of shares of Series A common stock into which it is convertible. Series B common stock will automatically convert into Series A common stock upon a public offering.

                      POET HOLDINGS, INC. AND SUBSIDIARIES

                YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
              SIX MONTHS ENDED JUNE 30, 1998 AND 1999 (UNAUDITED)

Stock Option Plan

     The Company's 1995 Stock Option Plan (the Plan) authorizes the grant of options to purchase up to 825,000 shares (including 50,000 shares approved in 1998) of Series A common stock. Incentive stock options may be granted to employees and nonstatutory stock options to employees, consultants, and directors. Stock options are granted with an exercise price at fair market value (as determined by the Board of Directors) at the date of grant. Options generally vest over a four year period and expire ten years from the date of the grant, see Note 11.

                                                                             WEIGHTED
                                                                             AVERAGE
                                                                OPTIONS      EXERCISE
                                                              OUTSTANDING     PRICE
                                                              -----------    --------
ACTIVITY UNDER THE PLAN IS AS FOLLOWS:
Balances, January 1, 1996...................................    246,500       $0.22
Granted (Weighted average fair value of $0.07)..............    187,900       $0.25
Exercised...................................................   (110,500)      $0.22
Canceled....................................................     (4,000)      $0.22
                                                               --------
Balances, December 31, 1996.................................    319,900       $0.24
Granted (Weighted average fair value of $0.14)..............    261,400       $0.55
Exercised...................................................    (11,728)      $0.50
Canceled....................................................   (120,744)      $0.31
                                                               --------
Balances, December 31, 1997.................................    448,828       $0.39
Granted (Weighted average fair value of $0.13)..............    366,250       $0.55
Exercised...................................................    (63,249)      $0.22
Canceled....................................................   (180,491)      $0.38
                                                               --------
Balances, December 31, 1998.................................    571,338       $0.51
Granted (Weighted average fair value of $0.17)..............    120,000       $0.81
Exercised...................................................    (36,400)      $0.44
Canceled....................................................    (42,772)      $0.57
                                                               --------       -----
Balances, June 30, 1999 (Unaudited).........................    612,166       $0.57
                                                               ========

     Additional information regarding options outstanding as of December 31, 1998 is as follows:

                             OPTIONS OUTSTANDING
                    --------------------------------------     OPTIONS VESTED
                                    WEIGHTED                 ------------------
                                     AVERAGE      WEIGHTED             WEIGHTED
                                    REMAINING     AVERAGE              AVERAGE
     RANGE OF         NUMBER       CONTRACTUAL    EXERCISE   NUMBER    EXERCISE
  EXERCISE PRICES   OUTSTANDING   LIFE (YEARS)     PRICE     VESTED     PRICE
  ---------------   -----------   -------------   --------   -------   --------
      $0.22            64,423         7.47         $0.22      31,861    $0.22
      0.55            506,915         9.42          0.55      86,296     0.55
                      -------                                -------
  $0.22 - 0.55        571,338          9.2         $0.51     118,157     0.46
                      =======                                =======

     The weighted average contractual life of options outstanding as of December 31, 1998 was 9.2 years and the weighted average exercise price was $0.51. At December 31, 1998, 63,250 stock options with a weighted average exercise price of $0.55 and a weighted average fair value of $5.78 were issued at less than the estimated fair value at grant date.

     At December 31, 1996, 1997 and 1998, options to purchase 104,684, 198,666 and 118,157 shares, respectively, were vested and exercisable with a weighted average price of $0.22, $0.24 and $0.52. At December 31, 1998, options of 45,685 shares were available for future grant under the Plan. Unvested common shares issued under the Plan of 113,105 shares,

                      POET HOLDINGS, INC. AND SUBSIDIARIES

                YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
              SIX MONTHS ENDED JUNE 30, 1998 AND 1999 (UNAUDITED)

59,021 shares and 20,771 shares are subject to repurchase at the original issuance price by the Company at December 31, 1996, 1997 and 1998, respectively. This repurchase right terminates upon an initial public offering by the Company.

Deferred Stock Compensation

     In connection with grants of certain stock options in 1998 and in the six months ended June 30, 1999, the Company recorded deferred stock compensation of $360,000 and $669,000, respectively, for the difference between the estimated fair value for accounting purposes and the stock price as determined by the Board of Directors on the date of grant. This amount is being amortized to expense over the vesting period of the related stock options, generally four years. Amortization of deferred stock compensation for the year ended December 31, 1998 and six-month period ended June 30, 1999 was $47,000 and $229,000, respectively.

Additional Stock Purchase Information

     Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, (SFAS 123) requires the disclosure of pro forma net loss as if the Company had adopted the fair value method as of the beginning of fiscal 1995. Under SFAS 123, the fair value of stock-based awards by private companies to employees is calculated using the minimum value method. This method requires subjective assumptions, including expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the minimum value option pricing model with the following weighted average assumptions: expected life, 12 months following vesting; risk free interest rates, 6.5% in 1996, 6.0% in 1997 and 5.3% to 5.6% in 1998; and no dividends during the expected term. The Company's calculations are based on a single option valuation approach and forfeitures are recognized as they occur. If the computed fair value of the 1996, 1997 and 1998 awards had been amortized to expense over the vesting period of the awards, pro forma net loss would have been $2,154,000 in 1996, $5,902,000 in 1997 and $4,003,000 in 1998.

6. NET LOSS PER SHARE

     The following is a reconciliation of the numerators and denominators used in computing basic and diluted net loss per share (in thousands):

                                                                        SIX MONTHS ENDED
                                           YEARS ENDED DECEMBER 31,         JUNE 30,
                                          ---------------------------   -----------------
                                           1996      1997      1998      1998      1999
                                          -------   -------   -------   -------   -------
Net loss (numerator), basic and
  diluted...............................  $(2,149)  $(5,883)  $(3,990)  $(2,662)  $(2,374)
Shares (denominator):
  Weighted average common shares
     outstanding........................    1,423     1,497     1,547     1,529     1,579
  Weighted average common shares
     outstanding subject to
     repurchase.........................      (52)      (85)      (40)      (48)      (13)
                                          -------   -------   -------   -------   -------
Shares used in computation, basic and
  diluted...............................    1,371     1,412     1,507     1,481     1,566
                                          =======   =======   =======   =======   =======
Net loss per share, basic and diluted...  $ (1.57)  $ (4.17)  $ (2.65)  $ (1.80)  $ (1.52)
                                          =======   =======   =======   =======   =======

                      POET HOLDINGS, INC. AND SUBSIDIARIES

                YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
              SIX MONTHS ENDED JUNE 30, 1998 AND 1999 (UNAUDITED)

     For the above mentioned periods, the Company had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted net loss per share in the periods presented, as their effect would have been antidilutive. Such outstanding securities consist of the following:

                                                                    SIX MONTHS ENDED
                                YEARS ENDED DECEMBER 31,                JUNE 30,
                          ------------------------------------   -----------------------
                             1996         1997         1998         1998         1999
                          ----------   ----------   ----------   ----------   ----------
                                                                       (UNAUDITED)
Redeemable convertible
  preferred stock.......   4,055,125    4,055,125    4,910,935    4,055,125    4,981,958
Shares of common stock
  subject to
  repurchase............     113,105       59,021       20,771       37,396       12,395
Outstanding options.....     319,900      448,828      571,338      369,500      612,166
Warrants................      13,846       13,846       63,556       13,846      107,079
                          ----------   ----------   ----------   ----------   ----------
Total...................   4,501,976    4,576,820    5,566,600    4,475,867    5,713,598
                          ==========   ==========   ==========   ==========   ==========
Weighted average
  exercise price of
  options...............  $     0.24   $     0.39   $     0.51   $     0.51   $     0.57
                          ==========   ==========   ==========   ==========   ==========
Weighted average
  exercise price of
  warrants..............  $     3.84   $     3.84   $     6.34   $     3.84   $     6.23
                          ==========   ==========   ==========   ==========   ==========

7. INCOME TAXES

     The Company's net deferred tax assets are comprised of the following (in thousands):

                                                                   DECEMBER 31,
                                                           -----------------------------
                                                            1996       1997       1998
                                                           -------    -------    -------
Net deferred tax assets and liabilities:
  Net operating loss carryforwards.......................  $ 1,502    $ 4,085    $ 6,457
  Other temporary timing differences.....................       (2)        78        283
                                                           -------    -------    -------
                                                             1,500      4,163      6,740
Valuation allowance......................................   (1,500)    (4,163)    (6,740)
                                                           -------    -------    -------
Net deferred tax assets..................................  $    --    $    --    $    --
                                                           =======    =======    =======

     Deferred income taxes reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as net operating loss and tax credit carryforwards. Due to an evaluation of the likelihood of the realization of its deferred tax assets, as of December 31, 1996, 1997 and 1998, the Company has fully reserved its net deferred tax assets of $1,500,000, $4,163,000 and $6,740,000, respectively.

                      POET HOLDINGS, INC. AND SUBSIDIARIES

                YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
              SIX MONTHS ENDED JUNE 30, 1998 AND 1999 (UNAUDITED)

     The Company's effective tax rate differs from the expected benefit at the federal statutory tax rate as follows:

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                              1996       1997       1998
                                                              -----      -----      -----
Federal statutory tax rate..................................  (35.0)%    (35.0)%    (35.0)%
State taxes, net of federal benefit.........................   (6.0)      (6.0)      (6.0)
Other.......................................................    0.7        0.8        1.5
Change in valuation allowance...............................   40.3       40.2       39.5
                                                              -----      -----      -----
Effective tax rate..........................................     --%        --%        --%
                                                              =====      =====      =====

     At December 31, 1998, the Company has net operating loss carryforwards of approximately $8,581,000, $4,960,000 and $6,675,000 available to offset future federal, California and foreign taxable income, respectively. Federal carryforwards expire beginning in 2008 through 2018 and the California carryforwards expire beginning 1999 through 2003. The extent to which approximately $3,321,000 and $1,331,000 of federal and California loss carryforwards can be used to offset future taxable income is limited to approximately $1,000,000 annually, due to an ownership change which occurred during 1996. The extent to which the loss and credit carryforwards since 1996 that can be used to offset future taxable income and tax liabilities, respectively, may be limited, depending on the extent of ownership changes within any subsequent three-year period. The Company's foreign tax losses may be carried forward indefinitely. Foreign losses before income taxes for the years ended December 31, 1996, 1997 and 1998 were $325,000, $2,441,000 and $1,434,000, respectively.

8. COMMITMENTS AND CONTINGENCIES

Leases

     The Company leases certain equipment under capital leases and its facilities under noncancelable operating lease agreements. Equipment under capital leases had a net book value of $111,000, $51,000 and $49,000 at December 31, 1996, 1997 and 1998, respectively (net of accumulated amortization of $135,000, $165,000 and 211,000, respectively.

     Future minimum rental commitments under capital leases and noncancelable operating leases as of December 31, 1998 are as follows (in thousands):

                        YEAR ENDING                           CAPITAL    OPERATING
                        DECEMBER 31,                          LEASES      LEASES
                        ------------                          -------    ---------
1999........................................................    $40       $1,067
2000........................................................     27        1,005
2001........................................................      5          970
2002........................................................     --          929
2003........................................................     --          453
                                                                ---       ------
          Total minimum lease payments......................     72       $4,424
                                                                          ======
Amounts representing interest...............................     (5)
                                                                ---
Present value of net minimum capital lease payments.........     67
Current portion of obligations under capital leases.........     37
                                                                ---
Obligations under capital leases, excluding current
  portion...................................................    $30
                                                                ===

9. SUBSEQUENT INFORMATION, OPERATIONS BY GEOGRAPHIC AREA AND SIGNIFICANT
CUSTOMERS

     The Company operates in one reportable segment, the development and marketing of software products that allow businesses to share and manage complex information enabled by the Company's database management system. The Company principally operates in the U.S.

                      POET HOLDINGS, INC. AND SUBSIDIARIES

                YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
              SIX MONTHS ENDED JUNE 30, 1998 AND 1999 (UNAUDITED)

and Germany. The following is a summary of operations within geographic areas (in thousands):

                                                YEAR ENDED            SIX MONTHS ENDED
                                               DECEMBER 31,               JUNE 30,
                                        --------------------------    ----------------
                                         1996      1997      1998      1998      1999
                                        ------    ------    ------    ------    ------
Revenues (1):
  United States.......................  $4,591    $5,981    $5,768    $2,453    $2,920
  Germany.............................   3,694     1,736     3,149     1,347     1,996
                                        ------    ------    ------    ------    ------
                                        $8,285    $7,717    $8,917    $3,800    $4,916
                                        ======    ======    ======    ======    ======

-------------------------
(1) Revenues are broken out geographically by the ship-to location of the customer.

                                                      DECEMBER 31,          JUNE 30,
                                                  --------------------    ------------
                                                  1996    1997    1998    1998    1999
                                                  ----    ----    ----    ----    ----
Long-lived assets:
  United States.................................  $373    $399    $246    $324    $215
  Germany.......................................   320     373     292     330     284
                                                  ----    ----    ----    ----    ----
Total...........................................  $693    $772    $538    $654    $499
                                                  ====    ====    ====    ====    ====

     During 1996 the Company entered into product and service agreements with a preferred stockholder. The following table summarizes revenues from this preferred stockholder and other significant customers as a percentage of total revenues and accounts receivable as a percentage of total accounts receivable.

                                                                  YEARS ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                              1996    1997    1998
                                                              ----    ----    ----
Revenue:
  Preferred stockholder.....................................   24%     37%     27%
  Customer A................................................   17%     --      --
  Customer B................................................   --      11%     --
Accounts Receivable:
  Customer A................................................   16%     --      --
  Customer B................................................   10      --      --
  Customer C................................................   --      --      23%
  Customer D................................................   --      --      12%

10. LEGAL MATTERS

     The Company is involved in arbitration proceedings. Management, after reviewing these proceedings with legal counsel, believes the ultimate liability, if any, will not materially affect the combined financial condition or results of operations.

11. SUBSEQUENT EVENTS

     During 1999, warrants to purchase 35,000 and 8,523 shares, respectively, of Series A common stock at an exercise price of $7.04 per share were issued to a strategic partner and a service provider for services rendered, respectively. The warrants expire on April 30, 2004 and upon the closing of the Company's initial public offering, respectively. The fair value of such warrants at the date of issuance was insignificant.

     In January of 1999, the board of directors approved an increase of authorized shares under the 1995 stock plan to 1,000,000 shares.

                      POET HOLDINGS, INC. AND SUBSIDIARIES

                YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND
              SIX MONTHS ENDED JUNE 30, 1998 AND 1999 (UNAUDITED)

     On September 10, 1999, the board of directors approved, subject to stockholder approval, the following:

     - Amend the Company's existing Stock Option Plan (the "Plan"). The Plan amendment becomes effective upon the closing of the Company's initial public offering. The number of shares reserved under the plan will automatically be increased on January 1 of each year, in an amount equal to two percent of the shares outstanding on that date.

     - The Company's 1999 Employee Stock Purchase Plan (the "ESPP") and the 1999 Directors' Stock Option Plan (the "Directors' Plan"). The ESPP and Directors' Plans become effective upon the closing of the Company's initial public offering. Under the ESPP, eligible employees may purchase common stock through payroll deductions, which may not exceed 15% of any employee's compensation, nor more than 1,000 shares in any new purchase period. A total of 100,000 shares of common stock will be reserved for issuance under the ESPP. The number of shares reserved for issuance under the ESPP will automatically increase on January 1 of each year by an amount equal to one percent of the total shares outstanding on that date. Under the Directors' Plan, a total of 20,000 shares of common stock will be reserved for the grant of stock options to nonemployee directors of the Company. Options granted under the Directors' Plan shall vest over four years and the number of shares reserved for issuance under the Directors' Plan will automatically increase on January 1 of each year by an amount equal to .5% of the total shares outstanding on that date.

     - An increase of authorized shares of common stock to 30,000,000 shares and creation of newly undesignated preferred stock totaling 3,000,000 shares, contingent upon the approval of the amended and restated articles of incorporation of the Company in Delaware and the closing of the Company's initial public offering.

     On September 13, 1999 the Company and TBG executed an amendment to the TBG loan agreement (see Note 4) whereby $3.9 million of debt was converted into 275,106 shares of Series A common stock. The result of this conversion will be a non-recurring charge of $809,000 to operations during the quarter ended September 30, 1999 representing the fair value of the conversion incentive offered to the debtholders.

          Pursuant to the above company report, we will apply to admit shares of Common Stock, US$0.001 par value,
                    (entire share capital currently issued)

                                    and the

                          shares of Common Stock, US$0.001 par value
          (shares reserved for issuance upon the exercise of options)

                German Security Code No. (WKN):

                                       of

                              POET HOLDINGS, INC.,
                           Wilmington, Delaware, USA

                   to the Regulated Market (Geregelter Markt) with trading on the Neuer Markt of the Frankfurt Stock Exchange

                San Mateo, Frankfurt am Main,             , 1999

DG BANK                                               PARIBAS-ZWEIGNIEDERLASSUNG
DEUTSCHE GENOSSENSCHAFTSBANK AG                               FRANKFURT AM MAIN-

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable POET Holdings in connection with the sale of Series A Common Stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee........................................  $   18,223
Printing and engraving costs................................     150,000
Legal fees and expenses.....................................     400,000
Accounting fees and expenses................................     300,000
Neuer Markt Listing Fee.....................................
Blue Sky fees and expenses..................................       5,000
Transfer Agent and Registrar fees...........................      10,000
Reimbursed expenses of underwriters.........................
Miscellaneous expenses......................................     315,000
                                                              ----------
  Total                                                       $1,300,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article Ninth of POET Holdings' Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     Article VI of POET Holdings' Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of POET Holdings to the fullest extent permissible under Delaware law.

     POET Holdings intends to enter into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in POET Holdings' Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, POET Holdings has issued unregistered securities to a limited number of persons as described below.

          1. On March 31, 1995, we issued 923,206 shares and 487,967 shares of Series B Common Stock to Dirk Bartels and Jochen Witte, respectively, and 816,793 shares and 408,397 shares of Series A Preferred Stock to European Technologies Holding and Compagnie Auxiliare Telecommunication (now INNOVACOM), respectively, in exchange for all of the outstanding capital stock of POET Software GmbH.

          2. On April 7, 1995, we sold 1,686,049 shares of Series B Preferred Stock for $2.15 per share to the following investors for an aggregate purchase price of $3,625,005.35: Atlas Venture Europe Fund B.V., Lawrence Owen Brown Family Trust (later transferred to Lawrence Owen Brown Family
     LLC), El Dorado C&L Fund, L.P., El Dorado Ventures III, L.P., El Dorado Technology IV, L.P., European Technologies Holding N.V., GC&H Investments, Compagnie Auxiliare Telecommunications S.A., O'Brien Family Trust U/T/D dated July 1, 1992, Sigma Associates III, Sigma Partners III, Sigma Investors III and WS Investment Company 95A.

          3. From inception through June 30, 1999, we granted stock options to purchase 1,228,550 shares of our common stock at exercise prices ranging from $0.22 to

     $11.50 per share $5.00 per share to employees, consultants, directors and other service providers pursuant to our 1995 Stock Plan.

          4. From inception through July 14, 1999, we issued and sold an aggregate of 243,959 shares of our Series A Common Stock to employees, consultants, directors and other service providers for an aggregate purchase price of approximately $66,157.85 pursuant to exercises of options granted under our 1995 Stock Plan.

          5. On June 19, 1995, in connection with an equipment lease, we issued a warrant to Lighthouse Capital Partners, L.P. to purchase 7,291 shares of our Series B Preferred Stock at an exercise price of $2.15 per share.

          6. On July 25, 1996, in connection with a loan, we issued a warrant to Venture Lending, a division of Cupertino National Bank & Trust, to purchase 2,185 shares of Series C Preferred Stock at $5.72 per share.

          7. On September 13, 1996, in connection with a loan, we issued a warrant to Venture Lending, a division of Cupertino National Bank & Trust, to purchase 4,370 shares of Series C Preferred Stock at $5.72 per share.

          8. On November 8, 1996, we sold 1,143,886 shares of Series C Preferred Stock for $5.72 per share to the following investors for an aggregate purchase price of $6,543,027.92: Atlas Venture Europe Fund B.V., Lawrence Owen Brown Family Trust, El Dorado C&L Fund, L.P., El Dorado Ventures III, L.P., El Dorado Technology IV, L.P., European Technologies Holding N.V., GC&H Investments, Innovacom, Sigma Associates III, Sigma Partners III, Sigma Investors III, WS Investment Company 96B and Novell, Inc.

          9. On September 23, 1998, in connection with a note and warrant bridge financing, we issued warrants to purchase an aggregate of 49,710 shares of our Series D Preferred Stock at an exercise price of $7.04 per share to the following investors: Atlas Venture Europe Fund B.V., the Lawrence Owen Brown Family Trust, El Dorado C&L Fund, L.P., El Dorado Ventures III, L.P., El Dorado Technology IV, L.P., European Technologies Holding N.V., Innovacom, Sigma Associates III, Sigma Partners III and Sigma Investors III.

          10. On December 23, 1998, December 31, 1998 and April 23, 1999, we sold an aggregate of 926,832 shares of Series D Preferred Stock for $7.04 per share to the following investors for an aggregate purchase price of $6,524,897.28: Atlas Venture Europe Fund B.V., Lawrence Owen Brown Family Trust, El Dorado C&L Fund, L.P., El Dorado Ventures III, L.P., El Dorado Technology IV, L.P., European Technologies Holding N.V., Innovacom, Sigma Associates III, Sigma Partners III, Sigma Investors III, Private Equity Bridge Invest Ltd., Technologie Beteiligungs Gesellschaft, Innovationsfonds Schleswig-Holstein & Hamburg GmbH and TH Fonds VC GmbH.

          11. On January 20, 1999, in connection with a loan for $3,900,000 from Technologie-Beteiligungsgesellschaft mbH der Deutschen Ausgleichsbank, we issued a convertible subordinated promissory note, convertible into shares of our Series A Common Stock

          12. On February 16, 1999, we issued a warrant to purchase up to 8,423 shares of our Series A Common Stock at an exercise price of $7.04 per share to a technology search firm as in consideration for recruiting services.

          13. On April 30, 1999, we issued a warrant to purchase up to 35,000 shares of our Series A Common Stock at an exercise price of $7.04 per share to Ariba Technologies.

     Except as indicated above, none of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and POET Holdings believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients in such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with POET Holdings and the Predecessor, to information about POET Holdings.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 1.1*     Form of Underwriting Agreement.
 3.1*     Amended and Restated Articles of Incorporation of the
          Registrant.
 3.2*     Amended and Restated Bylaws of the Registrant.
 3.3*     Amended and Restated Bylaws of the Registrant to be
          effective upon the closing of the offering made pursuant to this Registration Statement.
 4.1*     Form of Registrant's Series A Common Stock certificate.
 5.1*     Opinion of Wilson Sonsini Goodrich & Rosati Professional
          Corporation.
10.1*     Change of Control Severance Agreement by and between the
          Registrant and Jerry Wong, dated November 14, 1995.
10.2*     Change of Control Severance Agreement by and between the
          Registrant and Michael Hogan, dated April 2, 1997.
10.3*     Change of Control Severance Agreement by and between the
          Registrant and Carol Curry, dated August 1, 1997.
10.4*     Employment Contract between POET Software GmbH and Jorg
          Tewes, dated September 29, 1997.
10.5*     Employment Contract between POET Software GmbH and Jochen
          Witte, dated May 19, 1993.
10.6*     Amended and Restated 1995 Stock Plan.
10.7*     1999 Employee Stock Purchase Plan.
10.8*     Second Amended and Restated Stockholder Rights Agreement
          dated December 23, 1998.
10.9*     Warrant to purchase shares of Series A Common Stock of the
          Registrant issued to Mark L. Gideon and Karen A Gideon,
          Trustees U/A dated October 27, 1997 FBO Mark L. Gideon and
          Karen A Gideon.
10.10*    Warrant to purchase shares of Series A Common Stock of the
          Registrant issued to Ariba, Inc.
10.11*    Warrant to purchase shares of Series B Preferred Stock of
          the Registrant issued to Venture Lending, a Division of
          Cupertino National Bank & Trust.
10.12*    Warrant to purchase shares of Series B Preferred Stock of
          the Registrant issued to Venture Lending, a Division of
          Cupertino National Bank & Trust.
10.13*    Warrant to purchase shares of Series B Preferred Stock of
          the Registrant issued to Lighthouse Capital Partners, L.P.
10.14*    Form of warrant to purchase shares of Series D Preferred
          Stock.
10.15*    Lease Agreement, dated November 23, 1998, between Spieker
          Properties, L.P., and the Registrant's wholly-owned
          subsidiary POET Software Corporation.
10.16*    Office Lease Agreement between the Registrant's wholly-owned subsidiary POET Software GmbH and GBR
          Petersen/Schroeder/Schmiel-Vemieter for office space in
          Hamburg, Germany, dated May 29, 1997.
10.17*+   Agreement between POET Software Corporation and Ariba, Inc., dated April 30, 1999.
22.1*     Subsidiaries of Registrant.
23.1      Consent of Deloitte & Touche LLP, independent auditors.
23.2*     Consent of Counsel. Reference is made to Exhibit 5.1.
24.1      Power of Attorney (see page II-5).
27.1      Financial Data Schedule.

-------------------------
* To be filed by amendment.

+ Confidential treatment requested as to certain portions of this exhibit.

(b) FINANCIAL STATEMENT SCHEDULES

     Schedule II -- Valuation and Qualifying Accounts

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     We hereby undertake to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons of us pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of POET Holdings in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     We hereby undertake that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN MATEO, STATE OF CALIFORNIA, ON THE 17TH DAY OF SEPTEMBER, 1999.

                                          POET HOLDINGS, INC.

                                          By:       /s/ DIRK BARTELS
                                            ------------------------------------
                                                        Dirk Bartels
                                               President and Chief Executive
                                                           Officer

                                                                    EXHIBIT 24.1

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dirk Bartels, Jochen Witte and Jerry Wong, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                  TITLE                   DATE
                      ---------                                  -----                   ----

                  /s/ DIRK BARTELS                     President and Chief        September 17, 1999
-----------------------------------------------------  Executive Officer and
                    Dirk Bartels                       Chairman of the Board
                                                       (Principal Executive
                                                       Officer)

                  /s/ JOCHEN WITTE                     Chief Financial Officer    September 14, 1999
-----------------------------------------------------  (Principal Financial
                    Jochen Witte                       Officer)

                   /s/ JERRY WONG                      (Principal Accounting      September 17, 1999
-----------------------------------------------------  Officer)
                     Jerry Wong

                  /s/ SHANDA BAHLES                    Director                   September 17, 1999
-----------------------------------------------------
                    Shanda Bahles

               /s/ LAWRENCE OWEN BROWN                 Director                   September 17, 1999
-----------------------------------------------------
                 Lawrence Owen Brown

               /s/ J. BURGESS JAMIESON                 Director                   September 12, 1999
-----------------------------------------------------
                 J. Burgess Jamieson

                   /s/ GERT KOHLER                     Director                   September 10, 1999
-----------------------------------------------------
                     Gert Kohler

                 /s/ JEROME LECOEUR                    Director                   September 17, 1999
-----------------------------------------------------
                   Jerome Lecoeur

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 1.1*     Form of Underwriting Agreement.
 3.1*     Amended and Restated Articles of Incorporation of the
          Registrant.
 3.2*     Amended and Restated Bylaws of the Registrant.
 3.3*     Amended and Restated Bylaws of the Registrant to be
          effective upon the closing of the offering made pursuant to this Registration Statement.
 4.1*     Form of Registrant's Series A Common Stock certificate.
 5.1*     Opinion of Wilson Sonsini Goodrich & Rosati Professional
          Corporation.
10.1*     Change of Control Severance Agreement by and between the
          Registrant and Jerry Wong, dated November 14, 1995.
10.2*     Change of Control Severance Agreement by and between the
          Registrant and Michael Hogan, dated April 2, 1997.
10.3*     Change of Control Severance Agreement by and between the
          Registrant and Carol Curry, dated August 1, 1997.
10.4*     Employment Contract between POET Software GmbH and Jorg
          Tewes, dated September 29, 1997.
10.5*     Employment Contract between POET Software GmbH and Jochen
          Witte, dated May 19, 1993.
10.6*     Amended and Restated 1995 Stock Plan.
10.7*     1999 Employee Stock Purchase Plan.
10.8*     Second Amended and Restated Stockholder Rights Agreement
          dated December 23, 1998.
10.9*     Warrant to purchase shares of Series A Common Stock of the
          Registrant issued to Mark L. Gideon and Karen A Gideon,
          Trustees U/A dated October 27, 1997 FBO Mark L. Gideon and
          Karen A Gideon.
10.10*    Warrant to purchase shares of Series A Common Stock of the
          Registrant issued to Ariba, Inc.
10.11*    Warrant to purchase shares of Series B Preferred Stock of
          the Registrant issued to Venture Lending, a Division of
          Cupertino National Bank & Trust.
10.12*    Warrant to purchase shares of Series B Preferred Stock of
          the Registrant issued to Venture Lending, a Division of
          Cupertino National Bank & Trust.
10.13*    Warrant to purchase shares of Series B Preferred Stock of
          the Registrant issued to Lighthouse Capital Partners, L.P.
10.14*    Form of warrant to purchase shares of Series D Preferred
          Stock.
10.15*    Lease Agreement, dated November 23, 1998, between Spieker
          Properties, L.P., and the Registrant's wholly-owned
          subsidiary POET Software Corporation.
10.16*    Office Lease Agreement between the Registrant's wholly-owned subsidiary POET Software GmbH and GBR
          Petersen/Schroeder/Schmiel-Vemieter for office space in
          Hamburg, Germany, dated May 29, 1997.
10.17*+   Agreement between POET Software Corporation and Ariba, Inc., dated April 30, 1999.
22.1*     Subsidiaries of Registrant.
23.1      Consent of Deloitte & Touche LLP, independent auditors.
23.2*     Consent of Counsel. Reference is made to Exhibit 5.1.
24.1      Power of Attorney (see page II-5).
27.1      Financial Data Schedule.

-------------------------
* To be filed by amendment.

+ Confidential treatment requested as to certain portions of this exhibit.

                                                                    EXHIBIT 23.1

                        CONSENT OF DELOITTE & TOUCHE LLP

     We consent to the use in this Registration Statement of Poet Holdings, Inc. on Form S-1 of our report dated September 8, 1999 (September 13, 1999 as to Note
11) appearing in the Prospectus, which is part of the Registration Statement and of our report dated September 8, 1999 relating to the financial statement schedule appearing elsewhere in this Registration Statement. We also consent to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

San Jose, California
September 15, 1999

                    INDEPENDENT AUDITORS' REPORT ON SCHEDULE

To the Board of Directors and Stockholders of Poet Holdings, Inc.:

     We have audited the consolidated financial statements of Poet Holdings, Inc. and its subsidiaries (the Company) as of December 31, 1996, 1997, and 1998, and for each of the three years in the period ended December 31, 1998, and have issued our report thereon dated September 8, 1999 (September 13, 1999 as to Note
11) (included elsewhere in this Registration Statement). Our audits also included the consolidated financial statement schedule listed in Item 16(b) of this Registration Statement. The consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

San Jose, California
September 8, 1999

                                                                    EXHIBIT 27.1

                                  SCHEDULE II

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                   BALANCE     CHARGED                   BALANCE
                                                     AT        TO COST                     AT
                                                  BEGINNING      AND                     END OF
                                                  OF PERIOD    EXPENSES    WRITE-OFFS    PERIOD
                                                  ---------    --------    ----------    -------
Year ended December 31, 1996
  Allowance for doubtful accounts...............     122          60          (114)        68
                                                     ===          ==          ====         ==
Year ended December 31, 1997
  Allowance for doubtful accounts...............      68          35           (46)        57
                                                     ===          ==          ====         ==
Year ended December 31, 1998
  Allowance for doubtful accounts...............      57          28           (20)        65
                                                     ===          ==          ====         ==